   As filed with the Securities and Exchange Commission on October 7, 1999.

                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           ________________________

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           NET VALUE HOLDINGS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                                   Delaware
        (State or Other Jurisdiction of Incorporation or Organization)

                                     7319
           (Primary Standard Industrial Classification Code Number)

                                  65-0867684
                    (I.R.S. Employer Identification Number)

                       Two Penn Center Plaza, Suite 605
                            Philadelphia, PA 19102
                                (215) 564-9190
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                Andrew P. Panzo
                     President and Chief Executive Officer
                       Two Penn Center Plaza, Suite 605
                            Philadelphia, PA 19102
                                (215) 564-9190
           (Name, Address Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                                  Copies to:

                          Michael C. Forman, Esquire
                Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                            260 South Broad Street
                            Philadelphia, PA 19102
                                (215) 568-6060

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                      ___________________________________

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                            Proposed           Proposed
                                                            Maximum            Maximum          Amount of
Title of Each Class of Securities       Amount To Be     Offering Price       Aggregate       Registration
        to be Registered                 Registered         Per Share       Offering Price         Fee
==============================================================================================================
Common Stock, $.001 par value            3,722,560           $4.375          $16,286,200       $4,527.56
==============================================================================================================

 .    This registration statement registers the resale of 3,722,560 shares of common stock offered by selling stockholders, as follows:

     . 2,358,160 shares issuable upon conversion of 4,824 shares of our Series B Convertible Preferred Stock;

     . 295,040 shares issuable upon exercise of the warrants held by the holders of shares of our Series B Convertible Preferred Stock; and

     . 1,069,360 shares of common stock presently held by the other selling stockholders.

     In addition to the number of shares set forth above, the amount to be registered includes an indeterminate number of shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock, the related warrants and the shares of our common stock held by such other selling stockholders, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

     The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. These estimates were calculated based on the average of the bid and ask prices for our common stock on the NASDAQ Over-the-Counter Bulletin Board Trading System on October 6, 1999.

     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             Dated October 7, 1999

                             SUBJECT TO COMPLETION

                                  PROSPECTUS
                               3,722,560 SHARES

                           NET VALUE HOLDINGS, INC.

                                 COMMON STOCK

     Selling stockholders are offering and selling up to 3,722,560 shares of our common stock. The selling stockholders may offer the shares of common stock through public or private transactions, on the NASDAQ Over-the-Counter Bulletin Board Trading System, at prevailing market prices, or at privately negotiated prices.

     Our common stock is listed on the NASDAQ Over-the-Counter Bulletin Board Trading System under the symbol "NETV." On October 6, 1999, the closing sale price for our common stock, as quoted on the NASDAQ Over-the-Counter Bulletin Board Trading System was $4.375 per share.

     Investing in the common stock involves risks. See "Risk Factors" beginning on page 7.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



              The date of this Prospectus is October _____, 1999

                               TABLE OF CONTENTS
                               -----------------

ABOUT THIS PROSPECTUS...................................................................         3

SUMMARY.................................................................................         3

FORWARD-LOOKING STATEMENTS..............................................................         7

RISK FACTORS............................................................................         7

MARKET PRICE AND DIVIDEND INFORMATION...................................................        20

CAPITALIZATION..........................................................................        21

SELECTED CONSOLIDATED FINANCIAL DATA....................................................        23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...        25

BUSINESS................................................................................        35

MANAGEMENT..............................................................................        47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........................        51

SELLING STOCKHOLDERS....................................................................        53

PLAN OF DISTRIBUTION....................................................................        56

CERTAIN TRANSACTIONS....................................................................        57

DESCRIPTION OF CAPITAL STOCK............................................................        60

SHARES ELIGIBLE FOR FUTURE SALE.........................................................        63

PRINCIPAL UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS............................        64

EXPERTS.................................................................................        67

LEGAL MATTERS...........................................................................        67

WHERE YOU CAN FIND MORE INFORMATION.....................................................        67

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..............................................       F-1

                             ABOUT THIS PROSPECTUS

     In October 1998, we acquired a majority ownership interest of BrightStreet.com, Inc. Prior to this acquisition, we did not have any operations. Accordingly, all financial information presented in this prospectus for periods prior to October 1998 relates to the financial position and the results of operations of BrightStreet. This financial information is included in the Summary, Capitalization, Selected Consolidated Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operation, and the Consolidated Financial Statements.

     Although we refer to the companies in which we have acquired an ownership interest as our "partner companies" and that we have a "partnership" with these companies, other than our partner companies which are our majority-owned subsidiaries, we do not act as an agent or legal representative for any of our partner companies, we do not have the power or authority to legally bind any of our partner companies and we do not have the types of liabilities in relation to our partner companies that a general partner of a partnership would have.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm.


                                    SUMMARY

     This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus assumes that holders of our securities have not exercised any options or warrants which are currently outstanding.


                            Net Value Holdings, Inc.

     We are an Internet holding company actively engaged in e-commerce through our partner companies. Our goal is to serve as an Internet business incubator. We primarily engage in the conception and ongoing nurturing of development stage Internet businesses. All of our partner companies are currently in the development stage. We currently have ownership interests in five Internet businesses, each of which we consider to be a partner company. Our approximate ownership interest in each of our current partner companies is as follows:

          BrightStreet.com, Inc.        (www.BrightStreet.com)      66%
          Metacat.com, Inc.             (www.metacat.com)          100%
          AsiaCD, Inc.                  (www.asiacd.com)            12%
          College 411.com, Inc.         (www.college411.com)        29%
          AssetExchange.com, Inc.       (www.AssetExchange.com)     20%

     We are a Delaware corporation. Our principal executive office is located at Two Penn Center Plaza, Suite 605, Philadelphia, Pennsylvania 19102 and our telephone number is (215) 564-9190. We also maintain an office in San Francisco, California. We maintain an Internet website at www.nvholdings.com. The information on our Internet website is not part of this prospectus.

     BrightStreet.com, Inc. provides the technology that enables portals, retailers and manufacturers to deliver Internet-based promotions to consumers. BrightStreet licenses its turnkey platform directly to customers' Internet websites, providing them with the capability to distribute branded promotions with consumer targeting, lower cost, and real-time monitoring of the effectiveness of such promotions. BrightStreet also plans to launch a network of affiliated Internet websites that distribute the promotions of its manufacturer and retail customers in December 1999.

     metacat.com, Inc. is an Internet-based e-commerce superstore that aggregates and searches the product offerings of thousands of catalog and mail order businesses and allows consumers to purchase these products through its Internet website. metacat anticipates that its Internet website will be fully operational by November 1999. As of September 30, 1999, metacat had not recognized any revenues and had minimal assets.

     Asia CD, Inc. is a 24-hour online music and video store targeted to individuals of Asian descent living throughout the world and individuals who enjoy Asian popular culture. Asia CD provides these individuals with easy access to a broad range of media titles at competitive prices which include local rather than international shipping costs. AsiaCD's Internet website is fully functional and in 1999, it has generated over $1,000,000 (unaudited) in revenues.

     College411.com, Inc. is an online community for college students featuring functional academic resources, comparison shopping for student items, as well as social features such as chat rooms, message centers and customized news and information sites. College411 anticipates that its Internet website will be fully functional in October 1999. As of September 30, 1999, College411 had not generated any revenues and had minimal assets.

     AssetExchange, Inc. provides banks and other financial institutions with an Internet-based listing service which allows them to more efficiently trade loan portfolio assets. AssetExchange launched its Internet website in August 1999. As of September 30, 1999, AssetExchange had not generated any revenues and had minimal assets.

     Thirteen selling stockholders are offering and selling up to 3,722,560 shares of common stock. The selling stockholders may offer the shares of common stock through public or private transactions, at prevailing market prices, or at privately negotiated prices.

     Our common stock is listed on the NASDAQ Over-the-Counter Bulletin Board Trading System. Our ticker symbol is "NETV." On October 6, 1999, the closing bid price for our common stock, as quoted on the NASDAQ Over-the-Counter Bulletin Board Trading System was $4.375 per share.



                     Summary of Consolidated Financial Data

     The following summary of historical and pro forma consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited Consolidated Financial Statements and related notes thereto included elsewhere in this prospectus. We have presented this pro forma information for comparative purposes only. This pro forma information is not indicative of the results of operations or financial position which we actually would have achieved if we completed the following transactions as of June 30, 1999. The Pro Forma Consolidated Balance Sheet Data reflects the following transactions as if they occurred as of June 30, 1999:


     . Our merger with Strategicus Partners, Inc., which closed on July 30, 1999. As a result of this merger, we now own Strategicus' investments in metacat.com, Inc., AsiaCD, Inc. and College411.com, Inc. In connection with this merger, we issued 601,030 shares of our common stock and 184,627 shares of our Series A Preferred Stock to the stockholders of Strategicus in exchange for all of the outstanding capital stock of Strategicus. In addition, we issued 6,923,598 shares of our common stock and 2,126,833 shares of our Series A Preferred Stock to the stockholders of Strategicus. They were to earn these shares according to a vesting schedule on a ratable basis over a 48 month period. We have recorded this transaction using an ascribed value of $2.50 per share for our common stock and zero value for the Series A Preferred Stock.

     . To facilitate the acquisition of the ownership interests in AsiaCD, Inc. and College411.com, Inc., we made a loan to Strategicus in the aggregate principal amount of $1,555,000 in June 1999. Strategicus used $1,000,000 of these proceeds to acquire approximately 12% of AsiaCD, Inc., and $100,000 to acquire approximately 14% of College 411.com. The remaining proceeds were primarily used as loans to Strategicus' stockholders.

     . Our initial investments in metacat.com, Inc., AsiaCD, Inc. and College411.com, Inc. have been recorded at a total value of $2,702,573. This amount consists of an allocation of the value of the securities we issued to acquire Strategicus and the principal amount of our loans advanced to Strategicus to acquire these ownership interests.

     . Our agreement which we entered into in August 1999 with three members of our management team to issue them options to purchase 6,256,056 shares of our common stock at an exercise price of $1.00 per share in exchange for their cancellation of 6,256,056 shares of our common stock. This transaction remains subject to the approval of our stockholders.

     . In September 1999, we exchanged 2,898,787 shares of our common stock for all 4,831,312 issued and outstanding shares of our Series A Preferred Stock.

     . In September 1999, we sold 4,824 shares of Series B Preferred Stock at an offering price of $1,000 per share. We received net proceeds of $4,582,800 in this offering after paying commissions equal to 5% of the gross proceeds.

     . Our agreement to grant options to purchase 900,000 shares of our common stock at an exercise price of $1.00 per share to Lee Hansen, our new chief operating officer, in September 1999. We have recorded $1,350,000 of deferred compensation for the granting of options to purchase our common stock at an exercise price that was less than the market value of our stock at the date of our grant. Concurrently with this transaction, the remaining members of our management team collectively agreed to surrender their right to receive options to purchase an aggregate of 720,000 shares of our common stock and to cancel 180,000 shares of our common stock.

     .    Our additional investment of $150,000 in College411.com in October
          1999.

     . Our investment of $420,000 in AssetExchange, Inc. in September and October 1999.

     . In October 1999, we sold a total of 676,374 shares of our common stock to The RS Orphan Fund, LP and The RS Orphan Offshore Fund, LP for $676,374. These funds are managed by Paul H. Stephens, a founder and former managing director of Robertson Stephens & Company. Mr. Stephens has agreed to join our Board of Advisors and has entered into a consulting agreement with our company pursuant to which he has agreed to provide financial advisory and consulting services to our company.

                        Year Ended December 31,
                        -----------------------

                                                                                Six Months Ended      December 16, 1994
                                                                                    June 30,         (inception) through
                                                                                   (Unaudited)          June 30, 1999
                                 1996           1997           1998          1998          1999          (Unaudited)
                                 ----           ----           ----          ----          ----
Statement of Operations
Data
Revenues                     $         0   $          0   $  1,330,367   $    74,667   $    62,500       $  1,392,867
Operating expenses             3,316,522      9,364,898      9,255,776     4,599,310     3,619,201         26,320,484
                             -----------   ------------   ------------   -----------   -----------       ------------
Loss from operations          (3,316,522)    (9,364,898)    (7,925,409)   (4,524,643)   (3,556,701)       (24,927,617)
Other income (expense)             2,428     (1,870,339)    (3,474,700)   (1,649,604)   (3,036,255)        (8,379,481)
                             -----------
Net loss                     $(3,314,094)  $(11,235,237)  $(11,400,109)  $(6,174,247)  $(6,592,956)      $(33,307,098)
                             ===========   ============   ============   ===========   ===========       ============
Net loss per common
share outstanding, basic
and diluted                        (3.55)         (6.88)         (5.66)        (7.89)        (0.74)
                             -----------   ------------   ------------   -----------   -----------

Weighted average shares
outstanding, basic and
diluted                          934,810      1,804,700      4,711,351     2,715,085     8,960,098
                             -----------   ------------   ------------   -----------   -----------

                                             June 30, 1999 (Unaudited)
                                             -------------------------
                                                               Pro Forma
                                               Actual       Transactions
                                               ------       ------------
Balance Sheet Data
     Cash and cash equivalents               $ 1,984,794     $ 5,418,968
     Working capital (deficit)                  (328,373)      3,115,801
     Total assets                              3,907,672      10,669,419
     Total liabilities                         9,709,214       9,709,214
     Notes payable and accrued interest        8,157,528       8,157,528
     Stockholders' equity (deficit)          $(5,801,542)    $   960,205

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us and about our partner companies, including, among other things:

          .    development of an e-commerce market;

          . our ability to identify trends in our markets and the markets of our partners companies and to offer new solutions that address the changing needs of these markets;

          .    our ability to successfully execute our business model;

          . the ability of each of our partner companies to compete successfully against direct and indirect competitors;

          .    our ability to acquire interests in additional companies;

          .    growth in demand for Internet products and services;

          .    adoption of the Internet as an advertising medium; and

          . other risks which may be described in our future filings with the Securities and Exchange Commission.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.


                                  RISK FACTORS

     The shares of common stock which are the subject of this registration statement involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares of common stock if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our corporation, its business prospects and an investment in the shares of common stock.

RISKS PARTICULAR TO NET VALUE HOLDINGS, INC.
--------------------------------------------

We Have A Very Limited Operating History And No Earnings History Upon Which You
-------------------------------------------------------------------------------
May Evaluate An Investment In Our Corporation
---------------------------------------------

     We have a very limited operating history and have not generated any earnings or significant revenues since our inception. Accordingly, the financial statements included in this prospectus only provide you with limited operating results upon which you must evaluate our corporation and its business prospects. We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until either (i) our majority-owned partner companies become profitable, (ii) our minority-owned partner companies issue dividends, or (iii) we sell our investments in our minority-owned partner companies at a gain. All of our current partner companies are development stage companies that have limited operating histories and have generated very limited, if any, revenues or earnings from operations since inception. We are not certain that any of our current partner companies will ever generate substantial earnings or that we will generate corresponding revenues from our investments in these partner companies.

We Have Had A History Of Losses And Expect Continued Losses In The Foreseeable
------------------------------------------------------------------------------
Future
------

     For the six months ended June 30, 1999, we realized a net loss of $6,592,956 (unaudited). For the year ended December 31, 1998, we realized a net loss of $11,400,109. From our inception through June 30, 1999, we have realized a cumulative net loss of $33,307,098 (unaudited). We expect to continue to incur losses for the foreseeable future and, if we ever have profits, we may not be able to sustain them.

     Our expenses will increase as we build an infrastructure to implement our business model. For example, we expect to hire additional employees. In addition, we plan to significantly increase our operating expenses to:

     .    broaden our partner company support capabilities;

     .    explore acquisition opportunities and alliances with other companies;
          and

     .    facilitate business arrangements among our partner companies.

     Expenses may also increase due to the potential effect of goodwill amortization and other charges resulting from future acquisitions. In addition, BrightStreet and IQ Value, LLC agreed to terminate a licensing agreement effective June 30, 1999. Over 90% of our revenues since inception were derived from this licensing agreement. If any of these and other expenses are not accompanied by increased revenue, then our losses will be greater than we anticipate.

There Is Substantial Doubt Regarding Our Ability To Continue As A Going Concern.
-------------------------------------------------------------------------------

     From inception through the date of this prospectus, we have generated our operating funds primarily through the sale of our equity and debt securities. Our dependence on outside financing, negative working capital and losses since inception raise substantial doubt about our ability to continue as a going concern. Our financial condition may have a negative effect on our ability to raise additional funds through the sale of our debt and equity securities as well as our ability to complete investments in and acquisitions of additional partner companies using cash or our common stock. We are not certain that we will be able to sell additional debt or equity securities to generate the necessary proceeds to continue to finance our operations. If we fail to generate revenues and/or fail to sell additional securities, then we will not have sufficient cash to meet the requirements of our business plan and will cease to continue as a going concern. If we cease to continue as a going concern, then investors in our common stock will lose all or a substantial portion of their investment.

Our Proposed Operations Are Speculative In Nature
-------------------------------------------------

     We are not certain that our proposed plan of operation, even if successful, will result in operating revenues or profits. Our success depends upon the performance of our partner companies, which is uncertain. While we intend to seek business combinations with and investment opportunities in entities that have established operating histories, we are not certain that we will be successful in locating candidates meeting this criteria. Economic, governmental, regulatory, industry and internal company factors outside our control affect each of our partner companies. If our partner companies do not successfully implement their business plans, then they will not be profitable and we will not receive dividends from our partner companies or have the ability to sell our investments in our partner companies at a gain. Accordingly, if these events occur, then we will not generate any revenues and the value of our assets and the market price of our common stock will decline. There are material risks relating to the businesses of our partner companies. For a complete discussion of these risks, see "RISK FACTORS--RISKS RELATED TO OUR PARTNER COMPANIES." Accordingly, the success of our operations may be dependent upon management of our partner companies and numerous other factors beyond our control.

We Are Subject To Certain Risks Due To Our Status As A Holding Company
----------------------------------------------------------------------

     We expect to operate as a holding company. As a holding company without significant income from operations, we expect to derive our revenue from any dividends which we may receive from our partner companies and the gains which we realize on the disposal of our investments in our partner companies. If our partner companies are unable to pay dividends or otherwise distribute amounts to us or we are unable to sell our investments in our partner companies at gains which are sufficient to cover our operating expenses, then we may not be able to pay our expenses, even if, on a consolidated basis, our operating subsidiaries are profitable.

There Is A Scarcity Of And Competition For Investment Opportunities And Business
--------------------------------------------------------------------------------
Combinations
------------

     There are a limited number of Internet-based businesses seeking investment capital which we deem to be desirable target candidates and there is a very high level of competition among companies seeking to make investments in these entities. We are and will continue to be an insignificant participant in the business of seeking mergers with, investments in and acquisitions of small private and public entities. A large number of established and well-financed entities, including venture capital firms, are active in mergers and acquisitions with and investments in companies which we may find to be desirable target candidates. Many such entities have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing business combinations with, or investments in, these entities. Moreover, we will also compete in seeking merger or acquisition candidates or investment opportunities with numerous other public companies. We may not be able to identify companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to acquire an interest in the company for many reasons, including:

     . a failure to agree on the terms of acquisition or investment, such as the amount or price of our acquired interest;

     . incompatibility between our corporation and management of the partner company;

     .    competition from other acquirors of e-commerce companies;

     . a lack of capital to acquire an interest in a potential partner company; and

     . the unwillingness of a potential partner company to partner with our corporation.

    If we are unable to successfully compete with other entities in identifying possible business opportunities and successfully complete business combinations with or investments in these entities, then we will not be able to successfully implement our strategy.

We Have Established Limited Criteria For Future Investments in Partner Companies
--------------------------------------------------------------------------------

     Although we have focused our acquisition and investment efforts on businesses whose operations are focused in the Internet industry and meet certain limited criteria, we are not obligated to follow any particular operating, financial, geographic or other criteria in evaluating candidates for potential business combinations or investments. In addition, we are not required to complete any number of investments or business combinations in any calendar year. We will determine which potential partner companies provide the best potential investment return for our stockholders and we will determine the amount of our investment in each potential partner company's business. Once you purchase our securities, you will not have the opportunity to evaluate the relevant economic, financial and other information that our management team will use and consider in deciding whether or not to enter into a particular business combination or make an investment in a particular partner company. We are not certain that we will be successful in identifying and evaluating suitable business opportunities and consummating business combinations with or investments in additional partner companies. We do not anticipate that our partner companies' operations will have a short-term positive impact on our operations. Thus, we will continue to seek candidates for additional business combinations and investments. These candidates may include businesses from industries in which our management has little or no prior experience. Accordingly, we may enter into business combinations with or make investments in businesses that have some or all of the following characteristics:

     .    no significant operating history;

     .    a high level of operating losses;

     .    minimal assets; and

     .    limited potential for short-term earnings.

We May Have To Take Certain Actions To Avoid Registration Under The Investment
------------------------------------------------------------------------------
Company Act of 1940
-------------------

     We believe that we are actively engaged in the business of e-commerce through our network of partner companies. However, because three of our partner companies are not majority-owned subsidiaries and we may not retain a majority ownership interest in our other two partner companies, changes in the value of our ownership interests in our partner companies and the income/loss and revenue attributable to our partner companies could require us to register as an investment company under the Investment Company Act of 1940 unless we take action to avoid registration requirements. For example, we may be unable to sell our minority ownership interests in some of our partner companies we would otherwise want to sell and may need to sell some assets which are considered to be investment securities, including interests in partner companies. We may also have to ensure that we retain at least a 25% ownership interest in our majority-owned partner companies after their initial public offerings, if any. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire in connection with executing our business strategy. It is not feasible for us to register as an investment company because the regulations promulgated under the Investment Company Act of 1940 are inconsistent with our business strategy of actively managing, operating and promoting collaboration among our network of partner companies.

Our Success Could Be Impaired By Valuations Placed On Internet-Related Companies
--------------------------------------------------------------------------------
By The Investment Community
---------------------------

     Our strategy involves creating value for our stockholders by helping our partner companies grow and access the capital markets. We are therefore dependent on the market for Internet-related companies in general and for initial public offerings of those companies in particular. To date, there has been a substantial number of Internet-related initial public offerings and additional offerings are expected to be made in the future. If the market for Internet-related companies and initial public offerings were to weaken for an extended period of time, then the ability of our partner companies to grow and access the capital markets will be impaired and we may need to provide additional capital to our majority-owned partner companies and make additional investments in our minority-owned partner companies in order to protect our previous investments. If we are unable to provide additional capital to our partner companies in these circumstances, then our partner companies' operations may suffer and the value of our securities may decrease.

Our Partner Companies Are Growing Rapidly And We May Have Difficulty Assisting
------------------------------------------------------------------------------
Them In Managing Their Growth
-----------------------------

     Our partner companies may experience rapid growth as they introduce new products and services and hire additional employees. Since such growth may not be accompanied by immediate increases in revenues, this growth is likely to place significant strain on their resources and on the resources we allocate to assist our partner companies. In addition, our management may be unable to convince our partner companies to adopt our ideas for effectively and successfully managing their growth. If we are unable to effectively assist our partner companies in managing their growth, then they may not sustain profitable operations and the value of our common stock may decrease.

We May Be Unable To Obtain Maximum Value For Our Partner Company Interests
--------------------------------------------------------------------------

     While we generally anticipate holding our interests in our partner companies on a long-term basis, if we are required to divest all or part of them, we may not receive maximum value for these positions. If our partner companies were to have publicly traded stock, we may be unable to sell our interest at then-quoted market prices. Furthermore, since our partner companies do not currently have publicly traded stock, the realizable value of our interests may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements. If we are unable to obtain maximum value when we sell our ownership interests in our partner companies, then the value of our common stock may decrease.

Our Resources And Our Ability To Manage Newly Acquired Partner Companies May Be
-------------------------------------------------------------------------------
Strained As We Acquire More Interests In E-Commerce Companies
-------------------------------------------------------------

     We have acquired, and plan to continue to acquire, interests in e-commerce companies that complement our business strategy. In the future, we may also acquire larger percentages or larger interests in companies than we have in the past. These acquisitions may place a significantly greater strain on our resources, our ability to manage such companies and our ability to integrate them into our collaborative network. Future acquisitions are subject to numerous risks, including the following:

     . our acquisitions may cause a disruption in our ongoing support of our partner companies, distract our management and other resources and make it difficult to maintain our standards, controls and procedures.

     . we may acquire interests in companies in e-commerce markets in which we have little experience.

     . we may not be able to facilitate collaboration between our partner companies and the new companies that we acquire.

     . to fund future acquisitions, we may be required to incur debt or issue equity securities, which may be dilutive to our existing stockholders.

We Have A Need For Additional Financing
---------------------------------------

     We may need to raise substantial additional financing in the future to support our or our partner companies' working capital needs and to provide us with sufficient funding to complete additional investments and acquisitions. We are not certain that the funds we have will, in fact, be sufficient to satisfy our short term financing needs or that we will be able to complete additional financing transactions within the short-term, if necessary. If we are unable to secure additional financing on acceptable terms, then we may not be able to complete additional investments or acquisitions, or continue to operate as a going concern.

Our Success Is Dependent On Our Key Personnel And The Key Personnel Of Our
--------------------------------------------------------------------------
Partner Companies
-----------------

     We believe that our success will depend on continued employment by us and our partner companies of senior management and key technical personnel. If one or more members of our management team or the management teams of any of our partner companies are unable or unwilling to continue in their present positions, then our business and operations could be disrupted.

     As of September 30, 1999, our entire management team has worked for us for less than one year. Andrew P. Panzo joined our management team in January 1999. Other than Lee Hansen, our chief operating officer who joined us on October 1, 1999, the remainder of our management joined our company in July 1999 in connection with our merger with Strategicus Partners, Inc. Our efficiency may be limited while these employees and future employees are being integrated into our operations. In addition, we may be unable to identify and hire additional qualified management and professional personnel to help lead us and our partner companies.

    The success of some of our partner companies also depends on their having highly trained technical and marketing personnel. Our partner companies will need to continue to hire additional personnel as their businesses grow. A shortage in the number of trained technical and marketing personnel could limit the ability of our partner companies to increase the sales of their existing products and services and launch new product offerings.

We Have Significant Indebtedness
--------------------------------

    We currently have indebtedness to third parties in the aggregate amount of approximately $10,400,000. A significant portion of this indebtedness consists of convertible debentures which are not current liabilities. In addition, if we acquire at least 80% of BrightStreet.com, Inc.'s common stock, then we can automatically convert convertible debentures in the aggregate principal amount of $5,917,500 into shares of our common stock at conversion prices ranging from $2.00 to $2.50 per share. The holders of all of our convertible debentures may elect at any time to convert the principal amount of their convertible debentures plus all accrued interest thereon into shares of our common stock at conversion prices ranging from $2.00 to $2.50 per share. If such convertible debentures are converted into shares of our common stock, then we will no longer have a cash liability related to these convertible debentures. However, the presence of this indebtedness may have a negative effect on our ability to obtain additional financing. In addition, if we do not have adequate funds on hand at the maturity dates of these convertible debentures and are obligated to repay these convertible debentures, then we will require significant additional funding if we are unable to restructure or otherwise delay our obligation to satisfy this indebtedness. We are not certain that alternative financing will be available to us on acceptable terms or at all.

Our Systems And Those Of Our Partner Companies And Third Parties May Not Be Year
--------------------------------------------------------------------------------
2000 Compliant, Which Could Disrupt Our Operations And The Operations Of Our
----------------------------------------------------------------------------
Partner Companies
-----------------

    Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 issue. We could be exposed to various risks if our systems and the systems on which our partner companies are dependent to conduct their operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts and the efforts of our partner companies to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we and our partner companies conduct business do not successfully address such issues, then our business and the businesses of our partner companies may not be operational for a period of time. If the Web-hosting facilities of our partner companies are not Year 2000 compliant, then their production websites may become unavailable in the Year 2000. This may impair our partner companies' ability to deliver services to their users. For a full discussion of our Year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000."

Fluctuations In Our Quarterly Results May Adversely Affect Our Stock Price
--------------------------------------------------------------------------

    We expect that our quarterly results will fluctuate significantly due to many factors, including:

    .     the operating results of our majority-owned partner companies;

    .     the sale of any of our investments in our partner companies;

    . changes in our methods of accounting for our ownership interests in partner companies, which may result from changes in our ownership percentages of our partner companies;

    . sales of equity securities by our partner companies, which could cause us to recognize gains or losses under applicable accounting rules;

    . the pace of development or a decline in growth of the e-commerce market;

    . intense competition from other potential acquirors of e-commerce companies, which could increase our cost of acquiring interests in additional companies and competition for the goods and services offered by our partner companies; and

    . our ability to effectively manage our growth and the growth of our partner companies during the anticipated rapid growth of the e-commerce market.

    We believe that period-to-period comparisons of our operating results are not meaningful. Additionally, if our operating results in one or more quarters do not meet securities analysts' or investors' expectations, the price of our common stock could decrease.

Future Securities Offerings Will Dilute The Ownership Interest Of Current
-------------------------------------------------------------------------
Stockholders
------------

    We expect to complete securities offerings in the future. Our primary plan of operation involves making investments in and consummating business combinations with partner companies. We may issue securities to stockholders of target companies in any of these business combinations. We may also issue additional securities in order to raise the funds necessary to make investments in partner companies. Any such financing will involve the issuance of our previously authorized and unissued securities and will result in the dilution of the ownership interests of our present stockholders.

We May Experience Considerable Taxation Consequences
----------------------------------------------------

    Federal and state tax consequences will, in all likelihood, be major considerations in our decision to make any investment in a partner company or to undertake any business combination. Currently, pursuant to various federal and state tax provisions, such transactions may be structured so as to result in a tax-free treatment to both companies participating in the transaction. While we intend to structure any investment or business combination so as to minimize the federal and state tax consequences to both us and the target entity, we cannot be certain that such investment or business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes which may adversely affect us and our stockholders.

RISKS RELATED TO THE OFFERING
-----------------------------

Shares Eligible For Future Sale By Current Holders Of Our Securities May
------------------------------------------------------------------------
Decrease The Price Of Our Common Stock
--------------------------------------

    If holders of our securities sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants and shares issued upon conversion of convertible debentures, then the market price of our common stock could decrease. We currently have issued and outstanding convertible debentures in the aggregate principal amount of approximately $7,956,469 which are convertible at any time into shares of common stock by the holders thereof at conversion prices ranging from $2.00 to $2.50 per share. In addition, we currently have issued and outstanding warrants to purchase approximately 1,161,272 shares of our common stock. The holders of these warrants may exercise them at any time at exercise prices ranging from $2.50 per share to $6.00 per share. We have also issued and outstanding 4,824 shares of our Series B Preferred Stock which are presently convertible at a price of

$4.0875 per share into 1,180,184 share of our common stock. In addition, at any time prior to the first anniversary of the effective date of this registration statement, the holders of our Series B Preferred Stock may elect to reset their conversion price to the closing sales price of our common stock, provided that they may not reset their conversion below $2.50 per share. If the holders of our Series B Preferred Stock were to reset their conversion price to the conversion floor price of $2.50 per share, then they would be entitled to receive 1,929,600 shares of our common stock upon full conversion of their shares of our Series B Preferred Stock. Although restrictions under federal securities laws limit the ability of the shares of our common stock issuable upon conversion of these securities to be resold in the public market upon issuance, these restrictions may only apply for a period of one year from the date on which these securities are converted into shares of common stock. In addition, upon the effective date of this registration statement, all shares of common stock issuable upon conversion of the Series B Preferred Stock and the exercise of the related 295,040 warrants will no longer be subject to any restrictions on transfer or resale. For a more complete discussion of contingently issuable securities and their ability to be resold into the market, see "Shares Eligible for Future Sale."

There Is No Significant Trading Market For The Common Stock
-----------------------------------------------------------

    Our common stock is not eligible for trading on any national or regional exchange. Our common stock is eligible for trading in the over-the-counter market in the "Pink Sheets" or on the NASDAQ Over-the-Counter Bulletin Board Trading System pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934. This market tends to be highly illiquid, in part because there is no national quotation system by which potential investors can trace the market price of shares except through information received or generated by certain broker-dealers that make a market in that particular stock. The National Association of Securities Dealers has enacted new eligibility requirements for issuers whose securities are quoted on the NASDAQ Over-the-Counter Bulletin Board Trading System. Pursuant to these rules, no issuer's securities may be quoted on the NASDAQ Over-the-Counter Bulletin Board Trading System unless the issuer files periodic reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. Although we are not subject to these new eligibility requirements until February 2000, we intend to comply with these requirements as soon as possible. If we do not comply with these eligibility requirements on a timely basis, then our common stock will be ineligible for quotation on the NASDAQ Over-the-Counter Bulletin Board Trading System until we are in compliance with these requirements. There are currently no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in the common stock. We are not certain that an active trading market in the common stock will develop, or if such a market develops, that it will be sustained. In addition, there is a greater chance for market volatility for securities that trade in the Pink Sheets or on the NASDAQ Over-the-Counter Bulletin Board Trading System as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

    .     the lack of readily available price quotations;

    . the absence of consistent administrative supervision of "bid" and "ask" quotations;

    .     lower trading volume; and

    .     market conditions.

    In a volatile market, we may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold your investment in our securities for a longer period of time than you planned to hold this investment.

Our Common Stock Price Is Likely To Be Highly Volatile
------------------------------------------------------

    The market price for our common stock is likely to be highly volatile as the stock market in general, and the market for Internet-related stocks in particular, has been highly volatile. The trading prices of many technology and

Internet-related company stocks have reached historical highs within the last year and have reflected relative valuations substantially above historical levels. During the same period, the stock of these companies have also been highly volatile and have recorded lows well below such historical highs. We cannot assure you that our common stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

    The following factors will add to our common stock price's volatility:

    . actual or anticipated variations in our quarterly operating results and those of our partner companies;

    . new sales formats or new products or services offered by us, our partner companies and their competitors;

    . conditions or trends in the Internet industry in general and the e-commerce industry in particular;

    . announcements by our partner companies and their competitors of technological innovations;

    . announcements by us or our partner companies or our competitors of significant acquisitions, strategic partnerships or joint ventures;

    . changes in the market valuations of our partner companies and other Internet companies;

    .     our capital commitments;

    . additions or departures of our key personnel and key personnel of our partner companies; and

    .     sales of our common stock.

    Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance.

Anti-Takeover Provisions And Our Right To Issue Preferred Stock Could Make A
----------------------------------------------------------------------------
Third Party Acquisition Of Our Corporation Difficult.
-----------------------------------------------------

    Our Amended and Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law include provisions that could delay, defer or prevent a takeover attempt that stockholders may consider to be in their best interests. These include:

    Staggered Board of Directors.  Our Board of Directors is divided into three
    ----------------------------
classes serving terms currently expiring in 1999, 2000 and 2001 and directors may only be removed for cause. These provisions may limit the ability of holders of common stock to remove our Board of Directors through a proxy contest.

    Stockholder Proposals.  Our stockholders must give advance notice, generally
    ---------------------
60 days prior to the relevant meeting, for stockholder nominations of candidates for our Board of Directors and for certain other business to be conducted at any stockholders' meeting. This limitation on stockholder proposals could inhibit a change of control by delaying action on any proposed change in control until the annual meeting of stockholders.

    Preferred Stock.  Our certificate of incorporation authorizes our Board of
    ---------------
Directors to issue up to 10,000,000 shares of preferred stock having such rights as may be designated by our Board of Directors, without stockholder approval. This issuance of preferred stock could inhibit a change in control by making it more difficult to acquire the majority of our voting stock.

    Delaware Anti-takeover Statute.  The Delaware General Corporation law
    ------------------------------
restricts certain business combinations with interested stockholders. This statute may have the effect of inhibiting a non-negotiated merger or other business combination.

We Do Not Anticipate Paying Dividends
-------------------------------------

    We have not paid any cash dividends since our inception and we do not anticipate paying cash dividends in the foreseeable future. Any dividends which we may pay in the future will be at the discretion of our Board of Directors and will depend on our future earnings, our financial requirements and other similarly unpredictable factors. For the foreseeable future, we anticipate that we will retain any earnings which we may generate from our operations to finance and develop our growth and that we will not pay cash dividends to our stockholders.

RISKS PARTICULAR TO OUR PARTNER COMPANIES
-----------------------------------------

Some of Our Partner Companies May Be Unable to Protect Their Proprietary Rights
-------------------------------------------------------------------------------
and May Infringe On The Proprietary Rights Of Others
----------------------------------------------------

    Proprietary rights are important to the success and competitive position of many of our partner companies. Although our partner companies seek to protect their proprietary rights, their actions may be inadequate to protect any trademarks, copyrights and other proprietary rights. For example, BrightStreet.com, Inc. filed its initial patent application in 1995 and the United States Patent and Trademark Office has not yet issued a patent covering BrightStreet's technology. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries and the global nature of the Internet makes it impossible for some of our partner companies to control the dissemination of their work. Our partner companies may be subject to claims that their products or services infringe on patents or trademarks of third parties. Any of these claims, with or without merit, could subject our partner companies to costly litigation and divert the attention of their technical and management personnel. BrightStreet is currently named as a defendant in two lawsuits in which each of the plaintiffs have alleged that BrightStreet's technology infringes upon its patents. For a more complete discussion of these lawsuits, see "BUSINESS-- Legal Proceedings." If our partner companies incur significant expenses in connection with litigation and their personnel are not operationally productive, then the expenses and losses incurred by our partner companies will increase and their profits, if any, will decrease.

The Success Of Our Partner Companies Depends On The Development Of The
----------------------------------------------------------------------
E-commerce Market, Which Is Uncertain
-------------------------------------

    All of our partner companies rely on the Internet for the success of their businesses. The development of the e-commerce market is in its early stages. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective medium for the provision of products and services, then our partner companies may not succeed.

    Our long-term success depends on widespread market-acceptance of e-commerce. A number of factors could prevent such acceptance, including the following:

    . the unwillingness of businesses to shift from traditional business processes to e-commerce processes;

    . the necessary network infrastructure for substantial growth in usage of e-commerce may not be adequately developed;

    . increased government regulation or taxation may adversely affect the viability of e-commerce;

    . insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times for the users of e-commerce; and

    . concern and adverse publicity about the security of e-commerce transactions.

Our Partner Companies May Fail If Their Competitors Provide Superior Internet-
-----------------------------------------------------------------------------
Related Products Or Continue To Have Greater Resources Than Our Partner
-----------------------------------------------------------------------
Companies.
---------

    Competition for Internet products and services is intense. As the market for e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer's:

    . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

    . advertising budget with online services and traditional off-line media, such as print and trade associations.

    Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a competitive disadvantage in responding to other companies' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

    In addition, our partner companies compete to attract and retain a critical mass of buyers and sellers. Our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, those offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, then our partner companies may fail.

Our Partner Companies' Computer and Communications Systems May Fail, Which May
------------------------------------------------------------------------------
Discourage Content Providers from Using Our Partner Companies' Systems
----------------------------------------------------------------------

    Some of our partner companies' businesses depend on the efficient and uninterrupted operation of their computer and communications hardware systems. Any system interruptions that cause our partner companies' Internet websites to be unavailable to Internet browsers may reduce the attractiveness of our partner companies' Internet websites to third party content providers. If third party content providers are unwilling to use our partner companies' Internet websites, then our business, financial condition and operating results could be adversely affected. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events.

Our Partner Companies' Businesses May Be Disrupted If They Are Unable to Upgrade
--------------------------------------------------------------------------------
Their Systems to Meet Increased Demand
--------------------------------------

    Capacity limits on some of our partner companies' technology, transaction processing systems and network hardware and software may be difficult to project and they may find it difficult to expand and upgrade their systems to meet increased use. If our partner companies are unable to appropriately upgrade their systems and network hardware and software, then the operations and processes of our partner companies may be disrupted.

Our Partner Companies May Not Be Able to Attract a Loyal Base of Users to Their
-------------------------------------------------------------------------------
Internet Websites
-----------------

    While content is important to all our partner companies' Internet websites, our partner companies are particularly dependent on content to attract business. Our success depends upon the ability of these partner companies to deliver compelling Internet content to their targeted users. If our partner companies are unable to develop Internet content that attracts a loyal user base, then the revenues and profitability of our partner companies could be impaired. Internet users can freely navigate and instantly switch among a large number of Internet websites. Thus, our partner companies may have difficulty distinguishing the content on their Internet websites in order to attract a loyal base of users.

Our Partner Companies That Publish Or Distribute Content Over The Internet May
------------------------------------------------------------------------------
Be Subject To Legal Liability
-----------------------------

    Some of our partner companies may be subject to legal claims relating to the content on their Internet websites, or the downloading and distribution of this content. Claims could involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material contained on their Internet websites. In addition, some of the content provided by our partner companies on their Internet websites is drawn from data compiled by other parties, including governmental and commercial sources, and our partner companies re-enter the data. This data may have errors. If any of our partner companies' Internet website content is improperly used or if any of our partner companies supply incorrect information, it could result in unexpected liability. Any of our partner companies that incur this type of unexpected liability may not have insurance to cover the claim or, if coverage is in place, it may not be adequate. If our partner companies incur substantial costs because of this type of unexpected liability, then the expenses incurred by our partner companies will increase and their profits, if any, will decrease.

RISKS RELATING TO THE INTERNET INDUSTRY
---------------------------------------

Concerns Regarding Security Of Transactions And Transmitting Confidential
-------------------------------------------------------------------------
Information Over The Internet May Have An Adverse Impact On Our Business
------------------------------------------------------------------------

    We believe that concerns regarding the security of confidential information transmitted over the Internet discourage many potential customers from engaging in online transactions. If our partner companies that depend on such transactions do not add sufficient security features to their future product releases, then our partner companies' products and services may not gain market acceptance or there may be additional legal exposure to them.

    Despite the measures some of our partner companies have taken, the infrastructure of each of them is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents the security measures imposed by any one of our partner companies, then he or she could misappropriate proprietary information or cause interruption in operations of the partner company. Security breaches that result in access to confidential information could damage the reputations of our partner companies and expose the affected partner company to a risk of loss or liability. Some of our partner companies may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our partner companies' customers will become more concerned about security. If our partner companies are unable to adequately address these concerns, then they may be unable to sell their products.

Rapid Technological Changes May Prevent Our Partner Companies From Remaining
----------------------------------------------------------------------------
Current With Their Technical Resources And Maintaining Competitive Product And
------------------------------------------------------------------------------
Service Offerings
-----------------

    The markets in which our partner companies operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render their existing Internet website technology or other products and services obsolete. The e-commerce market's growth and its intense competition only intensify these conditions. If our partner companies are unable to successfully respond to these developments or do not respond in a cost-effective manner, then our business, financial condition and operating results will be adversely affected. To be successful, our partner companies must adapt to their rapidly changing markets by continually improving the responsiveness, services and features of their products and services and by developing new features to meet the needs of their customers. Our success will depend, in part, on our partner companies' ability to enhance their existing products and services and develop new offerings and technology that address the needs of their customers. Our partner companies will also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

Government Regulations And Legal Uncertainties May Impose Financial Burdens On
------------------------------------------------------------------------------
The Businesses Of Our Partner Companies
---------------------------------------

    As of September 30, 1999, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from Internet website visitors and related privacy issues, pricing, content, copyrights, taxation of revenues related to transactions conducted over the Internet and the distribution and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on our business and the businesses of our partner companies.

                     MARKET PRICE AND DIVIDEND INFORMATION

    As of the date of this prospectus, our common stock is traded through the NASDAQ Over-the-Counter Bulletin Board Trading System under the symbol "NETV." The market for our common stock on the NASDAQ Over-the-Counter Bulletin Board Trading System is sporadic and the quarterly average daily volume of shares traded since inception ranged from a low of 31,539 shares to a high of 55,695 shares. The following table presents the range of the high and low bid and average daily volume information for our common stock for the periods indicated, which information was provided by NASDAQ Trading and Market Services. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                        Average Daily
                                  High        Low      Volume (Shares)
                                  ----        ---      ---------------
Year Ended December 31, 1999

     Fourth Quarter              5.7500      4.0000         31,539

Year Ending December 31, 1999

     First Quarter               6.3750      4.7500         38,393

     Second Quarter              7.6875      4.5000         55,695

     Third Quarter               6.3125      3.8125         49,461

    Our common stock has only been traded on the NASDAQ Over-the-Counter Bulletin Board Trading System since November 24, 1998. Records of our stock transfer agent indicate that as of October 4, 1999, there were approximately 172 record holders of our common stock. We have not paid any cash dividends to date and do not anticipate or contemplate paying cash dividends in the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.

                                 CAPITALIZATION

    The following table sets forth the total capitalization of Net Value Holdings on an actual basis as of June 30, 1999 and on a pro-forma basis as if the following transactions occurred on June 30, 1999:

    . Our merger with Strategicus Partners, Inc., which closed on July 30, 1999. As a result of this merger, we now own Strategicus' investments in metacat.com, Inc., AsiaCD, inc. and College411.com, Inc. In connection with this merger, we issued 601,030 shares of our common stock and 184,627 shares of our Series A Preferred Stock to the stockholders of Strategicus in exchange for all of the outstanding capital stock of Strategicus. In addition, we issued 6,923,598 shares of our common stock and 2,126,833 shares of our Series A Preferred Stock to the stockholders of Strategicus. Deferred compensation was recorded in connection with this part of the transaction. They were to earn these shares according to a vesting schedule on a ratable basis over a 48 month period. We have recorded this transaction using an ascribed value of $2.50 per share for our common stock and zero value for the Series A Preferred Stock.

    . To facilitate the acquisition of the ownership interests in AsiaCD, Inc. and College411.com, Inc., we made a loan to Strategicus in the aggregate principal amount of $1,555,000 in June 1999. Strategicus used $1,000,000 of these proceeds to acquire approximately 12% of AsiaCD, Inc., and $100,000 to acquire approximately 14% of College 411.com. The remaining proceeds were primarily used as loans to Strategicus' stockholders.

    . Our initial investments in metacat.com, Inc., AsiaCD, Inc. and College411.com, Inc. have been recorded at a total value of $2,702,573. This amount consists of an allocation of the value of the securities we issued to acquire Strategicus and the principal amount of our loans advanced to Strategicus to acquire these ownership interests.

    . Our agreement which we entered into in August 1999 with three members of our management team to issue them options to purchase 6,256,056 shares of our common stock at an exercise price of $1.00 per share in exchange for their cancellation of 6,256,056 shares of our common stock. This transaction remains subject to the approval of our stockholders.

    . In September 1999, we exchanged 2,898,787 shares of our common stock for all 4,831,312 issued and outstanding shares of our Series A Preferred Stock.

    . In September 1999, we sold 4,824 shares of Series B Preferred Stock at an offering price of $1,000 per share. We received net proceeds of $4,582,800 in this offering after paying commissions equal to 5% of the gross proceeds.

    . Our agreement to grant options to purchase 900,000 shares of our common stock at an exercise price of $1.00 per share to Lee Hansen, our new chief operating officer, in September 1999. We have recorded $1,350,000 of deferred compensation for the granting of options to purchase our common stock at an exercise price that was less than the market value of our stock at the date of our grant. Concurrently with this transaction, the remaining members of our management team collectively agreed to surrender their right to receive options to purchase an aggregate of 720,000 shares of our common stock and to cancel 180,000 shares of our common stock.

    . In October 1999, we sold a total of 676,374 shares of our common stock to The RS Orphan Fund, LP and The RS Orphan Offshore Fund, LP for $676,374. These funds are managed by Paul H. Stephens, a founder and former managing director of Robertson Stephens & Company. Mr. Stephens has agreed to join our Board of Advisors and has entered into a consulting agreement with our company pursuant to which he has agreed to provide financial advisory and consulting services to our company.

                                                                          June 30, 1999
                                                               ----------------------------------
                                                                      Actual          Pro-Forma
                                                               ----------------------------------
Debt: (See Notes 8, 11 and 12 of Notes to Consolidated
    Financial Statements)
    Short-term, including current portion of long-term plus
    accrued interest                                               $  2,083,510      $  2,083,510
    Long-term, net of current portion                                 6,074,018         6,074,018
Stockholders' equity (deficit):
    Preferred stock, Net Value Holdings, Inc., $.001 par
    value per share.  At June 30, 1999, 2,519,852 shares
    issued and outstanding; 4,824 shares issued and
    outstanding on a pro-forma basis                                      2,520                 5
    Common stock, BrightStreet, Inc., $.001 par value per
    share.  At June 30, 1999, 1,037,338 shares issued and
    outstanding; 1,037,338 shares issued and outstanding on
    a pro-forma basis                                                     1,038             1,038
    Common stock, Net Value Holdings, Inc., $.001 par
    value per share.  At June 30, 1999, 9,042,606 shares
    issued and outstanding; 13,886,519 shares issued and
    outstanding as adjusted                                               9,042            13,886

    Additional paid-in capital                                       48,482,754        70,320,100
    Deferred compensation                                            (4,558,048)      (19,635,977)
    Deficit accumulated during the development stage                (49,738,848)      (49,738,848)

    Total Stockholders' Equity (Deficit)                             (5,801,542)          960,205
                                                                   ------------      ------------

Total Capitalization                                               $  2,355,986      $  9,117,733
                                                                   ============      ============

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                                      December
                                                                                                                      16, 1994
                                                                                         Six Months Ended            (inception)
                                                                                             June 30,                  through
                                                                                             -------
                                          Years Ended December 31,                         (unaudited)              June 30, 1999
                                          -----------------------                                                   -------------
                                                                                                                     (unaudited)
                                    1996             1997              1998             1998             1999
                                    ----             ----              ----             ----             ----
Statement of Operations
Data:
Revenues                       $         -     $          -      $  1,330,367     $     74,667      $    62,500      $  1,392,867
Operating Expenses:
   Compensation and related
          expenses                 742,545        3,589,616         4,073,060        1,785,457        1,645,462        10,181,857
   Professional fees               399,356          405,193         1,146,077          278,540          715,620         2,704,682
   Advertising                     219,760          832,340           287,222          198,656          118,435         1,694,532
   Consulting                      869,693          984,590           934,162          213,994          188,895         2,986,832
   Research and development
          expenses                 809,491        2,588,748         1,694,498        1,540,529          260,124         5,495,085
   Depreciation and
          amortization              13,148          179,304           228,033          115,812          115,767           543,822
   Selling, general and
          administrative           262,529          785,107           892,724          466,322          574,898         2,713,674
                               -----------     ------------      ------------     ------------      -----------      ------------
   Total Operating Expenses      3,316,522        9,364,898         9,255,776        4,599,310        3,619,201        26,320,484
                               -----------     ------------      ------------     ------------      -----------      ------------
   Loss from Operations         (3,316,522)      (9,364,898)       (7,925,409)      (4,524,643)      (3,556,701)      (24,927,617)
Other Income (Expense)
   Interest income                   4,953            5,627            10,493            6,396            6,340            28,818
   Interest expense                 (2,525)      (1,805,470)       (3,167,480)      (1,430,538)      (2,617,305)       (7,594,800)
   Financing fees                                   (70,496)         (317,713)        (225,462)        (425,290)         (813,499)
                               -----------     ------------      ------------     ------------      -----------      ------------
Total Other Income
 (Expense)                           2,428       (1,870,339)       (3,474,700)      (1,649,604)      (3,036,255)       (8,379,481)
                               -----------     ------------      ------------     ------------      -----------      ------------
Net Loss                       $(3,314,094)     (11,235,237)      (11,400,109)      (6,174,247)      (6,592,956)      (33,307,098)
                               ===========                                                                           ============
Preferred Stock Dividend                         (1,181,250)      (15,250,500)     (15,250,500)               -
                                               ------------      ------------     ------------      -----------
Net Loss to Common
 Stockholders                                  $(12,416,487)     $(26,650,609)    $(21,424,747)     $(6,592,956)
                                               ============      ============     ============      ===========
Basic and Diluted Net Loss
 Per Common Share                              $      (6.88)     $      (5.66)    $      (7.89)     $     (0.74)
                                               ============      ============     ============      ===========
Basic and Diluted Weighted
 Average Number of
 Common Shares
 Outstanding                                      1,804,700         4,711,351        2,715,085        8,960,098
                                               ============      ============     ============      ===========

Pro forma Information
(Unaudited):
   Net Loss                    $(3,314,094)
   Pro forma Tax  Provision            ---
                               -----------
   Pro forma Net Loss          $(3,314,094)
                               ===========
  Net Loss Per Share Data:
   Basic and Diluted Net
          Loss Per Common
          Share                $     (3.55)
                               ===========
   Basic and Diluted
     Weighted Average
      Number of Common
      Shares Outstanding           934,810
                               ===========

                                                 December 31,        December 31,          December 31,          June 30,
                                                    1996                1997                  1998                 1999
Balance Sheet Data:
   Cash and cash equivalents                         299,351             671,508               223,630         1,984,794
   Working capital (Deficit)                        (792,841)         (3,427,635)           (7,978,234)         (328,373)
   Total Assets                                      794,592           1,800,402             1,428,665         3,907,672
   Total Liabilities                               1,099,684           4,227,058             9,666,768         9,709,214
   Notes payable and accrued interest                      -           1,882,591             7,885,563         8,157,528
   Stockholders' deficit                            (305,092)         (2,426,656)           (8,238,103)       (5,801,542)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    BrightStreet.com, Inc. was formed in July 1996 and is the successor by merger to Coupons Online, L.L.C., a New Jersey limited liability company formed in December 1994. We acquired a majority ownership interest in BrightStreet in October 1998. Accordingly, the following discussion describes the results of operations for BrightStreet and Coupons Online in 1996, the results of operations for BrightStreet in 1997 and the six months ended June 30, 1998, and the results of operations for our corporation on a consolidated basis for 1998 and the six months ended June 30, 1999. The discussion regarding changes in financial condition, liquidity and capital resources relates to our corporation on a consolidated basis. The following discussion should be read in conjunction with our audited consolidated financial statements and related notes thereto contained in this prospectus.

    Twelve Months Ended December 31, 1997 Compared to the Twelve Months Ended December 31, 1996. BrightStreet did not generate any revenues in 1997 or 1996. BrightStreet started to build its infrastructure in October 1996 when its operations were established in Connecticut. Comparisons of operating results for the twelve months ended December 31, 1997 and 1996 can be misleading given our limited operating activities prior to October 1996.

    BrightStreet incurred a net loss of $11,235,237 in 1997, compared to a net loss of $3,314,094 in 1996, an increase of $7,921,143. Approximately $1,300,000 of this increase was due to additional non-cash compensation expense in 1997 due to grants of stock options with exercise prices which were less than the fair value of BrightStreet's common stock at the date of grant. Approximately $1,900,000 of this increase was due to additional interest expense in 1997. The remaining approximate $4,700,000 increase reflects primarily the change in focus
from concept development to actual product and business development.   In
addition, during 1997 BrightStreet granted a preferred stock dividend of $1,181,250 related to the issuance of shares of Series A Convertible Preferred Stock pursuant to the terms of a preferred stock purchase agreement.

    Compensation and related expenses increased from $742,545 in 1996 to $3,589,616 in 1997, an increase of $2,847,071. Approximately $1,262,000 of this increase was due to a non-cash charge resulting from grants of stock options with exercise prices which were less than the fair value of the common stock at the date of grant. The remainder of this increase was due to the hiring of additional employees in anticipation of commencing commercial operations and the payment of a full year of compensation to employees hired during the fourth quarter of 1996. BrightStreet began hiring additional full-time employees in October 1996, primarily to commence product development, as well as marketing and sales activities, and had 17 full-time employees at December 31, 1996. As of December 31, 1997 BrightStreet had 24 full-time employees, representing 7 new hires during 1997, primarily in the areas of sales and marketing.

    Advertising expenses increased from $219,760 in 1996 to $832,340 in 1997, an increase of $612,580. This increase was due to the development of sales collateral and the initiation of advertising and promotional campaigns to support the introduction of BrightStreet's products.

    Consulting expenses were $869,693 in 1996 and $984,590 in 1997. The increase of $114,897 was primarily attributable to a $265,000 expense related to the settlement of a consulting agreement between BrightStreet and Promunicom, Inc., offset by BrightStreet's conversion of consultants to full-time employees to manage its day-to-day operations, sales and marketing activities.

    Research and development expenses increased from $809,491 in 1996 to $2,588,748 in 1997, an increase of $1,779,257. This increase was due to increased development activities related to BrightStreet's Coupons Online(SM) and i-Value(SM) products and an approximate $240,000 use tax expense related to BrightStreet's retention of consultants located outside of the State of Connecticut to perform development activities for BrightStreet. BrightStreet's use tax obligation related to the procurement of such services was immaterial and no use tax expense was recorded in 1996. BrightStreet intends to continue to devote significant resources to research and development activities and believes that incurring these expenses will be necessary in order for its products and services to successfully compete in its markets, each of which is characterized by rapid technological change.

    Depreciation and amortization expenses increased from $13,148 in 1996 to $179,304 in 1997. The increase of $166,156 was attributable to BrightStreet's increased capital equipment base consisting primarily of computer equipment.

    Other general and administrative expenses increased from $262,529 in 1996 to $785,107 in 1997, an increase of $522,578. The increase was attributable to higher operating costs such as travel, rent, telephone and other costs required to support BrightStreet's growth.

    Interest expense was $2,525 in 1996 and $1,805,470 in 1997. The increase of $1,802,945 was attributable to interest expense related to various debt obligations which BrightStreet incurred throughout 1997.

    Financing fees increased by $70,496 in 1997. The fees were primarily expenses associated with the issuance of common stock as additional consideration pursuant to a financing agreement.

    Twelve Months Ended December 31, 1998 Compared to the Twelve Months Ended December 31, 1997. Our revenues increased to $1,330,367 in 1998 from $0 in 1997. In June 1998, BrightStreet recruited a new management team to refocus its efforts and develop additional products. The increase in revenues was predominantly the result of a licensing agreement with IQ Value, LLC. BrightStreet continued to modify and develop its products and commenced a transition of its operations to Mountain View, California during the fourth quarter of 1998.

    In 1998, BrightStreet commenced commercial operation of its first product and service, Coupons Online(SM) and recognized revenues related to this product from test marketing efforts with certain clients. As BrightStreet is in the early stage of commercial operations with respect to its products, our management team does not believe it is possible to draw conclusions from these results with respect to future revenue potential of its products. We incurred a net loss of $11,400,109 in 1998, compared to a net loss of $11,235,237 in 1997, an increase of $164,872. The increase in the 1998 net loss as compared to 1997 was primarily due to an $740,884 of increased 1998 professional fees, $483,444 of increased 1998 compensation and related expenses, additional 1998 interest and financing fee expense of $1,604,361, with corresponding decreases in 1998 research and development expense of $894,250, advertising expenses of $545,118 and increased 1998 revenue of $1,330,367.

    Compensation and related expenses increased from $3,589,616 in 1997 to $4,073,060 in 1998, an increase of $483,444. The increase was primarily due to an increase in stock based compensation of $147,857 in 1998, an increase in severance costs to the former chief executive officer of BrightStreet of approximately $245,000, and bonuses approximating $75,000 accrued to the new chief executive officer of BrightStreet in 1998.

    Advertising expenses decreased from $832,340 in 1997 to $287,222 in 1998, a decrease of $545,118. This decrease was largely due to the nonrecurring promotional costs of Coupons Online(SM) and the test marketing of I-Value(SM) in 1997. In 1998 BrightStreet discontinued its practice of retaining consulting firms to perform extensive marketing and public relations services and instead concentrated on less costly promotional efforts that focused on targeted consumer groups.

    Consulting expenses were $984,590 in 1997 and $934,162 in 1998. Although consulting expense did not change significantly in the aggregate from 1997 to 1998, the consulting costs which BrightStreet incurred in each of those respective years were, for the most part, nonrecurring in nature. In 1998, BrightStreet incurred:

          . $301,220 of stock based consulting costs related to services performed by IQ Value LLC;

          . $80,083 for outsourcing BrightStreet's chief financial officer responsibilities;

          . sales consultation services of $290,200 primarily for the services of two outside sales consultants;

          . $210,590 for operational consultants that provided nonrecurring network programming, design and maintenance services;

          .    $52,089 for business developments consulting services.

    In 1997, BrightStreet incurred nonrecurring, primarily stock based, consulting expense of $265,000 for services performed in connection with obtaining the IQ Value LLC licensing agreement, and $554,000 of stock based consulting expense for advisory services performed by American Maple Leaf Corporation.

    Research and development expenses decreased from $2,588,748 in 1997 to $1,694,498 in 1998, a decrease of $894,250. This decrease was due to BrightStreet's reduction of development activities on its Coupons Online(SM) product in 1998 and BrightStreet's cessation of development of its i-Value(SM) product during 1998. Related to these product development decisions, BrightStreet reduced its activity with DMR Consulting Group, Inc. BrightStreet's expenses related to services provided by DMR Consulting Group decreased from approximately $1,927,000 in 1997 to $242,000 in 1998 when the services of DMR Consulting Group were discontinued. This significant decrease in research and development activity in 1998 of DMR Consulting Group was partially offset by BrightStreet's retention of three other vendors, Task Management Inc., Interactive Technology Cons, LLC and Ramworks, to continue the development of its products.

    Professional fees increased by $740,884 in 1998 primarily because of BrightStreet's failed attempt to complete an initial public offering of its common stock. As of December 31, 1997, BrightStreet had recorded approximately $585,000 of deferred offering costs, consisting primarily of legal and accounting costs, that were to be reflected as a reduction of offering proceeds upon the successful completion of its contemplated initial public offering. Upon the withdrawal of the initial public offering in 1998, the deferred offering costs were recorded as professional fee expense. In addition, BrightStreet incurred approximately $100,000 in expenses related to the recruitment of its new chief executive officer in 1998, and $130,000 of legal and accounting fees in connection with our contemplated merger with BrightStreet.

    Depreciation and amortization expenses increased from $179,304 in 1997 to $228,033 in 1998. The increase of $48,729 was attributable to the increased capital equipment base consisting primarily of computer equipment.

    Other general and administrative expenses increased from $785,107 in 1997 to $892,724 in 1998, an increase of $107,617. The increase was attributable to higher operating costs such as travel, rent, telephone and other costs required to fund BrightStreet's anticipated growth.

    Interest expense was $1,805,470 in 1997 and $3,167,480 in 1998.  The increase of $1,362,010 was primarily attributable to additional 1998 interest expense and debt discount amortization, a non-cash expense, related to promissory notes which BrightStreet issued in October, November and December of 1997, as well as additional interest and debt discount amortization related to the convertible debentures which we issued during the fourth quarter of 1998.

    Financing fees, a non-cash expense, increased by $247,217 in 1998. The increase in financing fees was primarily due to the amortization of loan costs related to promissory notes which BrightStreet issued in October, November and December of 1997, as well as the amortization of loan costs related to convertible debentures which we issued during the fourth quarter of 1998.

    Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998. During the six months ended June 30, 1999, our revenues decreased to $62,500 verses $74,667 for the six months ended June 30, 1998. The decrease in revenues is a result of the expiration of our licensing agreement with IQ Value, LLC during 1999.

Accordingly, BrightStreet will not generate any additional revenues from this relationship. During this period, BrightStreet redefined the focus of its efforts to its TrafficBuilder product and rebuilt other products on an NT platform. BrightStreet is currently offering four products designed to provide online promotions management solutions for creating, targeting, publishing and tracking coupons and promotional incentives via the Internet. As BrightStreet is in the early stage of commercial operations with respect to these products, we believe it is not possible to draw conclusions from these results with respect to future revenue potential of BrightStreet.

    We incurred net losses of $6,592,956 and $6,174,247 in the six months ended June 30, 1999 and the six months ended June 30, 1998, respectively, an increase of $418,709. The increase in our June 30, 1999 loss as compared to our June 30, 1998 loss was primarily due to a $1,186,767 increase in interest expense, a $437,080 increase in professional fees, a $199,828 increase in financing fees and a $108,576 increase in selling, general and administrative expenses, with corresponding decreases in research and development expense of $1,280,405, compensation and related expenses of $139,995, advertising expense of $80,221, consulting expense of $25,099.

    Compensation and related expenses decreased to $1,645,462 during the six months ended June 30, 1999 from $1,785,457 during the six months ended June 30, 1998, a decrease of $139,995. This decrease was primarily due to the elimination of operational employees at BrightStreet's Fairfield, Connecticut location which resulted in a decrease in payroll expense of $504,189, and nonrecurring severance payments in 1998 of $310,300, partially offset by an increase of $683,447 in stock based compensation.

    Professional fees were $715,620 during the six months ended June 30, 1999 and $278,540 during the six months ended June 30, 1998, an increase of $437,080. We incurred additional professional fees during the six months ended June 30, 1999 related to costs of preparing this registration statement, the pending merger between our corporation and BrightStreet and our merger with Strategicus Partners.

    Advertising expenses decreased to $118,435 during the six months ended June 30, 1999 from $198,556 during the six months ended June 30, 1998, a decrease of $80,221. During the six months ended June 30, 1998, BrightStreet had incurred significant costs in connection with hiring an outside marketing firm to develop and initiate advertising and promotional campaigns to support the introduction of its Coupons Online(SM) product. In 1999, BrightStreet discontinued its practice of retaining marketing firms to promote its products and focused its advertising efforts on less costly promotional efforts that focus on targeted consumer groups.

    Consulting expenses decreased to $188,895 during the six months ended June 30, 1999 from $213,994 during the six months ended June 30, 1998, a decrease of $25,099. In 1999, BrightStreet incurred $14,976 of stock based consulting costs related to services performed by IQ Value, LLC, $45,600 for outsourcing its chief financial officer responsibilities, $46,665 for investment banking services, $43,924 for business development services and $37,730 for sales consultants. In 1998, BrightStreet incurred $126,973 of sales consulting expense, $69,098 of stock based consulting expense and $17,923 for outsourcing its chief financial officer responsibilities.

    Research and development expenses decreased to $260,124 during the six months ended June 30, 1999 from $1,540,529 during the six months ended June 30,
1998, a decrease of $1,280,405.   The decrease is primarily due to progress
BrightStreet has attained in the development of its products, and its decision to internally develop its products and reduce its reliance on outside system developers. During 1999, BrightStreet discontinued using the development services of Task Management, Inc., with whom it incurred system development costs of approximately $1,233,000 during the six months ended June 30, 1998. In 1999, BrightStreet incurred less development costs because its products were either being actively marketed, had successfully completed product testing, or were at the point that insignificant product testing was required prior to commence marketing.

    Other general administrative expense increased to $574,898 during the six months ended June 30, 1999 from $466,322 during the six months ended June 30, 1998, an increase of $108,576. Prior to August 31, 1998, the date on which we entered into the letter of intent to merger with BrightStreet, we were a public shell that did not engage in business or operations of any kind. The increase was primarily attributable to additional general corporate expenses and the relocation of BrightStreet's corporate headquarters from Connecticut to California and recruitment fees which BrightStreet incurred to locate and hire employees for its California office.

    Interest expense, which was primarily a non-cash expense, increased to $2,617,305 during the six months ended June 30, 1999 from $1,430,538 during the six months ended June 30, 1998, an increase of $1,186,767. The increase was primarily attributable to additional 1999 interest and debt discount amortization on the convertible promissory notes issued in January 1999, as well as additional interest and debt discount amortization on the convertible debentures that took place in the fourth quarter of 1998 and the first six months of 1999.

    Financing fees, a non-cash expense, increased by $199,828 during the six months ended June 30, 1999. The increase in financing fees was primarily from the amortization of loan costs related to our offerings of convertible debentures that took place in the fourth quarter of 1998 and the first six months of 1999, and the convertible debentures which we issued to Founders Equity Group and its affiliates in March 1999.

    As of June 30, 1999, we had an accumulated deficit of $49,738,848. We believe that approximately $20,662,000 of this amount will be available to offset future taxable income, if any.

Changes in Financial Position, Liquidity and Capital Resources

    We are an Internet holding company actively engaged in e-commerce through a network of partner companies. Our goal is to service as an Internet business incubator. We primarily engage in the conception and ongoing nurturing of development stage Internet businesses. We currently have ownership interests in five Internet businesses, each of which we consider to be a partner company. Due to our significant ownership interests in development stage Internet companies which have generated substantial operating losses, we have experienced, and expect to continue to experience, significant volatility in our quarterly financial results. We do not know if we will report net income in any period and we expect that we will report operating losses for the foreseeable future. Although we believe our investment strategy and investment process will enable us to identify high-quality potential transaction opportunities, our operations will remain highly speculative. For a more complete discussion of our investment strategy and investment process, a listing of our partner companies and our current investments, see "BUSINESS." For a more complete description of the risks associated with our operations, see "RISK FACTORS" beginning on page 7.

    Our net losses and the need for additional financing to implement our business plan and continue our operations raise substantial doubt about our ability to continue as a going concern unless additional financing can be obtained from alternative sources. If we do not generate revenues sufficient to provide us with enough cash to fund our operations during the period in which we attempt to fully implement our business plan, we will require additional financing. For a more complete description of our financial condition, see "Consolidated Audited Financial Statements."

    We have funded our operations with the proceeds from the sales of our debt and equity securities and licensing fees which BrightStreet received pursuant to a licensing agreement with IQ Value, LLC. During the period from January 1, 1998 through December 31, 1998, we received an aggregate of $590,000 in gross proceeds through the sale of 2,950,000 shares of our common stock and BrightStreet received $2,362,000 in gross proceeds from the sale of shares of its Series A Preferred Stock.

    During the period from January 1, 1998 through December 31, 1998, we received gross proceeds of $4,075,500 from the sale of our debt securities to various related and independent third parties, including $1,402,500 in proceeds from the sale of our convertible debentures in the fourth quarter of 1998. The convertible debentures accrue interest at the simple rate of 8% per annum. The holders may convert the convertible debentures at any time. We may force the mandatory conversion of the convertible debentures into shares of our common stock at a conversion price of $2.00 per share upon the occurrence of (i) the completion of our merger with BrightStreet (ii) our acquisition of at least 80% of the issued and outstanding capital stock of BrightStreet; or (iii) the effective date of a registration statement registering the resale of all shares of common stock issuable upon conversion of the convertible debentures. The maturity date of the convertible debentures is the earlier of (i) the date on which the holder elects to convert all of the outstanding unpaid principal and accrued interest on the note into shares of common stock; (ii) the date upon which we elect to cause a mandatory conversion of all of the outstanding principal and accrued interest on the note into shares of common stock; or (iii) two years from the date of the issuance of the convertible debentures. During the six months ended June 30, 1999, we issued additional convertible debentures in the aggregate principal amount of $6,455,000 having conversion prices ranging from $2.00 to $2.50 per share. Through September 30, 1999, holders of these convertible debentures converted an aggregate of $2,840,000 of principal and approximately $37,608 of accrued interest into 1,175,667 shares of our common stock. We used the funds received from the sale of these convertible debentures to pay commercial accounts payable and to fund both our operations and the continuing operations of BrightStreet.

     During October, November and December 1997, BrightStreet issued promissory notes in the aggregate principal amount of $4,025,000. These promissory notes matured on the one-year anniversary of their dates of issuance. BrightStreet did not repay these promissory notes on their maturity dates. Accrued interest on these promissory notes at December 31, 1998 was $495,646. Effective January 1, 1999, we issued convertible promissory notes in the aggregate principal amount of $4,270,125 to the holders of BrightStreet's promissory notes in exchange for their agreement to cancel BrightStreet promissory notes in the aggregate principal amount of $3,800,000 plus $470,125 of accrued interest thereon and to release our corporation, BrightStreet and the present and future officers and directors of each corporation from any claims related to the BrightStreet promissory notes. The holders of these convertible promissory notes have the right to convert the principal balance plus all accrued interest related to these convertible promissory notes into shares of our common stock at a conversion price of $2.00 per share at any time. We may convert the principal and accrued interest on these convertible promissory notes into shares of common stock at a rate of $2.00 per share, upon our common stock's achievement of certain market price targets. These convertible promissory notes accrue interest at the simple rate of 12% per annum and have a maturity date of the earlier of
(i) the date on which the convertible promissory notes are converted into shares of our common stock; or (ii) the one-year anniversary of the closing of our merger with BrightStreet. We are required to issue warrants to purchase one-half of one share of our common stock for each share issued to the holders upon any conversion of the convertible promissory notes. The warrants are exercisable over a period of three years from the date of issuance at an exercise price of $6.00 per share. The holders of the remaining BrightStreet promissory notes did not participate in this exchange offering. Therefore, BrightStreet anticipates repaying the outstanding principal balance and accrued interest on the remaining promissory notes, which amounted to $250,521 at December 31, 1998 and $275,764 at September 30, 1999. Interest continues to accrue on these BrightStreet promissory notes at the default rate of 15% per annum. Through October 5, 1999, holders converted these convertible promissory notes in the aggregate principal amount of $2,231,156 plus accrued interest of $113,753 into 1,172,456 shares of our common stock and received warrants to purchase an additional 586,232 shares of our common stock.

     In March and April 1998, BrightStreet received licensing fees in the aggregate amount of $1,250,000 from IQ Value L.L.C. pursuant to the terms of a Distribution and License Agreement which the parties entered into on April 7, 1998. BrightStreet used these funds to pay commercial accounts payable and to fund continuing operations. This fee represented approximately 90% of BrightStreet's revenues from its inception through June 30, 1999. The parties mutually agreed to terminate this agreement as of June 30, 1999. Accordingly, BrightStreet will not generate any additional revenues from this relationship.

     As of June 30, 1999, we had cash of $1,984,794 available to fund our operating expenses and the operating expenses of our majority-owned partner companies. However, at that date, we had accounts payable of $1,068,262, short-term indebtedness net of discounts of $1,656,711 and accrued expenses of $903,766.

     In June 1999, pursuant to a loan agreement, we advanced an aggregate total of $1,555,000 to Strategicus Partners, Inc. Strategicus used these funds as follows:

     . $1,000,000 to purchase an approximate 13% equity interest in AsiaCD, Inc.;

     . $100,000 to purchase an approximate 14% equity interest in College411.com, Inc.;

     .    $60,000 to extend a short term loan to Cowboys and Robots;

     .    $85,000 for general corporate purposes; and

     . $310,000 to extend a loan to Douglas Spink, the president of Strategicus.

     In June 1999, we also extended a loan in the principal amount of $267,000 to Darr Aley, who was a stockholder of Strategicus at the time of the loan. In July 1999, we completed a merger with Strategicus. For a complete description of this transaction, see "CERTAIN TRANSACTIONS - Loan and Merger Agreements with Strategicus Partners, Inc." As a result of the merger, we now own Strategicus' investments in AsiaCD and College411 and 100% of the capital stock of metacat.com, Inc. Since Strategicus was merged into Net Value Holdings, Inc. pursuant to the merger agreement, it is no longer a legal entity and its obligations under the loan agreement with Net Value Holdings, Inc. have been discharged. In connection with this merger, we entered into an employment agreement with Mr. Spink and a consulting agreement with Mr. Aley. For a more complete discussion of the terms of these agreements, see "MANAGEMENT - Employment Agreements" and "MANAGEMENT - Consulting Agreements." Pursuant to each of these agreements, we will forgive the repayment of each of Messrs. Spink's and Aley's loans if they remain employed or engaged by us for certain periods of time. For a more complete description of these terms, see "CERTAIN TRANSACTIONS - Forgiveness of Certain Loans to Members of Our Management Team."

     In September and October 1999, we sold 4,824 shares of our Series B Preferred Stock and warrants to purchase up to 295,040 shares of our common stock for an aggregate purchase price of $4,824,000. In October 1999, we sold 676,374 shares of our common stock for $676,374. We intend to utilize the net proceeds from these offerings of $5,259,174 to fund our operations and the operations of some of our partner companies and to make strategic acquisitions of or investments in start-up Internet companies.

     During the period from October 1, 1998 through September 30, 1999, we have satisfied debts and other obligations of BrightStreet.com, Inc. and have provided funding to BrightStreet in the aggregate amount of approximately $10,750,000. If BrightStreet is unable to locate an independent source of financing, then we may need to continue to fund BrightStreet's operations and satisfy its obligations in order to avoid losing the value of our investment in this partner company.

     Cowboys and Robots is the code name for a potential partner company. We are presently negotiating the conversion of the $60,000 loan made by Strategicus into an equity investment in Cowboys and Robots.

     In August 1999, we made a $20,000 loan to AssetExchange, Inc. In September and October 1999 we purchased a 20% equity ownership interest from AssetExchange for $400,000 plus the cancellation of the promissory note evidencing the August 1999 loan.

     In September and October 1999, in two installments, we exercised our warrant to purchase 2,250,000 shares of College411's common stock for an aggregate exercise price of $150,000.

     During the period from June 1999 through October 1999, BrightStreet has failed to make required rent payments in the aggregate amount of approximately $75,000 pursuant to the lease agreement for its Fairfield, Connecticut office. The landlord is currently holding a security deposit of $79,711. The landlord has not currently taken any legal action against BrightStreet regarding this matter and management is currently discussing a potential settlement and release of its obligations pursuant to this lease. This settlement may require BrightStreet to forfeit its security deposit and make additional payments. If BrightStreet is unable to reach a settlement agreement with the landlord, then it may be subject to legal action which may result in a judgment equal to the remaining lease payments through the expiration of the lease in December 2000 plus additional damages.

     BrightStreet is currently named as a defendant in two lawsuits alleging that BrightStreet has infringed on patents held by the plaintiffs. If BrightStreet is unsuccessful in its defense of each of these lawsuits, then it may be subject to significant damages and/or injunctions from further acts of infringement on these patents. This may result in a material adverse effect on BrightStreet's liquidity and financial condition. Even if BrightStreet successfully resolves these lawsuits, it may still be required to pay large settlement amounts to the plaintiffs and incur significant legal fees. Either of these results may delay BrightStreet's implementation of its business plan. For a more complete discussion of these lawsuits, see "BUSINESS - Legal Proceedings."

     On October 6, 1998, BrightStreet entered into a settlement agreement with DMR Consulting Group, Inc. Pursuant to this agreement, DMR agreed to accept $270,000 as full payment of BrightStreet's obligation of approximately $745,000 in consulting fees incurred in connection with consulting services which DMR provided to BrightStreet. BrightStreet was unable to make the required payments under this settlement agreement. On December 3, 1998, the parties amended this settlement agreement to provide for a payment schedule whereby BrightStreet paid $50,000 upon executing the agreement and agreed to repay the remaining balance upon the earlier of (i) the closing of its private placement of convertible debentures or (ii) if BrightStreet is unable to close its private placement in 1999, then in quarterly installments throughout 1999. The amended settlement agreement states that if BrightStreet breaches any of its payment obligations, then the amended settlement agreement is terminated and BrightStreet remains liable for the full amount of its original obligation. Accordingly, DMR may at any time assert a claim for the $170,000 due under the amended settlement agreement and the $475,000 which constitutes the difference between the original obligation and the agreed upon settlement amount. If DMR asserts this claim, then BrightStreet will experience an extremely negative effect on its liquidity and financial position.

Year 2000

     Net Value Holdings, Inc.

     Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 issue.

     We utilize a small number of computer software programs and operating systems. Accordingly, our exposure to Year 2000 issues is low. The exposure that does exist resides primarily in computer systems used for administrative functions and embedded microprocessors in telephone systems.

     The vendor of our telephone system has verified that the system has been tested and certified as Year 2000 compliant. In addition, in order to obviate any potential Year 2000 issues with computer systems, we have replaced all desktop personal computers, servers and software with new, Year 2000 compliant products which we have purchased from well-known vendors. Moreover, because these capital improvements were necessary and timely, no extraordinary costs have been incurred for Year 2000 remediation.

     We therefore do not believe that Year 2000 issues will materially affect our operations and have not implemented any further contingency plan.

     The Year 2000 readiness of BrightStreet and metacat are described below. Our other partner companies are in varying stages of assessing, remediating and testing their internal systems and assessing year 2000 readiness of their vendors, business partners and customers. Our partner companies are also in varying stages of developing contingency plans to operate in the event of a Year 2000 problem. The total cost and time which will be incurred by our partner companies on the Year 2000 readiness effort has not been determined. We are not certain that all necessary work will be completed in time, or that such costs will not materially adversely impact one or more of such partner companies.

     BrightStreet.com, Inc.

     BrightStreet has identified all of its important technology systems and for each system has assessed both the level of risk that the system is not Y2K complaint and the importance of the continued operation of the system to its business. BrightStreet has begun to test all of its systems with an emphasis on the systems which possess both the highest level of importance to its business and the greatest risk of noncompliance. In October 1998, BrightStreet's network operations and information technology team began analyzing the corporation's computer systems and software to determine its Y2K readiness. BrightStreet entered the remediation phase in February 1999 and expects to complete all remediation and testing of its computer systems by November 1999.

     BrightStreet's testing consists of both running automated problem detection software and real world tests in which it sets all system dates to December 31, 1999 and monitors the transition as the computer systems move into the new year. BrightStreet is also performing regression tests in which it enters values that are before, during, bridging and after in all date sensitive fields and tests the functionality of the computer systems at each phase.

     As of the date of the prospectus, BrightStreet has completed its testing and has verified the Y2K readiness of its most critical applications and infrastructure components consisting of the following:

     .    Live production servers, including:

          . third party hardware such as servers, hard drives and power supplies;

          .    third party software such as operating systems and databases;

          .    internally developed application software;

     .    Key infrastructure vendors, such as:

          .    co-location facility;

          .    co-location connectivity;

          .    Local Area Network connectivity;

          .    office electric system; and

          .    office phone systems.

     As of the date of this prospectus, BrightStreet is in the process of testing the following systems which are much less critical to the operation of its business.

     .    Local Area Network servers:

          .    demonstration servers;

          .    quality assurance servers;

          .    development servers;

          .    e-mail servers;  and

          .    DNS servers;

     . Local Area Network workstations including all hardware and software associated with personal desktop computers.

     .    Other systems:

          . office Local Area Network peripheral equipment, such as printers and scanners;

          . embedded systems, such as postage meters, photocopiers, fax machines; and

          .    non-critical outsource vendor systems.

     metacat.com, Inc.

     metacat will use a significant number of computer software programs and operating systems across its entire organization, including applications used in operating its Internet websites, financial systems, customer relations management and decision support. However, since metacat.com is in its early stages of development, it has developed very few of these systems.

     The software programs and operating systems which metacat.com has established are new, Year 2000 compliant products which it purchased from reputable vendors. Additionally, all embedded systems, including its telephones, have been tested and certified as Year 2000 compliant by their manufacturer.

     metacat is currently building many of the key systems that support its business and operations. Year 2000 compliance will be an integral feature and requirement for all hardware and software which metacat.com purchases or develops internally.

     Although metacat.com has not identified any internal risks from the Year 2000 issues, it intends to establish relationships with many potential vendors, including some who may have Year 2000 issues. At this time metacat does not have the capability to determine the Year 2000 readiness of its vendors, however, the vendor evaluation process and associated agreement will include Year 2000 compliance as a condition of this relationship.

     Additional risks may arise due to Year 2000 issues outside of the direct control of metacat.com. The primary risks are Year 2000 related outages of electricity service, Internet connectivity, or hardware and software failure at the customer's location. Since the customer in this case is the individual consumer who may be unable to access or purchase products from metacat's Internet website, it is impossible to predict the actual effect on metacat's operations. In general, metacat believes that the majority of these consumer-specific Year 2000 issues will last several days to several weeks at the maximum and should not cause material losses in sales, especially given metacat's anticipated market position at the turn of the century.

     metacat does not believe that Year 2000 issues will unduly affect its operations. For this reason, it has not implemented an official Year 2000 contingency plan, however, as stated above, metacat intends to pursue growth and business relationships with Year 2000 readiness as an integral part of planning and implementing its business plan.

                                    BUSINESS

History

     We were formed as a Florida Corporation on December 20, 1991. In 1992, we failed to file our annual report with the State of Florida and were administratively dissolved on October 9, 1992. On June 15, 1998, we filed all required reports and paid all deficient annual fees and penalties and were reinstated as a corporation in the State of Florida. Accordingly, from October 9, 1992 through June 15, 1998, we had no operations and generated no revenues or expenses. In October 1998, we redomesticated in the State of Delaware and we are presently a Delaware corporation.

     Pursuant to share exchange transactions completed during October 1998 through December 1998 with 20 BrightStreet stockholders, we acquired approximately 66% of the issued and outstanding shares of BrightStreet's common stock and 100% of the issued and outstanding shares of BrightStreet's Series A Preferred Stock. We currently intend to merge with BrightStreet on or before December 31, 1999. Subsequent to the completion of our merger with BrightStreet, we will own 100% of BrightStreet's capital stock.

     On July 30, 1999, we merged with Strategicus Partners, Inc., an Oregon corporation. For a complete discussion of this merger, see "CERTAIN TRANSACTIONS-Loan and Merger Agreements with Strategicus Partners, Inc." As a result of our merger with Strategicus, we now own interests in metacat.com, Inc., Asia CD, Inc. and College411.com, Inc. In addition, we have a new management team. For a complete description of our management team, see "MANAGEMENT."

General

     We are an Internet business incubator. We primarily engage in the conception and ongoing nurturing of start-up Internet businesses. Our operating strategy is to develop a series of Internet businesses into a collaborative network that leverages our collective financial experience, strategic ability and industry relationships. We currently have ownership interests in five Internet businesses, each of which we consider to be a partner company, in various stages of development and are presently evaluating strategic investments in several other partner companies. We have offices in San Francisco and Philadelphia.

     Our mission is to develop Internet start-up companies into highly successful businesses. Our management team strongly believes that to succeed in the digital economy, Internet start-up companies need to work with a team of hands-on, experienced entrepreneurs who can help firms build management teams, raise capital, create operational excellence and manage processes in diverse areas such as customer service, marketing, logistics management and technology.

     Our current partner companies include:

     BrightStreet.com, Inc. (www.brightstreet.com).  Founded in 1996,
     ---------------------------------------------
BrightStreet develops and distributes online promotional campaigns. Based in Mountain View, California, BrightStreet currently has 14 employees.

     metacat.com, Inc. (www.metacat.com).  Founded in 1998, metacat is an
     ------------------ ----------------
Internet-based e-commerce superstore that aggregates and searches the product offerings of thousands of catalog and mail order businesses. Based in Portland, Oregon, metacat currently has six employees.

     Asia CD, Inc. (www.asiacd.com).  Founded in 1998, Asia CD is a leading e-
     ------------------------------
commerce company for the Asian community in the United States. Based in San Francisco, California, Asia CD currently has 13 employees.

     College 41l.com, Inc. (www.college4ll.com).  Founded in 1998, College 411
     ------------------------------------------
is an online college community featuring functional academic resources, comparison shopping for student items, as well as chat, personalized news and message centers. Based in San Francisco, California, College 411 currently has 13 employees.

     AssetExchange, Inc. (www.AssetExchange.com).  Founded in 1999,
     -------------------------------------------
AssetExchange provides banks and other financial institutions with an Internet-based listing service which allows them to purchase and sell loan portfolio assets in an efficient manner. Based in Portland, Oregon, AssetExchange currently has three employees.

Investment Strategy

     We actively seek to partner with Internet companies that possess the following characteristics:

 .    Development stage companies with valuations of $ 10 million or less. Both
     --------------------------------------------------------------------
     the size and the number of venture capital deals in the Internet industry have increased dramatically over the last four years. Of the 208 Internet transactions completed in the first quarter of 1999, the average investment size was $10.0 million, up from an average of $7.9 million in 1998 and $5.8 million in 1997 (source: Ventureone, 1999). Increasingly, traditional venture capital firms seek to invest approximately $2 million to $5 million in the early stage financing of start-up companies. These investments significantly increase the market capitalization of the issuing company, which may make subsequent rounds of financing cost prohibitive to potential sources of capital. These investments may also significantly dilute the ownership interest of the founders of the issuing company. As a result, for companies that require only $250,000 to $1 million in capital to build the foundation of a new business, most venture capital firms are an unattractive source of capital. Accordingly, entrepreneurs must turn to a patchwork of friends, family and angel investors for funding, a process which can be both laborious and add little value to the entrepreneur. These sources of capital do not provide additional business relationships, strategic advice or an exit strategy to the entrepreneur. The current market environment creates significant opportunities for our business model which brings entrepreneurs a flexible source of capital as well as a group of hands-on partners to assist in navigating the critical early steps in a development stage enterprise.

 .    Business models that focus on creating loyal consumer relationships
     -------------------------------------------------------------------
     through electronic content, commerce and community.  Both Internet and
     --------------------------------------------------
     bricks and mortar businesses reward brands that command a loyal consumer following and whose recognition and loyalty can be converted into sales transactions. Unless Internet businesses add enough value to legitimately claim the consumers or the Internet traffic as their own, the customers of these businesses and their associated revenue streams will choose other brands.

 .    Opportunities rooted in the transition of industry segments to the
     ------------------------------------------------------------------
     Internet.  The Internet is still in its infancy. Only a few industries,
     --------
     such as the retail securities brokerage industry, the travel industry and the publishing and recorded music industries, have significantly transitioned to the Internet as a medium for sales and distribution of products. We believe that there are many more industries which will begin to use the Internet as a medium for sales and the distribution of products. We intend to focus our efforts on locating partner companies that service industries that are likely candidates to begin or increase use of the Internet to sell their products and services. Internet companies that capitalize on these transition industries can acquire a competitive advantage and create significant business value to their customers.

 .    Business models that facilitate  the formation of communities.  One step
     -------------------------------------------------------------
     in building an Internet business is to create communities of value where the host facilitates content created by the community and provides a forum that supports transactions among members. Communities in diverse areas such as health care, personal finance, cooking and pets have already emerged on the Internet and there are many more new communities that will emerge in a widening array of areas in the near future.

 .    Driven management team whose values mirror our belief in the importance of
     --------------------------------------------------------------------------
     passion, commitment and highly effective performance.  We seek long-term
     ----------------------------------------------------
     partnerships with eager entrepreneurs who recognize that it takes more than capital to develop successful business ventures. We seek entrepreneurs who recognize that creating an Internet business requires the entrepreneur to focus on building teams, creating operational excellence, developing partnerships and managing processes in areas as diverse as brand development, sales, marketing, management and technology.

Competition

     Competition for Internet products and services is intense. As the market for commerce products and services grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer's:

     . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels; and

     . advertising budget with online services and traditional off-line media, such as print and trade associations.

     In addition, some of our partner companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our partner companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, then our partner companies may fail.

     Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

     We face competition from other capital providers including publicly-traded Internet companies, venture capital companies, consulting firms and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new partner companies. If we cannot acquire interests in promising companies, our strategy to build a collaborative network of partner companies may not succeed.

Benefits Of Our Services

     We offer our partner companies the following positive elements of venture capital firms, business incubators and consultancies:

     .    Hands-on strategic, operational and technology expertise.  Our
          --------------------------------------------------------
          management team has assisted numerous Internet companies in the areas of strategic planning, sales, marketing, partnership strategy, capital planning, brand development, management, technology implementation, negotiations and divestiture/acquisition planning. By sharing the lessons learned as part of these experiences, we believe that we can help companies efficiently implement their business plans.

     .    Early stage investment capital.  The market environment created by the
          ------------------------------
          massive amount of capital raised by the traditional venture capital community, combined with its generally rigid focus on making large scale investments as early as possible in the evolution of new companies, provides us with the opportunity to present what we believe is an attractive alternative to development stage companies. As a result of having a well-networked management team and our willingness to provide smaller investments to development stage companies, we combine the advantages of a traditional venture capital firm with the funding flexibility of friends and family and angel investors.

     .    Speed and flexibility.  As experienced entrepreneurs who have raised
          ---------------------
          capital on numerous occasions, our management team recognizes the importance of rapid yet prudent funding decisions. With this in mind, our goal is to make funding decisions and to deliver funds (in instances of choosing to fund a company) within two weeks of receiving a business plan and completing our due diligence review of a prospective partner company. In addition to acting quickly and prudently, we believe in providing a high degree of flexibility to our partner companies. For example, unlike many other business incubators which require their partner companies to co-locate, we intend to provide entrepreneurs with a choice. Partner companies can co-locate with us in San Francisco, California or choose to locate elsewhere.

     .    Network of companies and people.  In a time where marketing, capital,
          -------------------------------
          technology and partnerships are critical, we believe that people and relationships remain the most important elements of success for development stage enterprises. Collectively, our management team, which sits on either the board of directors or board of advisers of numerous public and private Internet companies, has participated in many Internet strategic partnerships/transactions and possesses a contact list of hundreds of people in the Internet industry. Through this extensive network of relationships and experiences, our management team believes that it can provide superior business assistance to our partner companies.

     .    Generation vision and business acumen.  Members of our management team
          -------------------------------------
          are part of a generation that has spent its entire professional career using computers and technology. We believe that the Internet and the digital economy are not disruptive, but rather an evolutionary way of life. This vision helps in identifying business models and areas of opportunity on the Internet. At the same time, members of our management team are seasoned in fundamental business principles from years of experience at firms such as Goldman Sachs & Co.,Venture Partners, Booz-Allen and Hamilton, The Boston Consulting Group and Diamond Technology Partners, Inc. We believe that this unique combination of vision and business acumen will enable us to efficiently develop an understanding of the seemingly chaotic digital economy and capitalize upon significant opportunities presented by the Internet.

Investment Process

     We intend to follow a four-step investment process: (1) sourcing and evaluating potential partner companies to identify development stage Internet companies that meet our criteria, strategy and return objectives; (2) performing due diligence on each target opportunity and its senior management team, and developing an operating plan with that team, (3) providing post-closing support both at an operational advisory level and from a board of directors level, particularly in the areas of strategic relationship development, planning, senior management staffing, capital structure advice and budgeting, and (4) determining the appropriate timing for an exit event.

     1.   Transaction Sourcing

     We believe that the following factors will enable us to identify high-quality potential transaction opportunities:

          .    Industry Partners/Relationships.  We intend to maintain and
               -------------------------------
               develop successful partnerships with industry leaders in the high technology and Internet communities. Our management team has successfully utilized these working relationships in many joint-venture partnerships in the Internet industry.

          .    Executives.  Our management team has extensive relationships with
               ----------
               senior executives at successful high technology, private equity and investment banking companies who we believe will refer opportunities to us and provide us with perspectives and market intelligence on the Internet industry.

          .    Industry Consultants.  Our management team has and will continue
               --------------------
               to have active working relationships with many specialized industry consultants that will be uniquely positioned to refer opportunities to us.

          .    Our Internally Generated Opportunities.  Members of our
               --------------------------------------
               management team have been responsible for the organization and development of many successful Internet businesses. We intend to continue to pursue internally generated business concepts and to leverage these opportunities through the recruitment of talented executives to execute the operating strategies.

     2.   Due Diligence and Development of Operating Plan

          Once we have identified transaction opportunities, we will perform an extensive due diligence review of the target company and verify that it has developed a viable business plan.

     Due Diligence

          Throughout the due diligence process our management team will interact extensively with the management and/or ownership of the potential partner company to analyze its business and the ability of its management to partner with our management team.

          .    Rigorous Analysis.  We use a team-oriented, extensive and
               -----------------
               analytical approach to all aspects of the due diligence process, including management, commercial, financial, legal and operational due diligence.

          .    Operating Assessment.  An important component to our due
               --------------------
               diligence process is to assess the underlying factors that drive the potential partner company's business model and growth strategy through the Internet. We evaluate each strategy both from fundamental business viability perspective and the implications of the business model as it applies to the unique characteristic of e-commerce.

          .    Utilizing Management's Network.  Our management team's extensive
               ------------------------------
               relationships with high-technology executives, Internet industry consultants and financial institutions will enable us to access independent information and knowledge of the management, technology and competitive environment to analyze each potential investment opportunity.

     Development of the Operating Plan

          Concurrent with our due diligence review, we will begin to develop a working relationship with the management team of the potential partner company and to develop an operating plan for the partner company.

          .    Value Added Partners with Management.  We intend to pursue
               ------------------------------------
               transactions in which we can develop a close working relationship with the management team of the potential partner company during the due diligence process. In conjunction with the management team of the potential partner company, we expect to develop realistic budgets and operating assumptions and to design and develop an operating plan based on our extensive experience with Internet start-up companies in areas such as marketing, technology, financial, partnership and operations.

          .    Equity Participation.  We intend to take an active role in the
               --------------------
               development of the structure of equity incentives and distribution of equity to members of the management team of partner companies. We intend to provide senior management of all partner companies with the opportunity to own significant equity in their company. We believe that it is crucial for all members
                                                                   ---
               of the partner company's senior management to have an equity stake in their company in order to support a team approach to the project.

     3.   Development and Ongoing Support

     Following our decision to make a financial commitment to a partner company, our management team will work closely with the senior management of the partner company in the implementation of the operating plan. With our extensive operational, industry and financial strengths, we expect that this mentoring partnership process will be integral to the success of each partner company. This process will consist of the following components:

     .    Broaden and Develop Management Teams.  We intend to actively support
          ------------------------------------
          partner companies in the recruitment and acquisition of additional management and personnel needed to execute an agreed upon operating plan and to pursue target opportunities. As the partner companies graduate from the development stage to mature operating businesses, their management teams must be expanded and solidified. Our management team believes that it will be able to assist the partner companies in finding and developing qualified personnel to manage their companies.

     .    Focus Operating Plan Objectives.  A well-developed operating plan is
          -------------------------------
          crucial to the execution of a promising business concept and will significantly increase the probability of success within any start-up organization. Our management will work closely to assist partner companies in implementing their operating plans and refining and focusing the detailed components of these plans as the partner companies develop.

     .    Developing Strategic Industry Relationships.  Like all industries, the
          -------------------------------------------
          development of strategic partnerships and value added relationships can be crucial to the success of a business model. This is particularly acute in the Internet industry. We plan to utilize our strong relationships across many fields to advance the business plans of our partner companies.

     4.   Exit Strategies

     The decision to divest of a partner company will be driven by internal and external factors, which will influence the timing and form of our divestiture. Due to the typical rapid development of Internet businesses, our target holding period for a partner company will be approximately 18-24 months. Prior to divestiture, we anticipate that we will assist the partner companies in the completion of at least one additional round of financing.

     Although divestiture is the final stage of an investment, we intend to focus on this aspect from the outset when evaluating potential business combinations and investment opportunities. In most cases, we expect to complete the divestiture of our ownership interest in a partner company through (i) the sale of our ownership interest in the partner company in the public market subsequent to the initial public offering of the partner company's securities;
(ii) the private sale of our ownership interest in a partner company to an existing company; or (iii) the merger of the partner company with an existing company.

Our Partner Companies

     We have begun to implement our investment process and currently own equity in each of the following partner companies:

                                                           Approximate
                                                              % of       Amount of
                                              Date(s) of     Equity    Capital Stock
Partner Company              Location         Investment    Acquired     Purchased
---------------              --------         ----------    --------     ---------
METACAT.COM, INC.        PORTLAND, OR       June 1999          100%      $  250,000

ASIA CD, INC.            SAN FRANCISCO, CA  June 1999           12%      $1,000,000

COLLEGE 411.COM, INC.    SAN FRANCISCO, CA  June 1999 and       29%      $  250,000
                                            September 1999

ASSETEXCHANGE, INC.      PORTLAND, OR       September 1999      20%      $  400,000

     In addition, we are in the process of merging with BrightStreet.com, Inc., a partner company located in Mountain View, California. We own approximately 66% of the issued and outstanding common stock and 100% of the issued and outstanding Series A Preferred Stock of BrightStreet. We acquired this ownership interest through a series of share exchange transactions with stockholders of BrightStreet. As of September 30, 1999, we have satisfied debts and other obligations of BrightStreet and have provided funding to BrightStreet in the aggregate amount of approximately $10,750,000.

     In addition, from time to time, we may extend short term secured and unsecured loans to potential partner companies to satisfy their short term financing needs while we perform our due diligence review of the candidate company.

BrightStreet.com, Inc.

     BrightStreet enables its customers to deliver, track, and analyze promotions targeted to Internet users. BrightStreet licenses its services directly to manufacturers, retailers, and web portals. BrightStreet also offers a network of affiliated Internet websites that distributes promotional offers for manufacturers and retailers.

     BrightStreet markets a technology platform to manufacturers, retailers, and web portals that allows these businesses to deliver customized promotions such as coupons and free samples via their Internet websites. In doing so, these businesses develop a rich consumer database, built from registration data that consumers provide in order to receive these valuable promotions.

     In addition to allowing consumers to register and download offers via its customers' Internet websites, BrightStreet intends to create the BrightStreet Network, a promotional network of affiliated Internet websites. The BrightStreet Network will offer customers who want a wider distribution of their offers the ability to place the offers on web portals. In these situations, BrightStreet serves as an intermediary. Manufacturers and retailers experience broader distribution of their promotions and the portals get the Internet website content and revenues which they need, with a high perceived value to the consumer.

     BrightStreet intends to generate revenues from two sources: (i) licensing fees from licensing its technology platform and promotion services, and (ii) network fees from transactions, sponsorships, and other marketing programs on affiliate Internet websites.

Service Licensing
-----------------

     BrightStreet allows licensees to easily create their own proprietary, branded promotional service. Manufacturers, retailers and web portals are particularly interested in targeting promotional offers and serving their own customers. BrightStreet's technology allows them to deliver what consumers want most from the Internet: free offers, coupons, and promotional incentives. By creating their own branded "Savings Club," manufacturers, retailers, and portal websites can develop a consumer database that can be easily segmented to target individual, customized offers. BrightStreet's customers, especially manufacturers and retailers, can effectively expand their marketing efforts on the Internet while supporting their existing brick-and-mortar marketing channels. Using the Internet as a targeted incentive medium, BrightStreet's customers can drive consumers into traditional store outlets with securely printed, trackable coupons, certificates, and sales notifications. BrightStreet's services can also be used as an Internet-based, promotional sales channel for issuing digital discounts to affiliated e-Commerce websites.

Media Network Opportunity
-------------------------

     Customers can also choose to join the BrightStreet Network. BrightStreet delivers a turnkey promotion service to BrightStreet Network members from any Internet website and then populates the website with national and local offers. Customers earn incremental revenues generated from the promotional offers that BrightStreet places on the Internet website or sends via e-mail to their registered members.

     Other key strengths of Brightstreet's services include:

     Security: BrightStreet's technology is capable of delivering highly secure,
     --------
     serialized coupons that are cross-referenced against individual consumer data. BrightStreet believes that this feature is especially important to consumer packaged goods manufacturers, as they experience a high level of fraud related to their coupons and promotions.

     Targeting and Tracking:  The BrightStreet system uses databases and
     ----------------------
     targeting methodologies to create and deliver highly targeted and trackable promotional campaigns. BrightStreet's closed-loop system tracks individual consumer behavior on an offer-by-offer basis. By serially coding every printed coupon with user identification data, BrightStreet provides a high degree of measurability that allows its customers to evaluate the effectiveness of their promotions.

     Database:  BrightStreet's customers can build a consumer database from
     --------
     registration data that consumers provide in exchange for receiving valuable promotional offers.

     Simplicity:  The BrightStreet solution is a turnkey, hosted application. A
     ----------
     customer simply approves a set of visual templates and places a link or links on its Internet website. Consumers are then seamlessly and transparently routed to BrightStreet's promotion servers, where offer delivery functions occur.

     Customer  Branding:  As an infrastructure provider, BrightStreet helps its
     ------------------
     customers maintain their own branded presence while using its services. While BrightStreet provides the promotion-enabling technology, its customers' brands are always the central focus of all promotions delivered to consumers. BrightStreet simply provides a seamless, integrated, consumer experience from its customers' Internet websites.

     Total Commerce Solutions:  Most Internet commerce services are designed to
     ------------------------
     focus exclusively on commerce transactions. BrightStreet's solution helps drive online consumers to complete transactions at retail locations in front of sales clerks, where the vast majority of consumer purchases occur. Our platform is also capable of issuing digital discounts, thereby offering a complete commerce solution.

     BrightStreet has developed strategic relationships with the following businesses.

     Nando Media: Nando is a one-stop solution provider for creating and
     -----------
     maintaining Internet websites, along with providing content and technology solutions for newspaper industry clients. Nando Media has agreed to market and sell BrightStreet's services to its client base.

     Freeshop.com:  BrightStreet has entered into an agreement with
     ------------
     FreeShop.com, a highly regarded e-commerce website. BrightStreet will incorporate FreeShop's offers into the BrightStreet Network for its affiliates to use as content on their Internet websites. BrightStreet anticipates that this service will begin in December 1999.

     From inception through June 30, 1999, Brightstreet.com generated revenues of $1,392,867. However, for the quarter ended September 30, 1999, Brightstreet generated minimal revenues.

     We currently own approximately 66% of the issued and outstanding shares of BrightStreet's common stock and 100% of the issued and outstanding shares of BrightStreet's Series A Preferred Stock.

     In order to maximize the value of our ownership interest in BrightStreet and to reduce our future funding obligations, we are presently exploring a number of strategic alternatives which we believe will enable both BrightStreet and our company to more efficiently implement their business plans. Among these strategic alternatives is the potential sale of BrightStreet's assets to a newly formed corporation pursuant to which we will maintain a minority ownership interest. While we are not certain that we will be able to complete any of the transactions which we are presently considering, this strategy will allow us to continue to make investments in and complete acquisitions of additional partner companies and will reduce our funding obligations to BrightStreet.

metacat.com, Inc.

     metacat is an online superstore for small catalogs. It offers a one-stop shopping site that allows consumers to browse and purchase a wide variety of items by putting the combined inventory of as many as 15,000 catalogs at their fingertips. metacat brings a burgeoning $57 billion catalog sales market to the Internet in a unique way, offering a rich and diverse variety of goods at a single, searchable database. metacat believes that by pairing the penetration and specialization of the catalog industry with the Internet's unique retailing power, metacat provides consumers with a convenient and useful way to browse or shop over the Internet.

     metacat is building an online store by aggregating the content of thousands of small, print-based mail order catalogs into a commerce-enabled database. Forming strategic partnerships with many different catalogs, metacat leverages the pre-established distribution and inventory expertise of individual catalogs to market products in a manner that would otherwise be impossible due to the lack of established distribution channels and the high fixed costs of entry into Internet commerce. Management believes that metacat will offer small catalogs the high Internet profile that they could not otherwise afford, serving as a front-end marketing organization for their products. As an infomediary between catalog retailers and Internet customers, metacat is building a "super brand" consisting of many other brand name catalogs to capitalize on the economies of scale possible in Internet retailing, relying on pre-existing distribution channels for the many product categories too small, specialized, or diffuse to be exploited by distributor-enabled "category killers" such as Amazon.com. Through a user-friendly interface, excellent customer service and a concerted branding campaign, our management team anticipates that metacat will establish itself as an important shopping destination on the Internet for specialized and unique products. metacat anticipates launching its Internet website by November 1999, at which point consumers will be able to purchase a variety of consumer goods from catalogs and mail order services that are linked to its website.

     We currently own 100% of the issued and outstanding common stock of metacat. As of September 30, 1999, metacat has not recognized any revenues and has minimal assets.

AsiaCD, Inc.

     AsiaCD is a leading 24-hour online music store for individuals of Asian descent located throughout the world who either lack easy access to a broad range of media titles when living outside their native country or who simply enjoy media from other cultures. AsiaCD is focused on delivering the highest quality service and best prices to a growing list of customers. Management believes that AsiaCD is poised to leverage its proven United Stated based e-commerce business model into new international markets and to take advantage of the rapidly growing Asian online presence in the United States and worldwide. AsiaCD was founded in January 1998 and launched its Internet website, ww.asiacd.com, in May 1998. AsiaCD currently has 13 employees working in two
--------------
offices located in San Francisco, California and Hong Kong.

     Since launching its Internet website in May 1998, Asia CD has enjoyed strong revenue and customer growth. Asia CD also earned recognition from the marketplace including several awards from online communities and magazines including Web Magazine, Sinanet and Whatsite. Since the fiscal quarter beginning April 1, 1998, Asia CD's business has experienced consistent revenue growth in each fiscal quarter (all amounts are unaudited):

     Fiscal Quarter Ending                   Revenues
     ---------------------                   --------
     June 30, 1998                           $  9,207
     September 30, 1998                      $ 50,217
     December 31, 1998                       $138,215
     March 31, 1999                          $258,591
     June 30, 1999                           $398,472
     September 30, 1999                      $355,007 (through August 31, 1999)

Asia CD has approximately 10,000 customers who have purchased products from its Internet website and has experienced a repeat customer rate of approximately 44%. The average order size for each Asia CD customer is approximately $40. Asia CD expects continued sales growth through aggressive marketing in the United States plus expansion into other Asian markets where it plans to apply its concept of "cross-cultural sales." By providing convenient, inexpensive access to a broad range of titles "foreign" to a given market, Asia CD taps into the increasingly global nature of mass media and leverages the Internet to fulfill a need not adequately serviced in the "bricks and mortar" world. In the United States, Asia CD's Internet website already offers access to Cantonese, Mandarin, Japanese and Korean products. In Hong Kong and Taiwan, it intends to offer convenient access to European, Japanese and American titles, at competitive prices which include local rather than international shipping costs. Asia CD intends to utilize its presence in multiple nations to leverage distribution and purchasing power.

     We currently own 1,000,000 shares of AsiaCD's Series A Preferred Stock which we are entitled to convert into 1,000,000 shares of AsiaCD's common stock at any time. As of the date of this prospectus, if we were to elect to exercise this conversion option, then we would own approximately 12% of AsiaCD's issued and outstanding shares of common stock. We also own a warrant which entitles us to purchase 300,000 shares of AsiaCD's common stock at an exercise price of $1.00 per share. In addition, we have appointed Stephen George to serve on AsiaCD's board of directors.

College 411.com, Inc.

     According to the U.S. Department of Education, there are over 16 million college students in America and this number is predicted to increase steadily by 4-5% during the next several years. College students have significant buying power and influence in our economy. Roper Starch estimates that United States college students spend $100 billion annually. In 1996, college students spent $500 million online and, according to Jupiter Communications, this spending is expected to rise to $3.9 billion by 2002. Although there is tremendous value in creating a sticky user base of consumers who return to an Internet website on numerous occasions, no Internet company has succeeded to date with this demographic group.

     College41l's goal is to be the complete college student portal, offering the largest collection of student-oriented resources on the Internet. With an intuitive interface merged with personalized, local information, College 411 intends to be a comprehensive, useful student resource. College 411 intends to provide a wide array of information, products and services that are useful to a college student. Its Internet website is expected to include, for example, customizable news, research information, academic research, career suggestions, online radio, travel guides, dating tips, movie tickets, textbook finder, online tutoring, chat, procrastination tools, student classifieds, auctions and game resources. College 411 is building a high quality academic channel on the Internet for college students, loaded with proprietary information sharing and communication applications, proprietary search techniques, OEM and co-branded academic partnerships, and one of the most comprehensive academics guide on the Internet. While portions of its Internet website are currently operational, College 411 believes that its Internet website will be fully operational in October, 1999. College411 plans to generate cash flow from five sources: affiliate programs, general/targeted advertising, firm branding, chargeable services and rental fees for prominent partnerships on its Internet website.

     We currently own 3,750,000 of College411's common stock. This represents approximately 29% of College411's issued and outstanding common stock. As of September 30, 1999, College411 has not generated any revenues and had minimal assets.

AssetExchange, Inc.

     AssetExchange, Inc. has created a network which allows financial institutions to buy and sell loan portfolios and other assets among themselves. AssetExchange supports this network by providing an Internet-based listing service of financial assets that are currently traded in a less efficient manner. AssetExchange's network will initially focus on loan portfolios and, more specifically, credit card portfolios. AssetExchange's Internet website, which was launched in August 1999, has been well received by customers and now has approximately 100 registered members and two portfolio listings.

     Banks and other financial institutions regularly buy and sell a variety of loan portfolios from each other. These loan portfolios consist of credit card accounts, automobile loans, mortgages, small business loans, student loans, and other types of loans. Banks purchase and sell these assets for both strategic and tactical purposes. The volume of these transactions among banks and other financial institutions has been increasing. This increase in transaction volume has been driven by the banking industry's trend toward specialization, consolidation and increased risk management goals.

     The markets for the purchase and sale of these assets are currently fragmented and inefficient. Many transactions are completed based on personal contacts made by brokers or investment bankers. Transaction costs are substantial and matches between buyers and sellers are unlikely to be the best available matches in the financial markets. Since search and transaction costs can prevent deals and limit marketing efforts, medium and small sized banks are deterred from participating in these markets.

     AssetExchange is currently focusing on transactions of credit card portfolios. Credit card portfolios generally consist of the accounts associated with a particular bank's credit card program. These portfolios typically include total outstanding balances ranging from less than $1 million to over $1 billion. In 1998, credit card portfolio transactions totaled approximately $40 billion in asset value. This represented a 40% increase over 1997 transactions. Of this amount, AssetExchange believes that transactions valued at approximately $5 billion are well suited to its network. Other classes of loan portfolios, such as mortgage loans, auto loans and student loans, create an overall accessible loan portfolio transaction market of approximately $50 billion.

     AssetExchange addresses the inefficiencies which are inherent in these markets by providing a secure and confidential Internet-based listing and e-mail notification service for financial institutions. AssetExchange's Internet website supports posting, browsing and searching for assets. E-mail notification alerts buyers of new listings of loan portfolios. AssetExchange's primary role is "matchmaking" between sellers and buyers of loan portfolios. Outside vendors provide valuations of loan portfolios, legal advice and credit analysis. AssetExchange may later elect to provide these services based on customer demand. These vendors currently may purchase advertising and links to their own Internet websites from AssetExchange. AssetExchange's goal is to provide an efficient conduit for transacting a broad range of financial assets among financial institutions.

     AssetExchange is well positioned in the burgeoning Internet market. Business-to-business Internet sales are now five to ten times greater than retail sales and this relationship is expected to continue (Forrester, Aberdeen Group).

     AssetExchange anticipates that its primary customers will include banks, finance companies thrifts, community bank, credit unions and other financial institutions. Brokers and investment bankers may also use AssetExchange's services to expand their transaction base and reduce their transaction costs. AssetExchange is unaffiliated with existing market participants. This practice allows AssetExchange to provide an impartial and powerful tool for gaining market exposure. The benefits of AssetExchange's network include:

     .    Broad exposure to buyers and sellers of loan portfolios;

     . A forum that permits users to ascertain market prices of loan portfolios in an efficient manner;

     .    Inexpensive, efficient, confidential and convenient service; and

     . Access to better market information which supports improved acquisition and sales strategies.

     AssetExchange anticipates that its primary revenue stream will consist of commissions on transactions. In today's market, commissions typically range from 50 to 300 basis points, which is approximately 0.50% to 3% of a transaction's value, depending on the level of services provided by the finder or broker. AssetExchange currently charges 30-50 basis points of a transaction's value and this fee is divided between the buyer and seller equally. This pricing structure may be adjusted to meet the practices of other industries as AssetExchange expands into other classes of loan portfolios. AssetExchange anticipates that it will generate additional revenues by providing links to its Internet website and selling advertising space on its Internet website to vendors of related services. AssetExchange believes that a possible future revenue stream may be subscription fees paid by users of its network.

     AssetExchange's initial marketing efforts will focus on aggressively pursuing market-share and building the AssetExchange.com brand recognition. As of September 30, 1999, AssetExchange had not generated any revenues and had minimal assets.

     We currently own 258,065 shares of AssetExchange's Series A Preferred Stock which we are entitled to convert into 258,065 shares of AssetExchange's common stock at any time. As of the date of this prospectus, if we were to elect to exercise this conversion option, then we would own approximately 20% of Asset Exchange's issued and outstanding shares of common stock.

Employees

     As of September 30, 1999, excluding our partner companies, we had four full-time employees. None of our employees are currently covered by collective bargaining agreements and we consider our relations with our employees to be satisfactory.

Facilities

     We currently sublease office space at Two Penn Center Plaza, Suite 605, Philadelphia, Pennsylvania at a rate of $2,000 per month. We also share office space in San Francisco, California with XCHANGES CORPORATION, a corporation owned by Stephen George, a director of Net Value Holdings, Inc., at no expense.

     In November 1997, BrightStreet entered into a lease for its executive offices located at 1960 Bronson Road, Building No. 2, Fairfield, Connecticut. The office space consists of approximately 8,800 square feet. Pursuant to the terms of this lease, BrightStreet is required to pay rent of $13,284 per month plus utilities, general liability insurance premiums for up to $5,000,000 of coverage and the amount of any increases in operating expenses and real estate taxes up to 5% over the amounts paid for these expenses during the year ended June 30, 1998. This lease expires on December 31, 2000. BrightStreet vacated this office space and ceased making rent payments under this lease in June 1999. BrightStreet is currently attempting to negotiate a settlement agreement with the landlord to terminate this lease.

     In July 1999, BrightStreet entered into a lease agreement for its new executive offices located at 480 San Antonio Road, Mountain View, California. The office space consists of approximately 2,606 square feet. Pursuant to this lease agreement, BrightStreet is required to pay monthly rent of $6,472. This lease expires on August 26, 2000.

     In April 1999, Strategicus Partners, Inc. and Douglas Spink entered into a lease agreement with Q-19, Incorporation, an Oregon corporation, for office space for metacat.com, Inc. located at 1526 N.W. 19th Avenue, Portland, Oregon. The office space consists of approximately 1,200 square feet. This lease agreement terminates on

April 30, 2001. Pursuant to this lease agreement, monthly rent is $1,200 through April 30, 2000 and $1,248 for the remaining lease term, plus all costs for electricity and janitorial services.

Legal Proceedings

     Net Value Holdings is not currently involved in any material legal proceedings.

     In March 1999, Response Reward Systems L.C. filed an action against BrightStreet in the United States District Court of Connecticut alleging that BrightStreet had infringed upon certain patents held by Response Reward Systems. In May 1999, BrightStreet filed an answer to this complaint which included a counterclaim against Response Reward Systems seeking a declaratory judgment of invalidity, unenforceability and noninfringement of the asserted patents. Formal discovery in this action commenced on June 21, 1999, and is currently required to be completed by January 14, 2000. Although the court has not set a trial date, the parties are to be prepared for trial by September 18, 2000. BrightStreet believes that Response Reward Systems' claims are without merit and intends to vigorously defend the claims asserted in this litigation. However, BrightStreet cannot estimate the amount of damages that it may incur if the court issues a final judgment concluding that BrightStreet has infringed on Response Reward Systems' patents. In addition, based on its estimate of the cost of defending this type of litigation, BrightStreet may decide to settle this case for an amount that, although substantially less than the damages sought by Response Reward Systems, may be significant.

     On August 23, 1999, coolsavings.com, Inc. filed an action against BrightStreet in the United States District Court for the Northern District of Illinois, Eastern Division, alleging that BrightStreet had infringed upon a patent held by coolsavings. The complaint seeks both a preliminary and permanent injunction prohibiting BrightStreet from further acts of infringement, as well as damages. BrightStreet has not yet filed an answer to this complaint. BrightStreet believes that coolsavings' claims are without merit and intends to vigorously defend the claims asserted in this litigation. However, BrightStreet cannot estimate the amount of damages that it may incur if the court issues a final judgment concluding that BrightStreet has infringed on coolsavings' patent. In addition, based on its estimate of the cost of defending this type of litigation, BrightStreet may decide to settle this case for an amount that, although substantially less than the damages sought by coolsavings, may be significant.

Independent Accountants

     In June 1998, subsequent to Net Value Holdings' reinstatement as a corporation in the State of Florida, we retained Barry L. Friedman, P.C. to audit Net Value Holdings' financial statements for the period from January 1, 1998 through June 15, 1998 and for the years ended December 31, 1997 and December 31, 1996. In December 1996, we determined that it would be beneficial to have the same independent accounting firm audit both BrightStreet's financial statements and Net Value Holdings' financial statements. Accordingly, we did not reappoint Barry L. Friedman, P.C. as our independent accounting firm. Barry L. Friedman, P.C. has confirmed that it did not have any disputes or disagreements with Net Value Holdings or its management regarding accounting principles or practices, financial statement disclosure or auditing scope or procedures.

     In January 1999, subsequent to the consummation of the share exchange transactions with the stockholders of BrightStreet, we engaged LJ Soldinger Associates as our independent accountant. LJ Soldinger Associates has completed the audit of our consolidated financial statements for the years ended December 31, 1998, 1997 and 1996. To review our consolidated audited financial statements, see "Consolidated Audited Financial Statements."

                                  MANAGEMENT

Directors and Executive Officers

     Our directors and executive officers, their ages and positions are set forth below:

     Barry Uphoff       32  Chairman of the Board of Directors
     Andrew P. Panzo    35  President, Chief Executive Officer and Director
     Douglas Spink      28  Chief Technology Officer and Director
     Lee Hansen         32  Chief Operating Officer
     Darr Aley          34  Executive Vice President for Business Development
                            and Director
     Stephen George     32  Director

     Barry Uphoff has served as Chairman of our Board of Directors since July 1999. Mr. Uphoff is also a partner at Diamond Technology Partners, Inc., a leading e-business consulting firm. Prior to joining Diamond Technology Partners in July 1994, Mr. Uphoff was a management consultant with Booz, Allen and Hamilton from June 1991 to July 1994 where he provided strategic and technology consulting services to a variety of clients. Mr. Uphoff received an MBA from The University of Chicago and also read for degrees in law and medicine under the auspices of a Rhodes Scholarship at Oxford University.

     Andrew P. Panzo has served as one of our directors and as our President and Chief Executive Officer since January 1999. Prior to joining our management team and during the first six months of his employment with Net Value Holdings, from October 1993 to June 1999, Mr. Panzo was a managing director at American Maple Leaf Financial Corporation, a boutique investment banking firm located in Philadelphia, Pennsylvania. Mr. Panzo currently serves on BrightStreet's board of directors. Mr. Panzo received a masters degree in International Business and Finance from Temple University.

     Douglas B. Spink has served as our Chief Technology Officer and as one of our directors since July 1999. Prior to joining our management team, Mr. Spink was President and founder of Strategicus Partners Inc., a technology consulting firm and e-commerce business incubator, from March 1999 to July 1999, where he was responsible for the formation of metacat.com, inc. Prior to forming Strategicus, Mr. Spink served as the Vice-President of Direct Marketing of G.I. Joe's, a sporting goods retailer based in Portland, Oregon, from September 1998 through March 1999. Mr. Spink founded and operated Timberline Direct, Inc., a direct marketing company, and Athletica.com, Inc., a sports nutritional portal, from July 1997 until September 1998, when he sold these companies to G.I. Joe's. From April 1996 to July 1997, Mr. Spink served as the Western Region Director of Tessera Enterprise Systems. Mr. Spink also served as the Director of Technical Controls and Vice-President of Financial and Analytical Services of Ideon Technology Group, Inc. from December 1994 to April 1996. Mr. Spink also served as a strategic consultant with the Boston Consulting Group from September 1994 to December 1994, and served as a database marketing consultant with Leo Burnett from September 1993 to September 1994, where he consulted in marketing with Fortune l00 companies. Mr. Spink received an MBA from The University of Chicago.

     Lee Hansen has served as our Chief Operating Officer since October 1, 1999. Prior to joining our management team, Mr. Hansen was Senior Vice President of Corporate Strategy and Development at Bank of America Corporation from May 1997 to September 1999, where he managed strategy projects and merger and acquisition activities. From July 1993 to April 1997, Mr. Hansen served as an associate in the Lease Finance and the Private Placement and High Yield Groups and as Vice President in the International Capital Raising Group at Banc of America Securities, where he originated, structured and executed over $2 billion of private placements and bond offerings. Mr. Hansen received an MBA from the J.L. Kellogg Graduate School of Management.

     Darr Aley has served as our Executive Vice President for Business Development and as one of our directors since July 1999. Prior to joining our management team, Mr. Aley was Vice President of Corporate Development at Lycos, Inc. from August 1998 to August 1999, where he was responsible for developing Internet joint ventures and strategic alliances. Some of the strategic alliances that Mr. Aley established at Lycos, Inc. included relationships with firms such as: NBC, CBS, Time Warner, News Corp., Viacom, Rolling Stone (Wenner Media), TCI, ATT, Microsoft, Amazon.com, Who/Where, AngelFire, Tripod, Wired, TicketMaster, CitySearch and HSN. From December 1997 to August 1998, Mr. Aley worked at Who/Where, a search engine that enables users to locate a person's home and e-mail address. From December 1996 to December 1997, Mr. Aley worked at Zip Two, a venture capital firm. From December 1994 to December 1996, Mr. Aley worked at Soft Bank, a venture capital firm. Mr. Aley received a BA from the University of New Hampshire.

     Stephen George has served as a member of our Board of Directors since July 1999. Mr. George is also the chief executive officer of XCHANGES CORPORATION, a business to business San Francisco Bay-area e-commerce company. Prior to forming XCHANGES CORPORATION, Mr. George was a Vice President in the San Francisco office of Goldman Sachs & Co., from January 1996 to May 1999 where he provided a broad range of financial services to emerging technology companies, entrepreneurs, management teams and venture capitalists with a specialization in the Internet industry. From April 1992 through January 1996, Mr. George worked as an investment banker for Merrill Lynch, Pierce, Fenner & Smith, Inc. Mr. George currently serves on AsiaCD's board of directors. Mr. George received a BA in Economics from Cornell University.

Executive Compensation

     During the period from March 31, 1992 through September 4, 1998, Marc A. Kuperman served as our sole officer and director. During this period, Mr. Kuperman did not receive any compensation in exchange for his services. From September 4, 1998 through January 6, 1999, Alexis Christodoulou served as our sole officer and director. During this period, Mr. Christodoulou did not receive any compensation in exchange for his services.

Employment Agreements

     In June 1999, Net Value Holdings entered into three year employment agreements with each of Messrs. Panzo and Spink. In addition to an annual salary of $150,000, the employment agreements provide for bonus compensation at the discretion of the Board of Directors. Pursuant to the employment agreements, each of Messrs. Panzo and Spink are entitled to certain fringe benefits, including participation in pension, profit sharing and bonus plans, as applicable, and life insurance, hospitalization, major medical, paid vacation and expense reimbursement. Mr. Spink's employment agreement also provides for the forgiveness of a loan in the principal amount of $310,000 which Strategicus Partners had previously provided to Mr. Spink. Net Value Holdings has agreed not to take any actions to demand repayment or to collect this loan during the term of the employment agreement so long as we do not terminate Mr. Spink's employment for "cause," death or disability (as such terms are defined in the employment agreement). Net Value Holdings also agreed to forgive Mr. Spink's obligation to repay (i) 50% of the principal amount plus accrued interest of this loan if Mr. Spink remains an employee of Net Value Holdings on January 1, 2000 and the remaining 50% of the principal amount plus accrued interest of this loan if Mr. Spink remains an employee Net Value Holdings on May 28, 2000, (ii) the entire principal amount plus accrued interest of this loan if his employment is terminated in breach of the employment agreement or (iii) the entire principal amount plus accrued interest of this loan in the event of a "Change in Control," as that term is defined in the employment agreement.

     The unvested shares of our capital stock which we issued to Mr. Spink in connection with our merger with Strategicus Partners vest in equal increments over a period of 24 months as long as he remains an employee of our corporation during this vesting period. If we terminate Mr. Spink's employment agreement due to his death, disability or for "cause" as such terms are defined in his employment agreement or if Mr. Spink terminates his employment agreement without any cause, then he shall forfeit all of his unvested shares of our capital stock.

     Mr. Panzo's employment agreement provides that he will be awarded options to purchase 1,200,000 shares of common stock pursuant to a stock option plan which Net Value Holdings intends to implement in 1999. Options to purchase 120,000 shares of common stock will vest immediately and the remainder of the options will vest over a three year period. Mr. Panzo may exercise these options for five years following their vesting date at an exercise price of $1.00 per share. In September 1999, Mr. Panzo agreed to reduce his option award pursuant to his employment agreement. Mr. Panzo is now entitled to receive options to purchase 1,080,000 shares of our common stock.

     In September 1999, Net Value Holdings entered into a three year employment agreement with Lee Hansen pursuant to which Mr. Hansen will serve as Net Value Holdings' chief operating officer. In addition to an annual salary of $150,000, Mr. Hansen's employment agreement provides for bonus compensation at the discretion of the Board of Directors. Pursuant to his employment agreement, Mr. Hansen is entitled to certain fringe benefits, including participation in pension, profit sharing and bonus plans, as applicable, and life insurance, hospitalization, major medical, paid vacation and expense reimbursement. Net Value Holdings has agreed to award Mr. Hansen options to purchase

900,000 shares of common stock pursuant to a stock option plan that it intends to implement in 1999. Options to purchase 90,000 shares of common stock will vest immediately and the remainder of the options will vest over a three year period. As long as he is employed by Net Value Holdings, Inc., Mr. Hansen may exercise these options at an exercise price of $1.00 per share until the later of (i) the fifth anniversary of their vesting date or (ii) one year after the effective date of a registration statement registering the resale of the shares of common stock issuable upon exercise of the options. If Mr. Hansen's employment is terminated, then the exercise period of his options may be reduced.

Consulting Agreements

     We have entered into consulting agreements with each of Messrs. Uphoff, Aley and George. Pursuant to the terms of the consulting agreements, each of Messrs. Uphoff, Aley and George will be paid a monthly retainer of $500. The options to purchase shares of our common stock which we have agreed to issue to Messrs. Uphoff, Aley and George in exchange for their cancellation of the unvested shares of our capital stock which we issued to each of them in connection with our merger with Strategicus Partners will vest in equal increments over a period of 48 months provided each remains engaged as a consultant to our company. For a detailed discussion of the issuance and cancellation of these shares of our common stock, see "CERTAIN TRANSACTIONS." We may terminate their consulting agreements at any time and for any reason. If we terminate either of Mr. Aley's or Mr. George's consulting agreements, then the respective consultant shall forfeit all unvested stock options. If we terminate Mr. Uphoff's consulting agreement, then Mr. Uphoff shall forfeit all options which have not vested within 60 days of the termination date of his consulting agreement.

     Mr. Aley's consulting agreement also provides for the forgiveness of a loan in the principal amount of $267,000 which we have provided to Mr. Aley. We will forgive (i) one-third of the principal amount of this loan, plus accrued interest thereon, if Mr. Aley remains engaged by us on the first anniversary of the effective date of the merger with Strategicus Partners; (ii) one-third of the principal amount of these loans, plus accrued interest thereon, if Mr. Aley remains engaged by us on the second anniversary of the effective date of the merger with Strategicus Partners, Inc.; and (iii) one-third of the principal amount of this loan, plus accrued interest thereon, if Mr. Aley remains engaged by us on the third anniversary of the effective date of the merger with Strategicus Partners, Inc.

     On October 1, 1999 we entered into a consulting agreement with Paul H. Stephens, a founder and formerly a principal of the investment banking firm of Robertson Stephens & Company. Under the consulting agreement, Mr. Stephens has been appointed to our newly created Board of Advisors. In this capacity, Mr. Stephens will review and advise us regarding our business and prospects and the business and prospects of our partner companies. He will also assist us in completing acquisitions of and making investments in other businesses and will assist us in obtaining additional rounds of financing. Mr. Stephens led Robertson Stephens' research and institutional sales effort in the late 1970's and early 1980's and then transitioned into its new business corporate finance department where he worked until 1985. He then restructured the firm's venture capital group, managing it until 1990, when he formed The RS Orphan Fund, LP, a limited partnership focused on investing globally in undiscovered or neglected growth companies. In June 1993, Mr. Stephens launched The Contrarian Fund, a public mutual fund that also has a global focus on developing companies.

     In exchange for rendering these consulting services, we sold a total of 676,374 shares of our common stock to The RS Orphan Fund, LP and The RS Orphan Offshore Fund, LP for a total purchase price of $676,374. These funds also purchased a total of 1,324 shares of our Series B Preferred Stock and warrants to purchase 80,976 shares of our common stock in our October 1999 private placement offering. These funds are managed by Mr. Stephens. No additional compensation will be paid to Mr. Stephens pursuant to the consulting agreement. We will reimburse Mr. Stephens for reasonable business expenses which he incurs in performing his duties pursuant to the consulting agreement. This consulting agreement has a three year term and either we or Mr. Stephens may terminate this agreement upon one month's notice to the other party.

Board of Directors

     Our bylaws currently provide that the authorized number of directors that serve on our Board of Directors at any time will be a variable number ranging from one to nine with the exact number to be fixed by the Board of Directors. Our Board of Directors currently consists of five members. Members of our Board of Directors hold office for a period of three years. The terms of the current directors are staggered as follows:

Class of 2001:      Mr. Panzo

Class of 2000:      Messrs. Spink and Uphoff

Class of 1999:      Messrs. Aley and George

     Each director holds office until his successor is elected and qualified at the Annual Meeting of Stockholders held during the year in which his term expires. Our Board of Directors has an audit committee which consists of Messrs. Panzo, Uphoff and George. Our Board of Directors has a compensation committee which consists of Messrs. Panzo and Spink.

     Our directors who are also officers, employees, consultants or principal stockholders of our company do not currently receive additional compensation for their services to the board of directors. We intend to award stock options to our non-employee directors following implementation of a stock option plan.

Liability and Indemnification of Officers and Directors

     Our Amended and Restated Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director (i) for a breach of the director's duty of loyalty to our corporation or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit. These provisions are consistent with the applicable provisions of Delaware law.

     Our Amended and Restated Certificate of Incorporation requires us to indemnify all persons whom we may indemnify pursuant to the Delaware General Corporation Law to the full extent permitted by Delaware Law.

     In addition, our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of our common stock owned, as of October 4, 1999, by (i) the holders of more than 5% of our common stock, (ii) each of our directors, (iii) our executive officers and (iv) all directors and executive officers of our company as a group. Prior to this offering, as of October 4, 1999, an aggregate of 12,421,802 shares of our common stock were issued and outstanding. Assuming the consummation of this offering, as of October 4, 1999, an aggregate of 12,421,802 shares of our common stock will remain issued and outstanding. For purposes of computing the percentages under this table, it is assumed that all options and warrants to acquire our common stock which have been issued to the directors, executive officers and the holders of more than 5% of our common stock and are fully vested or will become fully vested within 60 days of the date of this Prospectus have been exercised by these individuals and the appropriate number of shares of our common stock have been issued to these individuals.

                                                           Shares of Common Stock Beneficially Owned
                                                           -----------------------------------------

                                                          Amount and Nature of
  Name of Beneficial Owner             Position         Beneficial Ownership (1)     Percentage of Class
  ------------------------             --------         ------------------------     -------------------
Sven Behrendt                         Beneficial                 827, 644                     6.7
10 Gilston Road                       Owner
London, United Kingdom

Rozel International Holdings, Ltd.    Beneficial                2,950,950                    23.8
Whitehill House                       Owner
Newby Road, Industrial Estate
Hazel Grove, Stockport
Cheshire, United Kingdom
SK7 5DA

Andrew P. Panzo                       Officer,                    141,663                     1.2
8 Pennsford Lane                      Director
Media, PA 19063

Barry Uphoff                          Director                    142,584                     1.1
4080 Winberie Avenue
Naperville, IL 60564

Douglas Spink                         Officer,
15455 NW Greenbrier Pkwy,             Director                    578,027                     4.6
Suite 210
Beaverton, OR 97006

Darr Aley                             Director                    142,584                     1.1
615 Howard Avenue
Brulingame, CA 94010

Stephen George                        Director                    142,584                     1.1
5 Morning Sun Avenue
Mill Valley, CA 94941

Lee Hansen                            Director                        -0-                       *
1475 Vallejo Street, #3
San Francisco, CA 94109

Tonga Partners, L.P.                  Beneficial                  824,963                     6.2
c/o Cannell Capital Management        Owner
600 California Street
14th Floor
San Francisco, CA 94108
Attn:  J. Carlo Cannell

                                                           Shares of Common Stock Beneficially Owned
                                                           -----------------------------------------
RS Orphan Fund, LP                                                983,458            7.6
388 Market Street
Suite 200
San Francisco, CA 94111
Attn:  Paul H. Stephens

All directors and executive                                     1,147,442            9.1
officers as a group
(6 people)

_________________
*    Less than one percent.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

(2) Includes 146,986 shares of common stock. Mr. Spink's ownership of these shares will vest within 60 days of September 30, 1999. Does not include 1,469,849 shares of common stock. Mr. Spink's ownership of these shares will not vest within 60 days of September 30, 1999 in accordance with the terms of the Merger Agreement and Plan of Reorganization dated as of June 21, 1999 between Net Value Holdings, Inc., Strategicus Partners, Inc. and Douglas Spink, as amended. Mr. Spink does not have voting or investment power with respect to these shares of common stock.

(3) Does not include stock options which we have agreed to grant to our officers and directors as our stock option plan remains subject to approval by our Board of Directors and our stockholders. We have agreed to grant the following stock options to our officers and directors upon adoption and approval of our stock option plan:


               Grantee                   Number of Options
               -------                   -----------------
               Darr Aley                 1,905,292
               Stephen George            1,905,292
               Lee Hansen                  900,000
               Andrew Panzo              1,080,000
               Barry Uphoff              1,905,292

                             SELLING STOCKHOLDERS


     The following table sets forth the names of the selling stockholders, the number of shares of our common stock beneficially owned by the selling stockholders as of October 4, 1999 and the number of shares of our common stock which may be offered for sale pursuant to this prospectus by the selling stockholders.

     Other than the shares listed for Messrs. Behrendt, Joeckel and Markman, the number of shares set forth in this table represents an estimate of the number of shares of our common stock to be offered for resale by the selling stockholders. We cannot determine the actual number of our shares of common stock issuable upon conversion of our Series B Preferred Stock and the exercise of the related warrants. This number will change based on the election by the holders of the Series B Preferred Stock to reset the conversion price. This number of shares of our common stock could be significantly less or more than these estimates depending on factors which we cannot predict at this time including, among other factors, the future market price of our common stock.

     If the holders had converted all of the shares of the Series B Preferred Stock on October 4, 1999, then the conversion price per share would have been $4.0875 and the Series B Preferred Stock would have been converted into approximately 1,180,184 shares of our common stock. The related warrants are exercisable into 295,040 shares of our common stock. Each holder may only convert its shares of Series B Preferred Stock to the extent that the number of shares of our common stock issuable upon conversion, together with the number of shares of our common stock owned by the holder and its affiliates would not exceed 4.99% of the issued and outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. This calculation of shares of common stock owned by a holder does not include shares of our common stock underlying unconverted shares of our Series B Preferred Stock owned by the holder. Accordingly, the number of shares of our common stock set forth in this table for each selling stockholder exceeds the number of shares of our common stock that each selling stockholder could own beneficially at any given time through their ownership of our Series B Preferred Stock. In this regard, beneficial ownership of each selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

     These shares may be offered from time to time by the selling stockholders named below. However, the selling stockholders are under no obligation to sell all or any portion of these shares of our common stock. In addition, the selling stockholders are not obligated to sell such shares of our common stock immediately under this prospectus. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

                                 Number of Shares       Percentage     Number of Shares of
                                  of Common Stock         Before        Common Stock After    Percentage After
             Name                 Before Offering      Offering (1)           Offering            Offering

--------------------------------------------------------------------------------------------------------------
Sven Behrendt
10 Gilston Road
London, U.K. SW1695R                  827,644            6.7                   20,000                *

Juergen Joekel
51 Valley Road
Athenton, CA  94027                   222,533            1.8                   20,000                *

                                 Number of Shares       Percentage     Number of Shares of
                                  of Common Stock         Before        Common Stock After    Percentage After
             Name                 Before Offering      Offering (1)           Offering            Offering
Gary E. Markman
424 Charles Lane
Wynnewood, PA  19096                  59,183                *                   -0-                  *


Tonga Partners, L.P.
c/o Cannell Capital
 Management
600 California Street
14th Floor
San Francisco, CA  94108             824,963              6.2                   -0-                  *
Attn:  J. Carlo Cannell

Yeoman Ventures, Ltd.
P.O. Box 146
Road Town, Tortola
British Virgin Islands
Attn:  Giora Lavie                   137,449              1.1                   -0-                  *

Lightline Limited
P.O. Box 146
Road Town, Tortola
British Virgin Islands
Attn:  Giora Lavie                   137,449              1.1                   -0-                  *

Little Wing LP
c/o Quilcap Corp.
375 Park Avenue
Suite 1404
New York, NY  10152
Attn:  Parker Quillen                247,568              2.0                   -0-                  *


Little Wing Too LP
c/o Quilcap Corp.
375 Park Avenue
Suite 1404
New York, NY  10152                   82,523                *                   -0-                  *
Attn:  Parker Quillen

Tradewinds Fund, LLC
c/o Quilcap Corp.
375 Park Avenue
Suite 1404
New York, NY  10152
Attn:  Parker Quillen                 82,523                *                   -0-                  *

                                 Number of Shares       Percentage     Number of Shares of
                                  of Common Stock         Before        Common Stock After    Percentage After
             Name                 Before Offering      Offering (1)           Offering            Offering
JDN Partners, L.P.
2420 Camino Ramon, Suite 222
San Raman, CA  94583                    371,220            2.9                  -0-                  *
Attn:  John Nguyen

Bayhill Fund, Ltd.
2420 Camino Ramon, Suite 222
San Raman, CA  94583
Attn:  John Nguyen                       41,129              *                  -0-                  *

RS Orphan Fund, LP
388 Market Street
Suite 200
San Francisco, CA  94111
Attn:  Paul H. Stephens                 983,458            7.6              473,462                  *

RS Orphan Offshore Fund, L.P.
CITCO Fund Services
Corporate Center
West Bay Road
P.O. Box 31106 SMB
Grand Cayman, Cayman Islands
British West Indies
Attn:  Paul H. Stephens                 421,292            3.3              202,912                  *
                                      ---------       --------             --------             -------

          TOTAL                       4,438,934                             716,374
                                      =========                            ========

__________
*    Less than one percent.
(1) Calculated in accordance with Rule 13d-3(d)(i) of the Securities Exchange Act of 1934.

                             PLAN OF DISTRIBUTION

     The shares of our common stock which the selling stockholders or their respective pledgees, donees, transferees or other successors in interest are offering for resale will be sold from time to time in one or more of the following transactions:

     .    block transactions;

     . transactions on the over the counter electronic bulletin board or on such other market on which our common stock may from time to time be trading;

     .    privately negotiated transactions;

     .    through the writing of options on the shares;

     .    short sales; or

     .    any combination of these transactions

     The sale price to the public in these transactions may be:

     .    the market price prevailing at the time of sale;

     .    a price related to the prevailing market price;

     .    negotiated prices; or

     . such other price as the selling stockholders determine from time to time.

The shares of our common stock may also be sold pursuant to Rule 144 promulgated under the Securities Act of 1933. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders or their respective pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered pursuant to this registration statement, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

     Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revisions to this prospectus.

     The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. These regulations may affect the marketability of these shares of our common stock.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the selling stockholders or their respective pledges, donees, transferees or other successors in interest, may be required to make in respect thereof.

     We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.


                             CERTAIN TRANSACTIONS

Share Exchange Transactions with Rozel International Holdings, Ltd.

     In October 1998, we completed a share exchange transaction with Rozel International Holdings, Ltd. in which we issued 1,000,000 shares of our common stock and 500,000 shares of our Series A Preferred Stock in exchange for 178,700 shares of BrightStreet's Series A Preferred Stock. This represented 100% of BrightStreet's issued and outstanding shares of Series A Preferred Stock. In October 1998, we also completed a share exchange transaction with Rozel International Holdings, Ltd. in which we issued shares of our common stock in exchange for shares of BrightStreet's common stock. Rozel International Holdings, Ltd. is a beneficial owner of 23.8% of our common stock.

Loan and Merger Agreements with Strategicus Partners, Inc.

     On May 28, 1999, we entered into a loan agreement with Strategicus Partners Inc., an Oregon corporation. Pursuant to this loan agreement, we agreed to lend Strategicus Partners up to $2,000,000 on a revolving credit basis with all advances made under the loan agreement due on July 12, 1999. We subsequently amended the due date for the repayment of these loans to July 30, 1999. Strategicus Partners was permitted to use the proceeds of these loans to make loans to two of its stockholders and to make investments in AsiaCD, Inc. and/or College411.com, Inc. The obligation of Strategicus Partners to repay these loans was evidenced by a promissory note in the principal amount of up to $2,000,000. Strategicus Partners secured its obligation to repay these loans by granting us a security interest in all of its assets including any of its investments in AsiaCD, Inc. and College411.com, Inc. We advanced an aggregate amount of $1,555,000 to Strategicus Partners pursuant to this loan agreement. Strategicus Partners used approximately $310,000 of these funds to make a loan to Douglas Spink and used the remainder of these funds to make investments in AsiaCD, Inc. and College411.com, Inc. and to pay the professional fees related to the completion of our merger with Strategicus Partners. Upon the completion of our merger with Strategicus Partners, we agreed to forgive the loan to Mr. Spink if he remains an employee of Net Value Holdings on May 28, 2000. For a more detailed discussion of this arrangement, see "MANAGEMENT-Employment Agreements."

     On June 21, 1999, we entered into a merger agreement with Strategicus Partners and Douglas Spink, the founder of Strategicus Partners, in which we agreed to merge with Strategicus Partners. We completed our merger with

Strategicus Partners on July 30, 1999. Subject to vesting provisions described in the merger agreement, we issued the following shares of our capital stock to the stockholders of Strategicus Partners:

                      Vested Shares of    Unvested Shares of    Vested Shares of     Unvested Shares of
                        Common Stock         Common Stock      Series A Preferred    Series A Preferred
                                                                     Stock                Stock
Douglas Spink              239,847           1,641,310               73,678                 504,187

Barry Uphoff               120,394           1,760,763               36,983                 540,882

Darr Aley                  120,394           1,760,763               36,983                 540,882

Stephen George             120,394           1,760,763               36,983                 540,882
                           -------           ---------              -------               ---------

     TOTAL                 601,029           6,923,599              184,627               2,126,833

     The unvested shares of our capital stock listed above vest ratably on a monthly basis over periods ranging from 24 months to 48 months based on the individual stockholder's continued employment or engagement as a consultant with Net Value Holdings. For a more detailed discussion of this arrangement, see "Management-Employment Agreements, Consulting Agreements." These shares, upon full vesting, were intended to represent approximately 40% of our issued and outstanding capital stock as of June 21, 1999, assuming the exercise or conversion of certain issued and outstanding convertible securities as of that date. In exchange for this issuance of our capital stock, we acquired all of the issued and outstanding capital stock of Strategicus Partners. Our primary purpose for completing the merger with Strategicus Partners was to acquire rights to the investments made by Strategicus Partners in metacat.com, inc., AsiaCD, Inc. and College411.com, Inc. and to retain the services of the four stockholders of Strategicus Partners as employees and/or consultants of our company.

Forgiveness of Certain Loans to Members of Our Management Team

     In May 1999, Strategicus Partners made a loan to Mr. Spink in the principal amount of $310,000. The loan accrues interest at a simple rate of 9% per annum. The repayment of the principal amount of this loan plus all accrued interest was originally due on July 12, 1999 but was subsequently extended to July 30, 1999. Upon the completion of our merger with Strategicus Partners, we entered into an employment agreement with Mr. Spink in which we agreed not to take any actions to demand repayment or to collect this loan during the term of the employment agreement so long as we do not terminate Mr. Spink's employment for "cause," death or disability (as such terms are defined in the employment agreement) and we agreed to forgive the principal amount plus all accrued interest related to this loan upon the satisfaction of certain conditions. For a more detailed discussion of this arrangement, see "MANAGEMENT-Employment Agreements."

     In June 1999, we extended a loan to Mr. Aley in the principal amount of $267,000. The repayment of the principal amount of this loan plus all accrued interest was originally due on July 12, 1999 but was subsequently extended to July 30, 1999. Upon the completion of our merger with Strategicus Partners, we entered into a consulting agreement with Mr. Aley in which we agreed not to take any actions to demand repayment or to collect this loan during the term of the consulting agreement. We also agreed to forgive Mr. Aley 's obligation to repay a portion of this loan if he remains engaged as a consultant to our corporation on each of the first three anniversaries of the date of his consulting agreement. For a more detailed discussion of this arrangement, see "MANAGEMENT-Consulting Agreements."

Series A Preferred Stock Exchange

     In September 1999, we exchanged 2,898,788 shares of our common stock for all 4,831,312 issued and outstanding shares of our Series A Preferred Stock. For a detailed discussion of this transaction, see "DESCRIPTION OF CAPITAL STOCK-Preferred Stock." Messrs. Spink, Uphoff, Aley and George participated in this offering and received a total of 1,386,876 shares of our common stock in exchange for the cancellation of all of their 2,311,460 shares of our Series A Preferred Stock.

Cancellation of Unvested Shares of Common Stock and Agreement to Issue Options to Purchase Shares of Our Common Stock

     On August 31, 1999, we entered into an agreement with each of Messrs. Uphoff, Aley and George to immediately cancel all of their unvested shares of our common stock. In addition, for each share of common stock that we agreed to cancel, we agreed to issue an option to purchase one share of our common stock pursuant to a stock option plan which we intend to implement in 1999. Each of these options will have an exercise price of $1.00 per share and will be subject to the same vesting provisions that applied to the unvested shares of common stock as described in our merger agreement with Strategicus Partners. On September 13, 1999, each of Messrs. Uphoff, Aley, George and Panzo agreed to forfeit their rights to receive 180,000 stock options. On September 13, 1999, Mr. Spink agreed to allow Net Value Holdings to cancel 180,000 of his unvested shares of common stock. These members of the management team entered into these agreements to allow us to issue 900,000 stock options to Mr. Hansen. In September 1999, we entered into an employment agreement with Mr. Hansen pursuant to which we agreed to issue 900,000 stock options to Mr. Hansen. For a detailed discussion of the terms of Mr. Hansen's employment agreement, see "MANAGEMENT-- Employment Agreements." These transactions and the adoption of our stock option plan are subject to the approval of our stockholders.

Personal Investments of Members of Our Management Team in Our Partner Companies

     Members of our management team have made personal investments in some of our partner companies. Through September 30, 1999, members of our management team have made the following investments:

                          Partner Company            Amount of Investment
                          ----------------           --------------------
Andrew P. Panzo                AsiaCD                      $12,000
Barry Uphoff                   AsiaCD                       12,000
Darr Aley                      AsiaCD                       12,000
Stephen George                 AsiaCD                       12,000

     In addition, Mr. Aley currently owns options to purchase 50,000 shares of College411's common stock and Mr. George currently owns 37,500 shares of College411's common stock.

San Francisco Office Space

     We share office space in San Francisco, California with XCHANGES CORPORATION, a corporation owned by Mr. George, at no expense.

                         DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.

     The following discussion is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to this registration statement.

Common Stock

     The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. Accordingly, holders of a majority of the outstanding shares of our common stock can elect all members of our Board of Directors, and holders of the remaining shares by themselves cannot elect any member of the Board of Directors.

     The holders of our common stock are entitled to receive dividends in the discretion of our Board of Directors. We may only pay dividends out of funds legally available for this purpose. In the event of the liquidation, dissolution or winding up of Net Value Holdings, Inc., the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of shares of our common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemptive provisions applicable to our common stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

     Our certificate of incorporation provides that our Board of Directors may establish one or more classes or series of preferred stock having such number of shares and relative voting rights, designation, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution or our winding up in such amounts are established by our Board of Directors' resolutions issuing such shares.

     In 1998 and 1999, we issued of 4,831,312 shares of our Series A Preferred Stock to accredited investors. Our Series A Preferred Stock was convertible into up to one share of our common stock upon our achievement of specified performance objectives. After discussions with potential investment bankers, underwriters and other sources of capital financing, we determined that the conversion features of our Series A Preferred Stock were too complicated and created uncertainty regarding the number of shares of our common stock which may have been issuable into the market at any given time upon our satisfaction of the performance objectives. Therefore, pursuant to a private offering, we issued 2,898,788 shares of our common stock in exchange for all 4,831,312 issued and outstanding shares of our Series A Preferred Stock. Pursuant to this offering, the holders of our Series A Preferred Stock forfeited all ownership rights to the Series A Preferred Stock and any shares of our common stock issuable upon conversion of the Series A Preferred Stock and released and discharged us and each of our present and future officers, directors and employees from all claims or rights related to the Series A Preferred Stock. As there are no longer any issued and outstanding shares in this series, we plan to cancel the Series A Preferred Stock.

     In September 1999, we designated our Series B Preferred Stock. In September and October 1999, we issued 4,824 shares of this series to ten accredited investors in connection with a private placement offering in which we raised gross proceeds of $4,824,000.

     The shares of Series B Preferred Stock, valued at $4,824,000, are convertible into shares of our common stock at a conversion price of $4.0875 per share. The holders of the Series B Preferred Stock may elect to convert the Series B Preferred Stock into shares of our common stock at any time after the earlier of (i) March 15, 2000 and (ii) 20 days after the effective date of this registration statement. During the period from September 17, 1999 until the first anniversary of the effective date of this registration statement, the holders of the Series B Preferred Stock may elect to reset the conversion price to a price per share equal to the greater of:

     . the closing bid price of our common stock on the two trading days immediately preceding the date that we receive notice of the reset election; and

     .    $2.50.

     The holders of the Series B Preferred Stock may only elect to reset the conversion price once and they may not reset the conversion price below $2.50 per share. The Series B Preferred Stock accrues dividends at the rate of 5% per annum of the liquidation value of $1,000 per share. However, the dividend rate increases to 10% per annum whenever the closing bid price of our common stock is below 2.50 per share for ten consecutive trading days. The dividend rate of the Series B Preferred Stock is reset to 5% per annum only after the closing bid price of our common stock is above $2.50 per share for five consecutive trading days.

     If the holders elected to convert all of the Series B Preferred Stock on October 4, 1999, then the Series B Preferred Stock would have been converted into approximately 1,180,184 shares of our common stock. However, this number of shares will be significantly greater if the conversion price is reset to $2.50 per share. Purchasers of our common stock could therefore experience substantial dilution of their investment upon conversion of the Series B Preferred Stock. The shares of Series B Preferred Stock are not registered and may only be resold if registered under the Securities Act of 1933 or sold in accordance with an applicable exemption from registration, such as Rule 144 promulgated under the Securities Act of 1933. We are registering the shares of our common stock which are issuable upon conversion of the Series B Preferred Stock in this registration statement. We may redeem all or a portion of the Series B Preferred Stock at a price per share equal to 120% of the liquidation preference amount, plus any accrued and unpaid dividends on the Series B Preferred Stock.

Registration Rights

     Subsequent to this offering, holders of four convertible promissory notes in the aggregate principal amount of $900,000, which are convertible into a total of 360,000 shares of our common stock, plus additional shares for unpaid interest at the time of conversion, are entitled to registration rights for such shares issuable upon conversion. The holders of these convertible promissory notes have "piggy-back" registration rights with regards to the shares of our common stock issuable upon conversion of these notes in any offering of our securities pursuant to a registration statement on Forms S-1, S-2 or S-3 filed subsequent to the consummation of our merger with BrightStreet. We will bear the expenses incurred in connection with filing such registration statement.

     Upon a change of control, as defined in the merger agreement with Strategicus Partners and Douglas Spink, Messrs. Panzo, Spink, Uphoff, Aley and George may demand registration of the vested shares of common stock owned by each in a public offering of such securities under the Securities Act of 1933. We are required to use our best efforts to effect such registration. We will bear the expenses incurred in connection with such registrations.

     We are obligated to register 807,644 shares of our common stock owned by Sven Behrendt and 202,533 shares of our common stock owned by Juergen Joeckel, In addition, we are obligated to issue 10,000 shares of our common stock to each of Messrs. Behrendt and Joeckel as a penalty for not registering their shares by August 15, 1999 and we are required to issue additional shares of our common stock to each of Messrs. Behrendt and Joeckel at the rate of 10,000 shares per month for each additional day that we have not filed a registration statement with the Securities and

Exchange Commission registering the resale of their shares of common stock. As of September 30, 1999, we have issued 20,000 shares of our common stock to each of Messrs. Behrendt and Joeckel.

     Subsequent to this offering, two stockholders holding an aggregate of 676,374 shares of our common stock are entitled to registration rights. These stockholders have "piggy-back" registration rights in any offering of our securities pursuant to a registration statement on Forms S-1, S-2 or S-3 filed subsequent to the effective date of this registration statement. We will bear the expenses incurred in connection with filing such registration statement.

Common Stock Purchase Warrants

     As of the date of this prospectus, we have issued 1,161,272 common stock purchase warrants.

     On March 1, 1999, in connection with an issuance of convertible promissory notes in the aggregate principal amount of $900,000, we issued warrants to purchase 90,000 shares of our common stock at an exercise price of $2.50 per share and warrants to purchase 90,000 shares of our common stock at an exercise price of $5.00 per share. These warrants are exercisable at any time prior to February 28, 2002.

     In May 1999, we issued convertible promissory notes in the aggregate principal amount of $4,270,125 to a group of accredited investors. The convertible promissory notes were issued in satisfaction of promissory notes issued by BrightStreet. Each participant in this offering received a convertible promissory note with a principal amount equal to the principal amount of his BrightStreet promissory note, plus all accrued interest thereon as of December 31, 1998, in exchange for the cancellation of his BrightStreet promissory note and their agreement to release us, BrightStreet and the present and future officers and directors from any claims related to his promissory note. The noteholders may convert these convertible promissory notes at any time at a conversion rate of $2.00 per share. We may require the noteholders to convert the entire principal amount of their convertible promissory notes, plus all accrued interest thereon, in the event the market price of our common stock reaches certain targets and the registration of the resale of all shares of our common stock issuable to the noteholders upon such mandatory conversion of the convertible promissory notes. We are obligated to issue a warrant to purchase one-half of one share of our common stock for each share of our common stock issued to the noteholders upon any conversion of the convertible promissory notes. These warrants are exercisable for a period of three years after their grant date at an exercise price of $6.00 per share. As of the date of this prospectus, we have issued warrants to purchase 586,232 shares of our common stock to holders who have converted their promissory notes.

     In connection with the private offering which we completed in September 1999, we issued warrants to purchase 100,000 shares of our common stock at an exercise price of $5.00 per share. These warrants are exercisable for a period of three years from the date of grant.

     As of October 4, 1999, we had issued and outstanding callable and non-callable A, B, C and D warrants to purchase, in the aggregate, 295,040 shares of our common stock. We issued these warrants to the purchasers of the Series B Preferred Stock and they are exercisable until October 1, 2004. Each type of warrant is exercisable for, in the aggregate, the number of shares and at the exercise price set forth below:

                                             Shares         Exercise Price
                                             ------         --------------
Non-callable A Warrants                      36,880             $4.49625
Callable A Warrants                          36,880             $4.49625
Non-callable B Warrants                      36,880             $  4.905
Callable B Warrants                          36,880             $  4.905
Non-callable C Warrants                      36,880             $5.31375
Callable C Warrants                          36,880             $5.31375
Non-callable D Warrants                      36,880             $ 5.7225
Callable D Warrants                          36,880             $ 5.7225

     The exercise price of each of these warrants may be adjusted from time to time under certain antidilution provisions. If the closing bid price of our common stock is at least 150% of the relevant exercise price for 20 consecutive trading days and this registration statement has been effective for 20 days, then we may terminate the callable warrants by delivering 20 days written notice to the holders. The shares of our common stock issuable upon exercise of these warrants are being registered pursuant to this registration statement.

Transfer Agent and Registrar

     The transfer agent for our common stock is StockTrans, Inc. The transfer agent's address is 7 East Lancaster Avenue, Ardmore, Pennsylvania 19003, and its telephone number is (610) 649-7300.


                        SHARES ELIGIBLE FOR FUTURE SALE

     12,421,802 shares of our common stock were outstanding as of October 4, 1999.

     Under the terms of the subscription agreements of previous private placements of our securities, 7,324,723 outstanding shares of our common stock may not be sold or otherwise transferred, without our prior written consent or the prior written consent of a placement agent whom we designate, except for certain familial transfers, until the date set forth below:

               Number of Shares               Restrictions in
               Subject to Restriction         Effect Through
               ----------------------         --------------

                    3,019,852                 First anniversary of the later of
                                              (i) the date the shares are
                                              eligible for sale under Rule 144
                                              or (ii) the effective date of a
                                              registration statement registering
                                              the resale of the shares.

                    4,304,871                 First anniversary of effective
                                              date of our merger with
                                              BrightStreet

     Holders of 5,847,193 shares of our common stock have certain registration rights with respect to the registration of the resale of such shares under the Securities Act of 1933. Upon the effectiveness of this registration statement, which we are filing on behalf of thirteen such stockholders, 3,722,560 of these shares will be freely tradeable under the Securities Act of 1933.

     Upon completion of this offering, 11,312,442 "restricted shares" as defined in Rule 144 will be outstanding. None of these shares will be eligible for sale in the public market as of the effective date of this registration statement.

     In general, under Rule 144 as currently in effect, beginning on the later of (i) 90 days after the effective date of this registration statement, or (ii) the date on which the transfer restrictions described above have expired, a person (or persons whose shares are aggregated) who owns shares that were purchased from us (or any affiliate) at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

     .    1% of the then outstanding shares of our common stock; or

     . the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange commission.

     Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us (or any affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     In addition to the outstanding shares of our common stock described above, as of the date of this prospectus, we have 7,695,876 shares of common stock reserved for issuance upon the exercise of outstanding options, 3,690,624 shares of our common stock reserved for issuance upon the conversion of issued and outstanding convertible debentures in the aggregate principal amount of $7,956,469 and 1,161,272 shares of common stock reserved for issuance upon the exercise of common stock purchase warrants. All of these securities and the shares of our common stock underlying each of these securities are restricted securities. The transfer of these restricted securities is subject to the requirements of Rule 144, as discussed above.

     Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering on this registration statement could negatively impact the market price of our common stock. For a detailed discussion of this risk, see "RISK FACTORS--RISKS PARTICULAR TO NET VALUE HOLDINGS, INC.--Shares Eligible For Future Sale By Current Holders Of Our Securities May Decrease The Price Of Common Stock." We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.


         PRINCIPAL UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

     For U.S. federal income tax purposes, a resident alien individual is treated like a citizen: he or she is subject to U.S. tax on all of his or her income, regardless of the source. A nonresident alien individual, on the other hand, is subject to a special tax regime that is fundamentally different from that which applies to citizens and resident aliens. You are a non-resident alien if:

          . you are not a lawful permanent resident of the U.S. at anytime during the calendar year;

          .    you do not make an election to be treated as a resident alien;
               and

          . you are not physically present in the U.S. for 183 days or more during the calendar year or the sum of your days of physical presence in the U.S. for the current calendar year plus 1/3 the number of days in the first preceding calendar year plus 1/6 the number of days in the second preceding calendar year equals less than 183 days provided; however, that you will not be treated as a resident pursuant to this lookback rule if (i) you are not physically present in the U.S. for at least 31 days during the calendar year; or (ii) you can establish that you have a tax home in and closer connections to a foreign country.

     The following discussion summarizes principal U.S. federal income and estate tax consequences of the ownership and disposition of common stock by "non-U.S. holders." You are a "non-U.S. holder" for U.S. federal income tax purposes if you are:

          .    a non-resident alien individual;

          .    a foreign corporation;

          .    a foreign partnership; or

          . an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from common stock.

     This discussion does not consider the specific facts and circumstances that may be relevant to particular holders and does not address the treatment of holders of common stock under the laws of any state, local or foreign taxing jurisdiction. This discussion is based on the tax laws of the U.S., including the Internal Revenue Code, as amended to the date hereof, existing and proposed regulations thereunder, and administrative and judicial interpretation thereof, as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     You should consult your own tax advisors with regard to the application of the federal income tax laws to your particular situation, as well as to the applicability and effect of any state, local or foreign tax laws to which you may be subject.

Dividends

     If you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if so specified in an applicable income tax treaty. If, however, the dividends are effectively connected with your conduct of a trade or business within the U.S. (holding stock in a corporation engaged in a trade or business in the U.S. does not cause the shareholder to be engaged in a U.S. trade or business by reason of the stock ownership), and they are attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. income tax on a net income basis on such dividends, then such "effectively connected" dividends generally are not subject to withholding tax. Instead, such effectively connected dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

     Effectively connected dividends received by a non-U.S. corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

     Under currently effective U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the 30% withholding tax discussed above. Under current interpretations of U.S. Treasury regulations, this presumption that dividends paid to an address in a foreign country are paid to a resident of that country, unless the payor has knowledge to the contrary, also applies for the purposes of determining whether a lower tax treaty rate applies.

     Under U.S. Treasury regulations that will generally apply to dividends paid after December 31, 2000, the "New Regulations," if you claim the benefit of a lower treaty rate, you must satisfy certain certification requirements. In addition, in the case of common stock held by a foreign partnership, the certification requirements generally will apply to the partners of the partnership and the partnership must provide certain information, including a U.S. taxpayer identification number. The final withholding regulations also provide look-through rules for tiered partnerships.

     If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any excess amounts withheld by filing a refund claim with the IRS.

Gain On Disposition of Common Stock

     If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain recognized on a disposition of common stock unless:

          . the gain is effectively connected with your conduct of a trade or business in the U.S. and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation or a net income basis on gain from the sale or other disposition of the common stock;

          . you are an individual, you hold the common stock as a capital asset and you are present in the U.S. for 183 or more days in the taxable year of the sale or certain other conditions exist; or

          . you are or have been a "United States real property holding corporation" for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock, and you are not eligible for any treaty exemption.

     Effectively connected gains recognized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

     We have not been, are not, and do not anticipate becoming a "United States property holding corporation" for federal income tax purposes.

Federal Estate Tax

     For estate tax purposes, an individual is a resident if at the time of death he or she has domicile in the U.S. One has domicile if one intends to
reside in the U.S. permanently or indefinitely.   Common stock held by an
individual non-U.S. holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate taxes, unless an applicable estate tax treaty provides otherwise. The amount of the Federal estate tax will be between 6% and 30% of the non-U.S. holder's taxable estate, depending upon the size of the estate.

Information Reporting and Backup Withholding

     In general, U.S. information reporting requirements and backup withholding tax will not apply to dividends paid to you if you are either:

          .    subject to the 30% withholding tax discussed above, or

          . not subject to the 30% withholding tax because an applicable tax treaty reduces or eliminates such withholding tax,

although dividend payments to you will be reported for purposes of the withholding tax. See the discussion under "Dividends" above for further discussion of the reporting of dividend payments. If you do not meet either of these requirements for exemption and you fail to provide certain information, including your U.S. taxpayer identification number, or otherwise establish your status as an "exemption recipient," you may be subject to backup withholding of U.S. federal income tax at a rate of 31% on dividends paid with respect to common stock.

     U.S. information reporting and backup withholding requirements generally will not apply to a payment of the proceeds of a sale of common stock made outside the U.S. through an office outside the U.S. of a non-U.S. broker. However, U.S. information reporting, but not backup withholding, will apply to a payment made outside the U.S. of the proceeds of a sale of common stock through an office outside the U.S. of a broker that:

          .    is a U.S. person;

          . derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

          .    is a "controlled foreign corporation" as to the U.S.; or

          . with respect to payments made after December 31, 2000, is a foreign partnership with certain connections to the U.S.

in each case, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. person and has no knowledge to the contrary or the holder otherwise establishes an exemption.

     Payment of the proceeds of a sale of common stock to or through a U.S. office of a broker is subject to both U.S. backup withholding and information reporting unless the holder certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

     Backup withholding is not an additional tax and you may apply any taxes that are withheld against your tax liability and you generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing a refund claim with the Internal Revenue Service.

                                    EXPERTS

     The consolidated financial statements of Net Value Holdings, Inc. as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been included herein and in the registration statement in reliance on the report of L.J. Soldinger Associates, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon for us by Klehr, Harrison, Harvey, Branzburg & Ellers LLP, Philadelphia, Pennsylvania.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933 with respect to our common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Net Value Holdings, Inc. and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract and any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to such exhibit. The registration statement, including exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address http://www.sec.gov.

================================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Net Value Holdings, Inc. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Net Value Holdings, Inc. or that information contained herein is correct as of any time subsequent to the date hereof.

                              ___________________



                        _______________________________



                           NET VALUE HOLDINGS, INC.


                       3,722,560 SHARES OF COMMON STOCK



                                 _____________

                                  PROSPECTUS
                                 _____________



                                October 7, 1999




================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSE OF ISSUANCE AND DISTRIBUTION.

     The following is an itemization of all estimated expenses which we have incurred or expect to incur in connection with the issuance and distribution of the securities which we are registering in this registration statement. All amounts are estimated except for the Securities and Exchange Commission Registration Fee

     Securities and Exchange Commission Registration Fee..  $  4,527.56
     EDGAR and Printing Expenses..........................     5,000.00
     Legal Fees and Expenses..............................   100,000.00
     Accounting Fees and Expenses.........................    80,000.00
     Blue Sky Fees and Expenses...........................     5,000.00
     Transfer Agent's Fees and Expenses...................     1,000.00
     Miscellaneous Expenses...............................     4,472.44
                                                            -----------

          Total*..........................................  $200,000.00
                                                            ===========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the General Corporate Law of the State of Delaware, Net Value Holdings, Inc. has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. Net Value Holding, Inc.'s bylaws (Exhibit 3.1 hereto) also provide for mandatory indemnification of its directors, officers, employees and agents to the fullest extent permissible under Delaware Law.

     Net Value Holdings, Inc.'s Amended and Restated Certificate of Incorporation (Exhibit 3.2 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Net Value Holdings, Inc. and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Net Value Holdings, Inc., for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Net Value Holdings, Inc. intends to obtain in conjunction with the effectiveness of the registration statement, a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In September 1998, we issued and sold an aggregate of 2,950,000 shares of our common stock at an offering price of $.20 per share to a group of accredited investors pursuant to Rule 504. This offering generated gross proceeds of $590,000 of which we paid an aggregate of $47,200 in commissions to registered broker-dealers.

     In September 1998, we issued a promissory note in the principal amount of $900,000 to one accredited investor pursuant to Section 4(2) of the Securities Act of 1933 in exchange for $900,000. This promissory note matured on March 1, 1999 and on that date we issued four convertible promissory notes in the aggregate principal amount of $900,000 to the lender and three of its affiliates and paid $50,334 (representing all accrued interest on the original promissory note through February 28, 1999) in exchange for the lender's cancellation of the promissory note and its release of our corporation and our present and future officers and directors from any claims related to payment of principal and accrued interest pursuant to the promissory note. The lenders may convert all or any part of the outstanding principal amount of the convertible promissory notes, plus all accrued interest thereon through the date of conversion, into shares of our common stock at a conversion price of $2.50 per share. We may force the lenders to convert the entire principal amount of the convertible promissory notes, plus all accrued interest thereon, upon our common stock's satisfaction of certain price and volume requirements and the registration of the resale of all shares of our common stock issuable to the lenders upon such mandatory conversion of the convertible promissory note. The lenders are also entitled to piggyback registration rights with respect to all shares issuable upon any conversion of the convertible promissory notes. As additional consideration for the lender's agreement to cancel the original promissory note and accept convertible promissory notes in full satisfaction of our obligations pursuant to the original promissory note, we issued the lender a warrant to purchase 90,000 shares of our common stock at an exercise price of $2.50 per share and a warrant to purchase 90,000 shares of our common stock at an exercise price of $5.00 per share. The lender may exercise each of these warrants at any time prior to February 28, 2002. The lender is not entitled to any registration rights with respect to any shares of our common stock issued upon the exercise of either of these warrants. In July 1999, we issued an aggregate total of 6,138 shares of our common stock to the lenders as payment of accrued interest on the convertible promissory notes for the quarter ended June 30, 1999.

     In October 1998 we issued 1,000,000 shares of our common stock and rights to receive 500,000 shares of our preferred stock to an accredited investor pursuant to Rule 506 in exchange for 178,700 shares of Series A Preferred Stock of BrightStreet.

     In October 1998, November 1998 and December 1998, we issued 2,019,852 shares of our common stock and 2,019,852 shares of our Series A Preferred Stock to a group of accredited investors pursuant to Rule 506 in exchange for 8,079,408 shares of common stock of BrightStreet.

     In November 1998 and January 1999, we issued convertible debentures in the aggregate principal amount of $1,642,500 pursuant to Rule 506 to a series of accredited investors in exchange for $1,642,500 of which we paid $112,000 in commissions to registered broker-dealers. The principal amount of these convertible debentures plus the accrued interest thereon is convertible by the holders at any time and by us upon the completion of our merger with BrightStreet at a conversion price of $2.00 per share. As of September 30, 1999, holders of three convertible debentures issued in this offering have converted their debentures in the principal amount of $240,000 and the accrued interest thereon into 123,724 shares of our common stock.

     During the period from January 1999 through June 1999, we issued convertible debentures in the aggregate principal amount of $6,215,000 pursuant to Rule 506 to a series of accredited investors in exchange for $6,215,000 of which we paid $410,100 in commissions to registered broker-dealers. The principal amount of these convertible debentures plus the accrued interest thereon is convertible by the holders at any time and by us upon the completion of our merger with BrightStreet at a conversion price of $2.50 per share. As of October 5, 1999, holders of five convertible debentures issued in this offering have converted their debentures in the principal amount of $2,600,000 plus accrued interest into 1,051,943 shares of our common stock.

     In April 1999, we issued convertible promissory notes in the aggregate principal amount of $4,270,125 pursuant to Rule 506 to a series of accredited investors in exchange for their cancellation of matured promissory notes which were issued by BrightStreet in October, November and December 1997 and their agreement to release us, BrightStreet and the present and future officers and directors of each corporation from any claims related to their BrightStreet promissory notes. Each participant in this offering received a convertible promissory note with a principal amount equal to the principal amount of their BrightStreet promissory note plus all accrued interest thereon as of December 31, 1998. Each noteholder may convert all or any part of the outstanding principal amount of their convertible promissory note, plus all accrued interest thereon through the date of conversion, into shares of our common stock at any time at a conversion rate of $2.00 per share. We may force the noteholders to convert the entire principal amount of their convertible promissory notes, plus all accrued interest thereon at a conversion price of $2.00 per share upon our common stock's achievement of certain market price targets and the registration of the resale of all shares of our common stock issuable to the noteholders upon such mandatory conversion of the convertible promissory notes. We are obligated to issue a warrant to purchase one-half of one share of our common stock for each share of our common stock issued to the noteholders upon any conversion of the convertible promissory notes. These warrants are exercisable for a period of three years from the date of issuance at an exercise price of $6.00 per share. As of October 5, 1999, holders of convertible promissory notes issued in this offering have converted their promissory notes in the principal amount of $2,231,158, plus accrued interest into 1,172,456 shares of our common stock and we issued warrants to purchase 586,232 shares of our common stock to these holders.

     In July 1999, we issued 601,029 vested shares of our common stock, 6,923,599 unvested shares of our common stock, 184,627 vested shares of our Series A Preferred Stock and 2,126,833 unvested shares of our Series A Preferred Stock to four accredited investors pursuant to Rule 506 in exchange for their tender of all of the issued and outstanding capital stock of Strategicus Partners, Inc.

     In August 1999, we issued 2,898,788 shares of our common stock to our stockholders pursuant to Rule 506 in exchange for their tender of 4,831,312 shares of our Series A Preferred Stock and their agreement to release us and our present and future officers and directors from any claims related to these rights and any shares of common stock that were to be issuable upon conversion of these shares of Series A Preferred Stock.

     In September 1999, we issued 40,250 shares of our common stock to six accredited investors pursuant to Section 4(2) of the Securities Act of 1933 in settlement of various debts and other obligations.

     In September and October 1999, we issued 4,824 shares of our Series B Preferred Stock and warrants to purchase 295,040 shares of our common stock to ten accredited investors pursuant to Rule 506 in exchange for $5,000,000, of which we paid $250,000 in commissions to a registered broker-dealer.

     In October 1999, we issued 676,374 shares of our common stock to an accredited investor pursuant to Section 4(2) of the Securities Act of 1933 in exchange for $676,374.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Item 16.  Exhibits and Financial Statement Schedules

     (a)  Exhibits

Exhibit
Number         Document
------         --------
2.1            Merger Agreement and Plan of Reorganization dated as of June 21,
               1999 among Net Value Holdings, Inc. and Strategicus Partners Inc.
               and Douglas Spink

2.2            Amendment No. 1 to Merger Agreement and Plan of Reorganization

2.3            Amendment No. 2 to Merger Agreement and Plan of Reorganization

2.4            Fairness Opinion of Ferris Baker Watts, dated July 30, 1999,
               Regarding the Merger Between Net Value Holdings, Inc. and
               Strategicus Partners Inc.

3.1            Amended and Restated Certificate of Incorporation

3.2            Bylaws

4.1            Specimen Certificate for Net Value Holdings, Inc.'s Common Stock

4.2            Form of Convertible Promissory Note of Net Value Holdings, Inc.
               convertible into shares of common stock at a conversion price of $2.00 per share

4.3            Form of Convertible Promissory Note of Net Value Holdings, Inc.
               convertible into shares of common stock at a conversion price of $2.50 per share

4.4            Certificate of Designations, Preferences and Rights of Series A
               Convertible Preferred Stock

4.5            Certificate of Designations, Preferences and Rights of Series B
               Convertible Preferred Stock

5.1* Form of Opinion of Klehr Harrison Harvey Branzburg & Ellers as to the legality of the shares of common stock being registered

10.1           Employment Agreement with Andrew P. Panzo, dated June 1, 1999

10.2           Employment Agreement with Douglas Spink, dated June 17, 1999

10.3           Employment Agreement with Lee Hansen, dated September 15, 1999

10.4           Consulting Agreement with Barry Uphoff, dated June 30, 1999

10.5           Consulting Agreement with Darr Aley, dated June 30, 1999

10.6           Consulting Agreement with Stephen George, dated June 21, 1999

10.7           Loan Agreement between Strategicus Partners Inc. and Net Value
               Holdings, Inc., dated as of May 28, 1999

10.8           Amendment No. 1 to the Loan Agreement between Strategicus
               Partners Inc. and Net Value Holdings, Inc.

10.9           Amendment No. 2 to the Loan Agreement between Strategicus
               Partners Inc. and Net Value Holdings, Inc.

10.10 Promissory Note in the amount of $310,000 issued by Douglas Spink in favor of Strategicus Partners Inc., dated May 28, 1999

10.11 Promissory Note in the amount of $267,000 issued by Darr Aley in favor of Net Value Holdings, Inc., dated June 16, 1999

10.12          Promissory Note issued by Net Value, Inc. in favor of SUNCL,
               Inc., dated October 1, 1998

10.13          Loan Agreement by and among Net Value, Inc., American Maple Leaf
               Financial Corporation and the other signatories thereto, dated
               June 26, 1998

10.14          Promissory Note issued by Net Value, Inc. in favor of American
               Maple Leaf Financial Corporation, dated June 26, 1998

10.15          Stock Purchase Agreement By and Between AsiaCD, Inc. and
               Strategicus Partners, Inc., dated July 29, 1999

10.16          Common Stock Purchase Agreement By and Between College411.com,
               Inc. and Strategicus Partners, Inc., dated July 28, 1999

10.17 Asset Exchange, Inc. Series A Preferred Stock Purchase Agreement, dated September 10, 1999

10.18          Asset Exchange. Inc. Investor Rights Agreement, dated September
               10, 1999

10.19 Series B Convertible Preferred Stock Purchase Agreement, dated as of September 17, 1999

10.20          Registration Rights Agreement

10.21          Form of Warrant

11.1           Statement re: computation of per share earnings

21.1           Subsidiaries of Net Value Holdings, Inc.

23.1           Consent of L.J. Soldinger Associates regarding Net Value
               Holdings, Inc.

24.1           Power of Attorney, included on the signature page hereof

27.1           Financial Data Schedule

___________

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (A) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)  The registrant further undertakes that:

     (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 7, 1999.

                              NET VALUE HOLDINGS, INC.

                         BY:  /s/ Andrew P. Panzo
                              --------------------------------------------------
                              Andrew P. Panzo
                              President and Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew P. Panzo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                             TITLE
---------                             -----
/s/ Andrew P. Panzo                   President, Chief Executive Officer        October 7, 1999
-------------------------
Andrew P. Panzo                       and Director
                                      (Principal Executive, Financial
                                      and Accounting Officer)
/s/ Barry Uphoff                                                                October 7, 1999
-------------------------
Barry Uphoff                          Chairman of the Board of
                                      Directors

/s/ Douglas Spink                                                               October 7, 1999
-------------------------
Douglas Spink                         Chief Technology Officer
                                      and Director

/s/ Darr Aley                                                                   October 7, 1999
-------------------------
Darr Aley                             Executive Vice President
                                      for Business Development
                                      and Director

/s/ Stephen George                                                              October 7, 1999
-------------------------
Stephen George                        Director

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)



                       INDEX TO THE FINANCIAL STATEMENTS
                       ---------------------------------



                                                              Page
                                                            --------


Independent Auditors' Report                                  F2


Balance Sheets                                                F3


Statements of Operations                                      F4


Statements of Stockholders' Deficit                           F5


Statements of Cash Flows                                      F8


Notes to Financial Statements                                 F9





                                      -F1-

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------


To the Board of Directors and
Stockholders of Net Value Holdings, Inc.


We have audited the accompanying balance sheets of Net Value Holdings, Inc. (a development stage entity) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Net Value Holdings, Inc. as of December 31, 1997 and 1998, and the results of its operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 3 to the financial statements, the Company's negative working capital position, substantial losses incurred since inception, and dependence on outside financing raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management's plans concerning these matters are described in Note 3.


L J SOLDINGER ASSOCIATES




Arlington Heights, Illinois
April 30, 1999

                                      -F2-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                                Balance Sheets


                                                             ASSETS
                                                            --------

                                                                                                December 31,            June 30,
                                                                                        -------------------------    --------------
                                                                                           1997           1998            1999
                                                                                        -----------    -----------    -------------
                                                                                                                       (Unaudited)
Current Assets
 Cash and cash equivalents                                                               $  671,508      $  223,630      $1,984,794
 Accounts receivable                                                                              -               -          62,500
 Loan receivable                                                                                  -         200,000         630,000
 Prepaid financing fees, net                                                                120,423         176,328         422,415
 Prepaid expenses                                                                                 -          97,324         192,628
 Other                                                                                        7,492          15,633          14,486
                                                                                         ----------      ----------      ----------

             Total Current Assets                                                           799,423         712,915       3,306,823

 Property and Equipment, Net                                                                684,174         517,361         431,582
 Intangibles, Net                                                                             3,742               -               -
 Deferred Registration Costs                                                                218,773          95,282          75,606
 Deposits                                                                                    94,290         103,107          93,661
                                                                                         ----------      ----------      ----------

                                                                                         $1,800,402      $1,428,665      $3,907,672
                                                                                         ==========      ==========      ==========

                                        LIABILITIES AND STOCKHOLDERS' DEFICIT
                                        -------------------------------------

Current Liabilities
 Notes payable, net of discounts                                                         $1,811,910      $5,215,000      $1,058,962
 Notes payable - related party                                                                    -         983,000         533,000
 Long-term debt due within one year                                                               -          62,293          64,749
 Accounts payable                                                                         2,071,948       1,313,255       1,068,262
 Accrued interest                                                                            70,681         615,244         366,040
 Accrued interest - related party                                                                 -          34,407          60,759
 Accrued salaries and other expenses                                                        272,519         459,333         476,967
 Deferred rent                                                                                    -           8,617           6,457
                                                                                       ------------    ------------    ------------

             Total Current Liabilities                                                    4,227,058       8,691,149       3,635,196
                                                                                       ------------    ------------    ------------

Long-term debt, net of discounts and portion included in current liabilities                      -         975,619       6,074,018
                                                                                       ------------    ------------    ------------

Commitments and Contingencies

Stockholders' Deficit
 Preferred stock, BrightStreet, Inc., $.001 par value per share.  At
  December 31, 1997, 22,500 shares issued and outstanding; 0 shares issued and outstanding at December 31, 1998 and June 30, 1999; $225,000 liquidation
  preference at December 31, 1997                                                                22               -               -

 Preferred stock, Net Value Holdings, Inc., $.001 par value per share.  At
  December 31, 1997 and 1998 and June 30, 1999, 2,019,852, 2,519,852 and
  2,519,852 shares issued and outstanding, respectively                                       2,020           2,520           2,520

 Common stock, BrightStreet, Inc., $.001 par value per share.  At December 31,
  1997 and 1998 and June 30, 1999, 651,650, 1,037,338 and 1,037,338 shares
  issued and outstanding, respectively                                                          652           1,038           1,038

 Common stock, Net Value Holdings, Inc., $.001 par value share.  At December 31,
  1997 and 1998 and June 30, 1999, 2,019,852, 6,969,852 and 9,042,606 shares
  issued and outstanding, respectively                                                        2,020           6,970           9,042

 Additional paid-in capital                                                              14,561,663      38,180,793      48,482,754
 Deferred compensation                                                                     (497,750)     (3,283,532)     (4,558,048)

 Deficit accumulated during the development stage                                       (16,495,283)    (43,145,892)    (49,738,848)
                                                                                       ------------    ------------    ------------

             Total Stockholders' Deficit                                                 (2,426,656)     (8,238,103)     (5,801,542)
                                                                                       ------------    ------------    ------------

                                                                                       $  1,800,402    $  1,428,665    $  3,907,672
                                                                                       ============    ============    ============


                    The accompanying notes are an integral
                       part of the financial statements.

                                      -F3-


                                                  Net Value Holdings, Inc.
                                               (A Development Stage Entity)
                                                 Statements of Operations


                                                                                                                      December 16,
                                                                                                Six Months Ended          1994
                                                              Year Ended December 31,               June 30,           (Inception)
                                      ----------------------------------------------------------------------------       through
                                              1996            1997              1998        1998          1999        June 30, 1999
                                      -------------------------------------------------------------  -------------  ---------------
                                                                                         (Unaudited)  (Unaudited)     (Unaudited)
Revenues                              $               $            -  $    1,330,367  $     74,667   $     62,500   $    1,392,867
                                      --------------  --------------  --------------  -------------  -------------  ---------------

Operating Expenses
 Compensation and related expenses           742,545       3,589,616       4,073,060     1,785,457      1,645,462       10,181,857
 Professional fees                           399,356         405,193       1,146,077       278,540        715,620        2,704,682
 Advertising                                 219,760         832,340         287,222       198,656        118,435        1,694,532
 Consulting                                  869,693         984,590         934,162       213,994        188,895        2,986,832
 Research and development expenses           809,491       2,588,748       1,694,498     1,540,529        260,124        5,495,085
 Depreciation and amortization                13,148         179,304         228,033       115,812        115,767          543,822
 Selling, general and administrative         262,529         785,107         892,724       466,322        574,898        2,713,674
                                      --------------  --------------  --------------  -------------  -------------  --------------
   Total Operating Expenses                3,316,522       9,364,898       9,255,776     4,599,310      3,619,201       26,320,484
                                      --------------  --------------  --------------  -------------  -------------  --------------

Loss From Operations                      (3,316,522)     (9,364,898)     (7,925,409)   (4,524,643)    (3,556,701)     (24,927,617)
Other Income (Expense)
 Interest income                               4,953           5,627          10,493         6,396          6,340           28,818
 Interest expense                             (2,525)     (1,805,470)     (3,167,480)   (1,430,538)    (2,617,305)      (7,594,800)
 Financing fees                                    -         (70,496)       (317,713)     (225,462)      (425,290)        (813,499)
                                      --------------  --------------  --------------  -------------  -------------  --------------
   Total Other Income (Expense)                2,428      (1,870,339)     (3,474,700)   (1,649,604)    (3,036,255)      (8,379,481)
                                      --------------  --------------  --------------  -------------  -------------  --------------
Net Loss                              $   (3,314,094)    (11,235,237)    (11,400,109)   (6,174,247)    (6,592,956)  $  (33,307,098)
                                      ==============

Preferred Stock Dividend                                  (1,181,250)    (15,250,500)  (15,250,500)             -
                                                      --------------  --------------  -------------  -------------

Net Loss to Common Stockholders                       $  (12,416,487) $  (26,650,609) $(21,424,747)  $ (6,592,956)
                                                      ==============  ==============  =============  =============

 Basic and Diluted Net Loss
 Per Common Share                                     $        (6.88) $        (5.66) $      (7.89)  $       (.74)
                                                      ==============  ==============  =============  =============

Basic and Diluted Weighted Average
 Number of Common Shares
 Outstanding                                               1,804,700       4,711,351     2,715,085      8,960,098
                                                      ==============  ==============  =============  =============

Pro forma Information (Unaudited):

 Net Loss                             $   (3,314,094)

 Pro Forma Tax Provision                           -
                                      --------------

 Pro Forma Net Loss                   $   (3,314,094)
                                      ==============

Net Loss Per Share Data:

 Basic and Diluted Net Loss Per
    Common Share                      $        (3.55)
                                      ==============

 Basic and Diluted Weighted
    Average Number of Common
    Shares Outstanding                       934,810
                                      ==============

                     The accompanying notes are an integral
                       part of the financial statements.

                                      -F4-

                            Net Value Holdings, Inc.
                          (A Development Stage Entity)
                       Statements of Stockholders' Deficit


                                                  Preferred Stock                                Common Stock
                                     -----------------------------------------   ----------------------------------------------
                                         BrightStreet           Holdings              BrightStreet               Holdings
                                     ------------------   --------------------   ----------------------   --------------------
                                      Shares     Amount     Shares      Amount      Shares      Amount     Shares      Amount
                                     --------   -------   ---------   --------   ----------   ---------   ---------   --------
Balances at December 31, 1995               -   $     -           -      $   -            -     $    -            -   $      -

Capital contribution                        -         -           -          -            -           -           -          -
Founders' stock issued                      -         -           -          -      272,500         273           -          -
Founders' common
 stock warrants issued                      -         -           -          -            -           -           -          -
Common stock issued in
 private placements (net of
 offering costs of $189,090)                -         -           -          -      482,857         483           -          -
Common stock issued and
 issuable to former members                 -         -           -          -      768,500         769           -          -
Compensatory common stock
 options issued                             -         -           -          -            -           -           -          -
Common stock granted for
 consulting services                        -         -           -          -       87,500          87           -          -
Unearned consulting services                -         -           -          -      (43,750)        (44)          -          -
Effects of common stock exchanged           -         -   1,567,607      1,568   (1,567,607)     (1,568)  1,567,607      1,568
Net loss                                    -         -           -          -            -           -           -          -
                                     --------   -------   ---------   --------   ----------   ---------   ---------   --------

Balance at December 31, 1996                -         -   1,567,607      1,568            -           -   1,567,607      1,568


Common stock granted for
 consulting services                        -         -           -          -       43,750          44           -          -
Compensatory common stock
 options issued                             -         -           -          -            -           -           -          -
Amortization of deferred                    -         -           -          -            -           -           -          -
 compensation
Common stock issued in
 private placements (net of
 offering costs of $38,167)                 -         -           -          -       73,750          73           -          -
Common stock issued as
 consideration for notes and loans
 payable                                    -         -           -          -       80,050          80           -          -
Common stock and warrants
 issued in connection with short-
 term bridge financing (net of
 offering costs of $ 286,109)               -         -           -          -      100,625         101           -          -
Common stock issued in
 connection with conversion
 of note and accrued interest               -         -           -          -      805,720         806           -          -
Issuance of preferred stock            22,500        22           -          -            -           -           -          -
Preferred stock dividend                    -         -           -          -            -           -           -          -
Effects of common stock exchanged           -         -     452,245        452     (452,245)       (452)    452,245        452
Net loss                                    -         -           -          -            -           -           -          -
                                     --------   -------   ---------   --------   ----------   ---------   ---------   --------

Balances at December 31, 1997,
 carry forward                         22,500       $22   2,019,852     $2,020      651,650   $     652   2,019,852   $  2,020
                                     --------   -------   ---------   --------   ----------   ---------   ---------   --------
                                                                                                  Deficit
                                                                                                Accumulated
                                                Additional                                       During the
                                                 Paid-In         Members'        Deferred        Development
                                                 Capital         Capital       Compensation        Stage          Total
                                             -------------     ------------    ------------     ------------   ------------
Balances at December 31,1995                  $          -     $    485,000    $          -     $   (764,702)  $   (279,702)

Capital contribution                                     -           15,000               -                -         15,000
Founders' stock issued                                 817                -               -                -          1,090
Founders' common stock warrants
 issued                                              2,000                -               -                -          2,000
Common stock issued in private
 placements (net of offering
 costs of $189,090)                              2,485,427                -               -                -      2,485,910
Common stock issued and
 issuable to former members                        499,231         (500,000)              -                -              -
Compensatory common stock
 options issued                                    172,200                -               -                -        172,200
Common stock granted for
 consulting services                               962,415                -               -                -        962,502
Unearned consulting services                      (349,954)               -               -                -       (349,998)
Effects of common stock exchanged                   (1,568)               -               -                -              -
Net loss                                                 -                -               -       (3,314,094)    (3,314,094)
                                             -------------     ------------    ------------     ------------   ------------

Balance at December 31, 1996                     3,770,568                -               -       (4,078,796)      (305,092)

Common stock granted for
 consulting services                               612,453                -               -                -        612,497
Compensatory common stock
 options issued                                  1,932,150                -      (1,932,150)               -              -
Amortization of deferred compensation                    -                -       1,434,400                -      1,434,400
Common stock issued in private
 placements (net of offering costs of
 $38,167)                                          551,760                -               -                -        551,833
Common stock issued as consideration
 for notes and loans payable                     1,300,920                -               -                -      1,301,000
Common stock and warrants issued
 in connection with short-term bridge
 financing (net of offering costs of             2,410,541                -               -                -      2,410,642
Common stock issued in connection with
 conversion of note and accrued interest         2,577,495                -               -                -      2,578,301
Issuance of preferred stock                        224,978                -               -                -        225,000
Preferred stock dividend                         1,181,250                -               -       (1,181,250)             -
Effects of common stock exchanged                     (452)               -               -                -              -
Net loss                                                 -                -               -      (11,235,237)   (11,235,237)
                                             -------------     ------------    ------------     ------------   ------------

Balances at December 31, 1997, carry
 forward                                      $ 14,561,663     $          -    $   (497,750)    $(16,495,283)  $ (2,426,656)
                                             -------------     ------------    ------------     ------------   ------------

                     The accompanying notes are an integral
                       part of the financial statements.

                                      -F5-

                            Net Value Holdings, Inc.
                          (A Development Stage Entity)
                      Statements of Stockholders' Deficit


                                                 Preferred Stock                         Common Stock
                                   --------------------------------------------------------------------------------
                                       BrightStreet           Holdings           BrightStreet         Holdings
                                   --------------------  -------------------  -----------------  ------------------
                                      Shares    Amount    Shares     Amount    Shares    Amount    Shares    Amount
                                   ----------  --------  --------  ---------  --------  -------  ---------  -------
Balances at December 31,
 1997, brought forward                 22,500    $  22   2,019,852    $2,020    651,650  $  652   2,019,852  $2,020

Issuance of preferred stock           276,200      277           -         -          -       -           -       -
Preferred stock conversion            (80,000)     (80)          -         -    250,000     250           -       -
Preferred stock repurchase            (40,000)     (40)          -         -          -       -           -       -
Issuance of warrants                        -        -           -         -          -       -           -       -
Issuance of common stock                    -        -           -         -      7,500       7           -       -
Common stock issued in
 connection with the conversion
 of accrued interest                        -        -           -         -        688       1           -       -
Common stock issued as
 consideration for the
 satisfaction of preferred stock
 purchase commitment                        -        -           -         -     37,500      38           -       -
Common stock issued pursuant
 to the amended 1Q Agreement                -        -           -         -     90,000      90           -       -
Acquisition of assets of Holdings           -        -           -         -          -       -   1,000,000   1,000
Common stock issued in connection
 with 504 offering (net of offering
 costs of $60,570)                          -        -           -         -          -       -   2,950,000   2,950
Exchange of preferred stock          (178,700)    (179)    500,000       500          -       -   1,000,000   1,000
Compensatory common stock options
 issued                                     -        -           -         -          -       -           -       -
Amortization of deferred
 compensation                               -        -           -         -          -       -           -       -
Debt discount arising from
 convertible debt offering                  -        -           -         -          -       -           -       -
Financing fee                               -        -           -         -          -       -           -       -
Preferred stock dividend                    -        -           -         -          -       -           -       -
Net loss                                    -        -           -         -          -       -           -       -
                                   ----------  --------  ---------  ---------  --------  -------  ---------  -------

Balances at December 31, 1998               -  $     -   2,519,852    $2,520  1,037,338  $1,038   6,969,852  $6,970
                                   ----------  --------  ---------  ---------  --------  -------  ---------  -------

                                                                             Deficit
                                                                           Accumulated
                                     Additional                             During the
                                      Paid-In     Members'   Deferred      Development
                                      Capital     Capital   Compensation      Stage          Total
                                   ------------  ---------  ------------   ------------   ------------
Balances at December 31,
 1997, brought forward              $14,561,663   $      -   $  (497,750)  $(16,495,283)  $ (2,426,656)

Issuance of preferred stock           2,761,723          -             -              -      2,762,000
Preferred stock conversion                 (170)         -             -              -              -
Preferred stock repurchase             (399,960)         -             -              -       (400,000)
Issuance of warrants                     49,200          -             -              -         49,200
Issuance of common stock                149,993          -             -              -        150,000
Common stock issued in connection
 with the conversion of accrued
 interest                                13,749          -             -              -         13,750
Common stock issued as consideration
 for the satisfaction of preferred
 stock purchase commitment                  (38)         -             -              -              -
Common stock issued pursuant
 to the amended 1Q Agreement            251,910          -             -              -        252,000
Acquisition of assets of Holdings        (1,000)         -             -              -              -
Common stock issued in connection
 with 504 offering (net of offering
 costs of $60,570)                      526,480          -             -              -        529,430
Exchange of preferred stock              (1,321)         -             -              -              -
Compensatory common stock options
 issued                               4,368,039          -    (4,368,039)             -              -
Amortization of deferred
 compensation                                 -          -     1,582,257              -      1,582,257
Debt discount arising from
 convertible debt offering              575,025          -             -              -        575,025
Financing fee                            75,000          -             -              -         75,000
Preferred stock dividend             15,250,500          -             -    (15,250,500)             -
Net loss                                      -          -             -    (11,400,109)   (11,400,109)
                                   ------------  ---------  ------------   ------------   ------------

Balances at December 31, 1998       $38,180,793  $       -    $(3,283,532)  $(43,145,892)  $ (8,238,103)
                                   ------------  ---------  -------------  -------------  -------------


                     The accompanying notes are an integral
                       part of the financial statements.

                                      -F6-

                            Net Value Holdings, Inc.
                          (A Development Stage Entity)
                      Statements of Stockholders' Deficit

                                                     Preferred Stock                                Common Stock
                                     ----------------------------------------------  --------------------------------------------
                                            BrightStreet             Holdings           BrightStreet            Holdings
                                     ----------------------  ----------------------  ---------------------  ---------------------
                                       Shares      Amount       Shares      Amount     Shares     Amount      Shares     Amount
                                     ----------  ----------  ------------  --------  ----------  ---------  ----------  ---------
Balances at December 31, 1998               -    $       -     2,519,852   $ 2,520   1,037,338   $  1,038    6,969,852   $  6,970

Common stock issued in connection
 with the conversion of convertible
 debt and accrued interest                  -            -             -         -           -          -   1,112,621      1,112
Common stock issued in connection
 with the conversion of exchange
 notes and accrued interest                 -            -             -         -           -          -     960,133        960
Debt discount arising from
 convertible debt offering                  -            -             -         -           -          -           -          -
Debt discount related to the
 exchange notes                             -            -             -         -           -          -           -          -
Debt discount related
 to Founders' equity note                   -            -             -         -           -          -           -          -
Compensatory common stock
 options issued                             -            -             -         -           -          -           -          -
Amortization of deferred
 compensation                               -            -             -         -           -          -           -          -
Financing fee                               -            -             -         -           -          -           -          -
Net loss                                    -            -             -         -           -          -           -          -
                                     ----------  ----------  ------------  --------  ----------  ---------  ----------  ---------
Balances at June 30, 1999
     (Unaudited)                            -    $       -     2,519,852   $ 2,520   1,037,338   $  1,038   9,042,606   $  9,042
                                     ==========  ==========  ============  ========  ==========  =========  ==========  =========
                                                                               Deficit
                                                                             Accumulated
                                      Additional                              During the
                                        Paid-In     Members'    Deferred     Development
                                        Capital     Capital   Compensation      Stage         Total
                                     ------------  ---------  ------------  -------------  ------------
Balances at December 31, 1998        $ 38,180,793  $      -    $(3,283,532)  $(43,145,892)  $(8,238,103)

Common stock issued in connection
 with the conversion of convertible
 debt and accrued interest              2,729,518         -              -              -     2,730,630
Common stock issued in connection
 with the conversion of exchange
 notes and accrued interest             1,919,306         -              -              -     1,920,266
Debt discount arising from
 convertible debt offering                893,920         -              -              -       893,920
Debt discount related to the
 exchange notes                         2,284,517         -              -              -     2,284,517
Debt discount related to
 Founders' equity note                    115,200         -              -              -       115,200
Compensatory common stock
 options issued                         2,184,000         -     (2,184,000)             -             -
Amortization of deferred
 compensation                                   -         -        909,484              -       909,484
Financing fee                             175,500         -              -              -       175,500
Net loss                                        -         -              -     (6,592,956)   (6,592,956)
                                     ------------  ---------  ------------  -------------  ------------
Balances at June 30, 1999
     (Unaudited)                     $ 48,482,754  $      -   $(4,558,048)  $(49,738,848)  $ (5,801,542)
                                     ============  =========  ============  =============  ============

                     The accompanying notes are an integral
                       part of the financial statements.


                                      -F7-

                            Net Value Holdings, Inc.
                          (A Development Stage Entity)
                            Statements of Cash Flows

                                                                                                          Six Months Ended
                                                  Year Ended December 31,                                     June 30,
                                    ------------------------------------------------------    --------------------------------------
                                        1996                1997                 1998                1998                  1999
                                    ------------       -------------       ---------------    -----------------      ---------------
                                                                                                   (Unaudited)          (Unaudited)
Cash Flows from Operating
 Activities
Net Loss                            $(3,314,094)       $(11,235,237)        $(11,400,109)         $(6,174,247)         $(6,592,956)

Adjustments to reconcile
 net loss to net cash  used
 in operating activities:
 Depreciation and amortization           13,148             179,304              240,323              115,812              115,767
 Amortization of financing fees               -              70,496              275,423              225,462              425,290
 Amortization of note payable
 discount                                     -             583,660            2,532,200            1,157,026            2,164,757
 Amortization of registration costs           -                   -              597,740                    -               19,676
 Interest expense paid with
 stock issuance                               -           1,129,301               13,750               13,750              120,014
 Compensatory common stock,
 options and warrants
 issued and issuable                    786,704           2,046,896            1,608,457              376,037              909,484
Change in assets and liabilities
 (Increase) Decrease in
   Accounts receivable                        -                   -                    -                    -              (62,500)
   Other current assets
        and deposits                    (57,279)            (44,145)             297,600               69,965              (84,711)
 Increase (Decrease) in
   Accounts payable,
        accrued expenses and
        deferred rent                   671,806           1,344,949               15,708              228,107               (8,599)
   Deferred revenue                           -                   -                    -            1,255,700                    -
   Accrued interest -
        related parties                       -                   -                    -                    -               26,352
   Accounts payable and
        accrued expenses -
         related parties                 58,333             (58,333)                   -                    -                    -
                                    ------------       -------------       ---------------    -----------------      ---------------

   Total Adjustments                  1,472,712           5,252,128            5,581,201            3,441,859            3,625,530
                                    ------------       -------------       ---------------    -----------------      ---------------

   Net Cash Used in
    Operating Activities             (1,841,382)         (5,983,109)          (5,818,908)          (2,732,388)          (2,967,426)
                                    ------------       -------------       ---------------    -----------------      ---------------

Cash Flows from Investing
 Activities
 Disbursements of loans                       -                   -             (200,000)                   -             (630,000)
 Collections on loans                         -                   -                    -                    -              200,000
 Payments for organization costs              -                   -                    -                    -                    -
 Purchases of furniture and
 equipment                             (308,896)           (544,618)             (57,478)             (40,941)             (29,988)
                                    ------------       -------------       ---------------    -----------------      ---------------

Cash Used in Investing
   Activities                          (308,896)           (544,618)            (257,478)             (40,941)            (459,988)
                                    ------------       -------------       ---------------    -----------------      ---------------

Cash Flows from Financing
 Activities
 Proceeds from member loans              26,045                   -                    -                    -                    -
 Repayment of member loans              (80,823)                  -                    -                    -                    -
 Proceeds from bridge loan              245,000                   -                    -                    -                    -
 Repayment of bridge loan              (245,000)                  -                    -                    -                    -
 Proceeds from notes and
  loans payable -
  related parties                             -           3,601,000            1,728,000               63,000                    -
 Repayments of notes and
  loans payable -
  related parties                             -          (1,501,000)            (745,000)                   -             (450,000)
 Proceeds from notes payable                  -           1,728,250            1,690,000              750,000                    -
 Repayment of notes payable                   -                   -             (750,000)            (750,000)            (290,000)
 Proceeds from long-term debt                 -                   -            1,402,500                    -            6,455,000
 Principal payments of
  long-term debt                              -                   -              (34,173)              (9,607)             (30,545)
 Proceeds from member
  capital contributions                  15,000                   -                    -                    -                    -
 Proceeds from member
  private placements and
  Founders' Stock, net of
  offering costs                      2,487,000             551,833              529,430                    -                    -
 Net proceeds from
  issuance of stock and                       -           2,560,641                    -                    -                    -
  warrants
Proceeds from sale of
 preferred stock                              -             225,000            2,762,000            2,762,000                    -
Payment to repurchase
 preferred stock                              -                   -             (400,000)                   -                    -
Payment of financing fees                     -            (140,919)             (80,000)             (80,000)            (495,877)
Registration costs                            -            (124,921)            (474,249)            (414,455)                   -
                                    ------------       -------------       ---------------    -----------------      ---------------

Net Cash Provided by
 Financing Activities                 2,447,222           6,899,884            5,628,508            2,320,938            5,188,578
                                    ------------       -------------       ---------------    -----------------      ---------------

Net Increase (Decrease) in
 Cash and Cash Equivalents              296,944             372,157             (447,878)            (452,391)           1,761,164

Cash and Cash Equivalents
 at Beginning of Period                   2,407             299,351              671,508              671,508              223,630
                                    ------------       -------------       ---------------    -----------------      ---------------

Cash and Cash Equivalents
 at End of Period                   $   299,351        $    671,508        $     223,630      $       219,117        $   1,984,794
                                    ============       =============       ===============    =================      ===============

Cash Paid for Interest              $         -        $      3,200        $      93,537      $         1,135        $       4,993
                                    ============       =============       ===============    =================      ===============

Cash Paid for Taxes                 $         -        $          -        $           -      $             -        $           -
                                    ============       =============       ===============    =================      ===============

                                        December 16,
                                      1994 (Inception)
                                          Through
                                       June 30, 1999
                                     ----------------
                                        (Unaudited)
Cash Flows from Operating
 Activities
Net Loss                               $(33,307,098)
Adjustments to reconcile
 net loss to net cash  used
 in operating activities:
Depreciation and amortization               556,112
Amortization of financing fees              771,209
Amortization of note
 payable discount                         5,280,617
Amortization of
 registration costs                         617,416
Interest expense paid with                1,263,065
 stock issuance
Compensatory common stock,
 options and warrants
  issued and issuable                     5,351,541
Change in assets and liabilities
  (Increase) Decrease in
    Accounts receivable                     (62,500)
    Other current assets
     and deposits                           111,107
    Increase (Decrease) in
    Accounts payable, accrued expenses
     and deferred rent                    2,272,555
    Deferred revenue                              -
    Accrued interest -
     related parties                         26,352
    Accounts payable and
     accrued expenses -
     related parties                              -
                                     ----------------

    Total Adjustments                    16,187,474
                                     ----------------

  Net Cash Used in
   Operating Activities                 (17,119,624)
                                     ----------------

Cash Flows from Investing
 Activities
  Disbursements of loans                   (830,000)
  Collections on loans                      200,000
  Payments for organization costs            (9,063)
  Purchases of furniture and
   equipment                               (960,489)
                                     ----------------

 Cash Used in Investing Activities       (1,599,552)
                                     ----------------

Cash Flows from Financing
 Activities
  Proceeds from member loans                  80,823
  Repayment of member loans                  (80,823)
  Proceeds from bridge loan                  245,000
  Repayment of bridge loan                  (245,000)
  Proceeds from notes and loans
   payable - related parties               5,329,000
  Repayments of notes and loans
   payable -  related parties             (2,696,000)
  Proceeds from notes payable              3,418,250
  Repayment of notes payable              (1,040,000)
  Proceeds from long-term debt             7,857,500
  Principal payments of
   long-term debt                            (64,718)
  Proceeds from member
   capital contributions                     500,000
  Proceeds from member
   private placements and
   Founders' Stock, net of
   offering costs                          3,568,263
  Net proceeds from issuance
   of stock and warrants                   2,560,641
  Proceeds from sale of
   preferred stock                         2,987,000
  Payment to repurchase
   preferred stock                          (400,000)
  Payment of financing fees                 (716,796)
  Registration costs                        (599,170)
                                     ----------------

Net Cash Provided by
 Financing Activities                     20,703,970
                                     ----------------

Net Increase (Decrease) in
 Cash and Cash Equivalents                 1,984,794

Cash and Cash Equivalents
 at Beginning of Period                            -
                                     ----------------

Cash and Cash Equivalents
 at End of Period                    $     1,984,794
                                     ================

Cash Paid for Interest               $       101,730
                                     ================
Cash Paid for Taxes                  $             -
                                     ================

                     The accompanying notes are an integral
                       part of the financial statements.

                                      -F8-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                        Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)

NOTE 1 - DESCRIPTION OF THE BUSINESS

History
-------

BrightStreet.com, Inc. (formerly netValue, Inc. which was formerly COL Acquisition Corp. which was formerly Vsquared, Inc.) was formed on July 16, 1996 and subsequently merged on September 18, 1996 with Coupons Online, LLC (the "LLC"), a limited liability company formed on December 16, 1994 (collectively, "BrightStreet"). The business combination (the "Initial Merger") was treated as a purchase in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations" ("APB 16"), whereby the members of the LLC exchanged their membership interests in the LLC for common stock in BrightStreet, the surviving entity. Additional parties also received shares of common stock in BrightStreet in exchange for their cancellation of certain agreements and pre-existing rights and the waiver of certain obligations of the LLC. The Initial Merger resulted in the LLC being the acquirer, for accounting purposes, in accordance with APB 16, since the former members of the combining company retained the larger portion of the voting rights pursuant to the terms of the merger agreement. BrightStreet, as the surviving entity, was the legal acquirer. The corporation changed its name to BrightStreet.com, Inc. on March 18, 1999.

On December 30, 1997, BrightStreet filed a registration statement with the United States Securities and Exchange Commission ("SEC") to sell its securities to the public in an initial public offering ("IPO") of its common stock. The registration statement was subsequently amended and updated during 1998. On August 24, 1998, management elected to withdraw its registration statement with the SEC, and discontinue the IPO of BrightStreet common stock. On August 31, 1998, BrightStreet entered into a letter of intent to merge with SUNCL, Inc. (the "Merger"), a public shell company that did not engage in business or operations of any kind, had nominal assets and liabilities, and whose common stock was eligible for quotation on the NASDAQ Over-the-Counter Bulletin Board Trading System. In contemplation of the Merger, the shareholders of SUNCL, Inc. agreed to change the corporation's name to Net Value Holdings, Inc. ("Holdings"). The terms of the letter of intent provided that the shareholders of BrightStreet would receive a mutually agreed-upon portion of the equity of Holdings, and that Holdings would be the surviving legal entity in the Merger.

As of December 31, 1998, Holdings had entered into share exchange agreements with a limited number of BrightStreet shareholders who tendered approximately 66% of the issued and outstanding shares of common stock, and 100% of the issued and outstanding preferred stock, of BrightStreet to Holdings ("Share Exchanges"). Holdings expects to enter into a merger agreement with BrightStreet whereby the remaining shareholders of BrightStreet will receive Holdings' securities on the same terms as contained in the Share Exchanges.
The combination of the two companies has been treated as a recapitalization of BrightStreet. BrightStreet and Holdings are collectively referred to as the "Company." Terms of the Share Exchanges provided that the BrightStreet shareholders exchange four shares of BrightStreet common stock for one share of Holdings common stock and one share of Holdings convertible preferred stock ("Convertible Preferred Stock"). Each holder of Holdings Convertible Preferred Stock would be entitled to receive up to one share of Holdings common stock based upon the achievement of certain performance objectives. Holdings would be able to convert each share of Convertible Preferred Stock into one share of common stock at any time. In August 1999, pursuant to a private offering by Holdings, the holders of the convertible preferred stock agreed to exchange the equivalent of one share of convertible preferred stock for .6 share of common stock (see Note 12).

Nature of Operations
--------------------

BrightStreet is a Development Stage Enterprise, as defined in Statement of Financial Accounting Standards No. 7 "Accounting and Reporting for Development Stage Enterprises," which is developing Internet software products intended to provide fee-based online promotions management services to manufacturers, retailers and advertisers of consumer products and services through the electronic transmission of online promotions to be targeted and delivered to specific consumer segments. Since inception, BrightStreet has been in the process of developing a number of products, and is actively marketing four such products.

                                      -F9-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                        Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 1 - DESCRIPTION OF THE BUSINESS (Continued)

BrightStreet has applied for, but has not yet obtained, patents relating to the technology used to operate its products. BrightStreet is currently using technology to operate its products that is the subject of the patent applications. Patent applications were rejected and refiled a number of times in 1998 and 1999, and BrightStreet is currently in the process of again refiling a patent application. BrightStreet also filed an application for an international patent application in April 1998 which is currently pending (see
Note 7).

On July 30, 1999 Holdings, Strategicus Partners, Inc. ("Strategicus") and a principal of Strategicus consummated into a merger agreement (see Note 12). Strategicus and its principals invest in development stage internet businesses. At the date of the merger, Strategicus had ownership interests in three internet businesses in various stages of development, while continuing to pursue additional investment opportunities.


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of  Presentation
----------------------

The Company's financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles, and have been presented on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In order to commence operations, additional capital investments will be required to complete the development and marketing of the Company's products. No assurance can be given that the Company will be able to achieve market acceptance of its products. In addition, there can be no assurance that the Company's patents will be approved on a timely basis or that any patents issued will provide protection against competitors with similar technologies.

The combination of Holdings and BrightStreet has been treated as a recapitalization of BrightStreet. The historical financial information included in these financial statements prior to October 1998 is that of BrightStreet's. All significant intercompany transactions and balances have been eliminated.
Pro forma financial information is not presented, since the combination is a recapitalization and not a business combination.

As a result of these transactions, and in accordance with applicable accounting standards, the accompanying financial statements are presented as if the recapitalization had been completed as of December 31, 1998 and BrightStreet is a wholly-owned subsidiary of Holdings. Unexchanged shares of BrightStreet are shown as a separate component of stockholders' deficit. All share and per share amounts presented in these financial statements and the related footnotes have been restated to agree with the basis used in the recapitalization.

Interim Information
-------------------

The interim consolidated financial data as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 is unaudited. The information reflects all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to fairly present the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for a full fiscal year.

Statements of Stockholders' Deficit
-----------------------------------

The recapitalization resulted in BrightStreet's equity accounts being restated based on the ratio of the shares exchanged in the Share Exchanges. The number of shares restated was equivalent to the amount of shares exchanged under the Share Exchanges. Every four shares of BrightStreet common stock have been reflected as one share of Holdings' common stock and one share of Holding's preferred stock (similar to a reverse stock split). While not changing stockholders' deficit in the aggregate, the restatement changed the allocation of capital between par value and additional paid-in capital. The par values of Holdings' securities and BrightStreet's securities are identical.

                                     -F10-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                        Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Equivalents
----------------

For purposes of the statements of cash flows, the Company considers all highly-liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Research and Development Costs
------------------------------

The Company has expensed its research and development costs in accordance with Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"). Feasibility of the Company's software will be demonstrated when the Company earns significant revenue in the marketplace from its software. The Company intends to continue expensing such costs until software feasibility is established, which is expected to take place in 1999. Thereafter, the Company will capitalize the direct costs and allocate overhead associated with the development of software products. Under SFAS 86, maintenance costs incurred subsequent to the product feasibility are to be charged to operations.

Revenue Recognition
-------------------

The Company generates revenues in the form of license fees and transaction fees. Revenue from license fees is recognized when the license agreement is in effect, delivery of the product has occurred, the license fee is fixed or determinable and collectibility is reasonably assured. Revenue representing transaction fees is recognized as manufacturer promotions are requested for viewing on the Internet. Certain customers pay the Company in advance for license and transaction fees. These amounts have been recorded as deferred revenue until earned. Revenue from licensing agreements is recognized ratably over the applicable service periods when post-contract support is required.

Intangibles
-----------

Intangibles consisted of costs incurred in connection with the organization of BrightStreet. The unamortized balance of these intangibles amounted to $3,742 at December 31, 1997 and was expensed in 1998, in accordance with AICPA Statement of Position 98-5 "Reporting on Cost of Start-up Activities." Amortization expense for 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999 was $1,696, $1,813, $3,742, $3,742 and $0, respectively.

Property and Equipment
----------------------

Property and equipment are recorded at cost. The Company's policy is to depreciate these assets over their estimated useful lives, as indicated in the following table, using straight-line methods. The Company's policy is to amortize leasehold improvements over the shorter of their useful lives or the remaining periods of the related leases.

                                       Years
                                       -----

     Leasehold Improvements              3
     Computer Hardware                   4
     Office Furniture and Equipment      5

Advertising Expenses
--------------------

The Company expenses advertising costs as incurred. The Company incurred advertising and related expenses of $219,760, $832,340 and $287,222 in 1996, 1997 and 1998, and $198,656 and $118,435 for the six-month periods ended June 30, 1998 and 1999, respectively.

                                     -F11-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                        Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Per Share
--------------

The Company reports loss per share utilizing Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"), which requires companies to present basic earnings per share and diluted earnings per share (as defined in SFAS 128). Both presentations under SFAS 128 require the use of the weighted average number of shares outstanding for each period presented in the computation of earnings per share; however, when including the dilutive effect of options and warrants issued, the computation of diluted earnings per share under SFAS 128 increases the weighted average number of shares.

The Company formerly presented loss per share in accordance with Staff Accounting Bulletin No. 83 "Earnings Per Share Computations in an Initial Public Offering" ("SAB 83"). SAB 83 required that the presentation of common stock and common stock subject to options and warrants issued during the twelve months preceding the initial filing of the registration statement at prices less than the contemplated initial public offering price be presented as outstanding for all periods presented. Staff Accounting Bulletin No. 98 "Earnings Per Share Computations in an Initial Public Offering," issued in February 1998, amended SAB 83 to require that historical earnings per share be presented in accordance with SFAS 128. The Company has therefore followed the requirements of SFAS 128 for all applicable periods presented in these financial statements.

Prepaid Expenses and Financing Fees
-----------------------------------

Prepaid expenses consist of prepaid insurance premiums, lease payments and consulting fees. These prepaid expenses are charged to expense over the service term of each respective agreement. Prepaid financing fees include commissions, placement fees, professional fees and other consideration incurred by the Company on borrowings received during 1997 and 1998. These prepaid financing fees are being charged to expense over the remaining term of the outstanding borrowings.

Deferred Registration Costs
---------------------------

Deferred registration costs consist of professional fees, commissions, filing fees and other costs incurred by the Company in connection with the filing of their registration statement with the SEC and have been reflected on the balance sheet as non-current assets. On August 24, 1998, management elected to withdraw its registration statement for its contemplated initial public offering with the SEC. Accordingly, in 1998 the Company expensed the deferred registration costs related to that offering, amounting to $584,773. These costs have been reflected in professional fee expense in the accompanying 1998 statement of operations. At December 31, 1998 and June 30, 1999, the balance of deferred registration costs consisted of unamortized directors' and officers' prospectus insurance.

Fair Value of Financial Instruments
-----------------------------------

The carrying value of the Company's cash and cash equivalents, notes payable, accounts payable and accrued expenses approximates the fair market value due to the relatively short maturity of these instruments.

Segment Information
-------------------

The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," ("SFAS 131") during 1998. SFAS 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS 131, the Company has determined that it has one reportable segment.

Income Taxes
------------

Income taxes are recorded in the period in which the related transactions are recognized in the financial statements, net of the valuation allowances which have been recorded against deferred tax assets. Deferred tax assets and liabilities are recorded for the expected future tax consequences of temporary differences between the tax basis and the financial reporting of assets and liabilities. Net deferred tax assets and liabilities, relating primarily to federal and state net operating loss carryforwards, stock-based compensation, financing costs associated with stock issuances, and depreciation differences that have been deferred for tax purposes, have been offset by a valuation reserve because the future utilization of these assets and liabilities cannot be determined.

                                     -F12-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                        Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Pursuant to the terms of the Internal Revenue Code, no provision or benefit for federal income taxes has been reflected in the accompanying financial statements for the LLC, since all tax losses flowed directly to the members (see "Pro Forma Financial Information" below).

Compensatory Stock-Based Arrangements
-------------------------------------

Management has utilized the guidelines of Accounting Principles Board Opinion No. 25 to account for the value of stock-based compensation arrangements that the Company entered into in exchange for services performed by employees. Deferred compensation represents the intrinsic value of the options to purchase common stock that was granted to employees for future services.

Concentrations
--------------

Concentrations not disclosed elsewhere in the financial statements are as follows:

The Company currently has four products of which only two were offered to the public commercially in 1997 and 1998. All of the Company's products, both under development and currently being offered for sale, utilize the same medium. Lack of product development or customer interest could have a materially adverse effect on the Company. Further, significant changes in technology could lead to new products or services that compete with the products to be offered by the Company. These changes could materially affect the price of the Company's products and services or render them obsolete. The Company derived approximately 90% of its 1998 revenues from one customer through a licensing agreement that expired June 30, 1999.

Credit Risk
-----------

The Company has maintained cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to a maximum of $100,000. The Company had an uninsured cash balance of $1,109,176 at June 30, 1999.

Pro Forma Financial Information
-------------------------------

BrightStreet, whose assets consisted primarily of cash at the date of the Initial Merger, is a successor to the LLC whose former members, subsequent to the reverse acquisition, retained the larger portion of the voting rights pursuant to the terms of the Initial Merger agreement. Since BrightStreet was deemed to be a predecessor business, no pro forma information has been included in the financial statements relating to BrightStreet prior to its being acquired by the LLC through the reverse acquisition.

The LLC was originally organized in the form of a limited liability company. Upon the Initial Merger, its capital structure changed to that of a corporation. The change resulted in the Company retaining the tax benefit for subsequent net operating losses whereas the previous losses were passed through to the LLC members. A pro forma condensed income statement for the year ended December 31, 1996 has been presented in the statement of operations which reflects the impact of the Company's change in capital structure as if it had occurred December 16, 1994 (the Company's inception). This presentation reflects the Company generating a tax benefit for the net operating losses which were incurred by the LLC during 1996 prior to the LLC's termination.

Recent Accounting Pronouncements
--------------------------------

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company adopted SFAS No. 130 in 1998. The Company has determined that it has no additional reporting requirements as a result of its adoption of SFAS 130.

                                     -F13-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                        Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 3 - CONTINGENCY - GOING CONCERN

At December 31, 1997 and 1998 and June 30, 1999, the Company was in arrears in its obligations to a significant number of its vendors (see Note 12). Further, management anticipates the Company will need to expend an aggregate of approximately $5.1 million in 1999 in order to complete its systems development, perform its market research and tests, and build an appropriate infrastructure to support its planned commercial venture.

The Company does not expect that existing shareholders will provide the Company with adequate future financing to meet its requirements. Upon the consummation of the Merger, the Company may file a registration statement with the SEC in order to subsequently raise funds through a secondary public offering ("PO"). There can be no assurance that the SEC will approve the Company's registration statement or that a PO may occur, or that the Company will successfully raise the required financing on terms desirable to the Company. Management expects to utilize the proceeds raised from its convertible debt offering (see Note 8), its current private placement (see Note 12), or consummate business combinations with profitable entities, in order to continue the implementation of its business plan, pay certain vendor obligations and fund development stage cash requirements until obtaining the necessary funding for the Company from the proceeds of the contemplated PO. The failure of the Company to obtain such additional financing or successfully complete a PO would require the Company to adjust its business plan, or may require the Company to cease operations and liquidate. Further, no assurance can be given that the Company will be able achieve market acceptance of its products. As a result of the foregoing, there is substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.



NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:


                                      December 31,
                                 ----------------------   June 30,
                                    1997        1998        1999
                                 ---------   ----------  ----------
                                                         (Unaudited)

Leasehold Improvements           $   6,066   $   6,066    $   6,066
Computer Equipment                 748,723     792,554      822,542
Office Equipment                    48,792      51,034       51,034
Office Furniture                    75,294      86,699       86,699
                                 ---------   ---------   ----------

                                   878,875     936,353      966,341
Less Accumulated Depreciation     (194,701)   (418,992)    (534,759)
                                 ---------   ---------   ----------

                                 $ 684,174   $ 517,361    $ 431,582
                                 =========   =========   ==========



Depreciation expense for 1996, 1997, 1998 was $11,452, $177,491 and $224,291 and
for the six-month periods ended June 30, 1998 and 1999 was $112,077 and $115,767, respectively.

                                     -F14-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 5 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the financial statement carrying amounts of assets and liabilities and the amounts used for income tax purposes. The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and liabilities consisted of the following:


                                                                     December 31,
                                                              -------------------------    June 30,
                                                                  1997          1998         1999
                                                              -----------   -----------   -----------
                                                                                          (Unaudited)
Deferred tax assets (liabilities):
   Temporary differences:
      Vesting of non-qualified stock options                  $    72,000   $    82,000   $    87,000
      Accrued salaries and compensation to related parties              -        37,000             -
      Amortization of debt discount                                21,000       148,000       148,000
      Amortization of financing fees                                    -             -        37,000
      Common stock warrants issued                                  1,000        20,000        20,000
      Depreciation                                                (27,000)      (29,000)      (42,000)
                                                              -----------   -----------   -----------

Total temporary differences                                        67,000       258,000       250,000
Federal and state deferred tax benefits arising
   from net operating loss carryforwards                        4,043,000     6,857,000     8,265,000
Research and development credits                                  168,000       278,000       294,000
                                                              -----------   -----------   -----------

                                                                4,278,000     7,393,000     8,809,000
Less valuation allowance                                       (4,278,000)   (7,393,000)   (8,809,000)
                                                              -----------   -----------   -----------

Net deferred tax asset                                        $         -   $         -   $         -
                                                              ===========   ===========   ===========


In accordance with federal income tax regulations, the net loss incurred by the LLC from inception to the date of the Initial Merger has been excluded from the benefits of the net operating loss carryforwards reflected above.

The following table presents the principal reasons for the difference between the income tax benefit using the Company's effective tax rates and the United States federal statutory income tax rate of 35%:


                                     -F15-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 5 - INCOME TAXES (Continued)

                                                                                            Six Months Ended         Pro Forma
                                                     Years Ended December 31,                   June 30,            December 31,
                                              --------------------------------------   -------------------------
                                                 1996          1997          1998          1998          1999          1996
                                              ----------   -----------   -----------   -----------   -----------    -----------
                                                                                       (Unaudited)   (Unaudited)    (Unaudited)
Federal income tax benefit at
    statutory rate                            $1,160,000   $ 3,932,000   $ 3,990,000   $ 2,161,000   $ 2,276,000    $1,160,000
State and local income tax benefits, net
    of effect of federal income tax              166,000       561,000       570,000       310,000       325,000       166,000
Research and development credits, net
    of effects of asset basis reduction                -       101,000        66,000        60,000        10,000             -
Nondeductible research and
    development costs                           (342,000)            -             -             -             -      (354,000)
Nondeductible stock-based
    compensation and interest                          -    (1,083,000)   (1,511,000)     (491,000)   (1,195,000)            -
Net loss for LLC in 1996 prior to
    date of Merger passed through to
    the LLC members (see below)                 (217,000)            -             -             -             -             -
                                              ----------   -----------   -----------   -----------   -----------    ----------

                                                 767,000     3,511,000     3,115,000     2,040,000     1,416,000       972,000
Valuation allowance for deferred
    income tax benefit                          (767,000)   (3,511,000)   (3,115,000)   (2,040,000)   (1,416,000)     (972,000)
                                              ----------   -----------   -----------   -----------   -----------    ----------

Income tax benefit                            $        0   $         0   $         0   $         0   $         0    $        0
                                              ==========   ===========   ===========   ===========   ===========    ==========

Effective income tax rate                              0%            0%            0%            0%            0%            0%
                                              ==========   ===========   ===========   ===========   ===========    ==========

Prior to September 18, 1996, the Company was a limited liability company and, accordingly, losses were passed through to its members. For the period from September 18, 1996 through December 31, 1998 and through June 30, 1999, the Company had losses which resulted in net operating loss carryforwards for income tax purposes amounting to approximately $17,144,000 and $20,662,000, respectively, which expire during 2011 through 2014. However, this carryforward may be significantly limited due to changes in the ownership of BrightStreet as a result of future equity offerings. BrightStreet has also generated research and development credits approximating $294,000 that expire in 2012 through 2014.

The pro forma presentation reflects the effect on the Company had the change in capital structure to a corporation been effective as of December 16, 1994 (the Company's inception) (see Note 2).

Recognition of the benefits of the net deferred tax assets and liabilities will require that the Company generate future taxable income. There can be no assurance that the Company will generate any earnings or any specific level of earnings in future years. Therefore, the Company has established valuation allowances for deferred tax assets (net of liabilities) of approximately $4,278,000, $7,393,000 and $8,809,000 as of December 31, 1997 and 1998, and June
30, 1999, respectively.


NOTE 6 - OPERATING LEASES

In November 1997, BrightStreet executed an operating lease agreement for a facility located in Fairfield, Connecticut. The agreement commenced December 1997 and expires December 2000. Monthly rent under this lease agreement amounts to $13,284 plus additional rent for BrightStreet's pro rata portion of certain property expenses. In 1999, BrightStreet vacated this property and relocated to Mountain View, California (see Note 12).


                                     -F16-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 6 - OPERATING LEASES (Continued)

In November 1998, the Company executed an operating sublease agreement for a facility located in Mountain View, California. The agreement commenced November 1998, expired August 15, 1999 and a new lease became effective thereafter (see
Note 12). Monthly rent under this sublease agreement amounts to $4,816 plus additional rent for the Company's pro rata portion of certain property expenses.

In February and December 1998, the Company entered into operating lease agreements for computer equipment. The lease agreements call for 36 monthly payments of $4,285 and $460, respectively.

Total rental expense amounted to $29,300, $145,682 and $191,906 in 1996, 1997 and 1998 and $83,937 and $124,463 for the six-month periods ended June 30, 1998 and 1999, respectively. Future minimum payments required under the terms of the Company's lease agreements consisted of the following:

                                      December 31,        June 30,
                                          1998              1999
                                      ------------      ------------
                                                        (Unaudited)
                  1999                $    216,348      $    216,348
                  2000                     216,348           115,219
                  2001                       8,885             1,840
                                      ------------      ------------

                                      $    441,581      $    333,407
                                      ============      ============

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Commitments and contingencies not disclosed elsewhere in the financial statements are as follows:

BrightStreet entered into a five-year employment agreement with its chief executive officer ("CEO") and a one-year employment agreement with its chief technology officer ("CTO") on September 19, 1996. These agreements were subsequently amended and restated in 1997 (collectively the "Compensation Agreements"). The Compensation Agreements called for the issuance of stock options, annual salaries at specified amounts, and bonuses and salary increases to be given at the discretion of BrightStreet's Board of Directors. In addition, the CEO's employment agreement provided that in the event severance payments became due, such payments were to be secured by a lien and security interest in certain of BrightStreet's intangible assets.

On June 1, 1998, BrightStreet and the CEO entered into a separation agreement pursuant to which the CEO's employment agreement was terminated. The CEO immediately resigned from his positions as an officer and as a director of BrightStreet. Under the terms of the separation agreement, BrightStreet agreed to pay deferred compensation and severance benefits to the CEO, and permitted all of the CEO's options to purchase BrightStreet's common stock to immediately vest. In June 1998, BrightStreet made certain deferred compensation and severance payments to the former CEO and, in accordance with the terms of the separation agreement, the former CEO released all of his rights under his lien and security interests in certain of BrightStreet's assets. Additional severance compensation payments are to be paid to the former CEO in monthly installments through October 1999 under the terms of the separation agreement, and this amount is included in accrued expenses. BrightStreet was obligated to the CEO in the amount of $61,875 and $20,625 as of December 31, 1998 and June 30, 1999, respectively, and this amount has been included in accrued expenses. $158,000 of noncash compensation, related to the options which vested upon the CEO's termination, was expensed in 1998.

Effective June 1, 1998, BrightStreet entered into an employment agreement with a new chief executive officer ("New CEO"), pursuant to which the New CEO assumed the positions of Chairman of BrightStreet's Board of Directors and President. Pursuant to the employment agreement, the New CEO is paid an annual base salary and is eligible to receive an annual bonus based upon the attainment of specific performance goals established by the Board of Directors. The bonus may be allocated between awards of cash and shares of common stock at the discretion of the New CEO. In addition, the Employment Agreement requires BrightStreet to grant the New CEO options to purchase shares of BrightStreet's common stock, pursuant to BrightStreet's non-qualified stock option plan, that will vest over a three-year period.

                                     -F17-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 7 - COMMITMENTS AND CONTINGENCIES (Continued)

In July 1998, BrightStreet terminated the employment agreement with the CTO. BrightStreet's Board of Directors removed the CTO from his position as Secretary of the Company, and a majority of the stockholders of BrightStreet voted to remove the CTO from the Board of Directors. In November 1998, BrightStreet entered into an employment agreement with a new chief technology officer ("New CTO"). The terms of the agreement provide that the New CTO will receive an annual salary, a signing bonus and options to purchase shares of BrightStreet's common stock, pursuant to BrightStreet's non-qualified stock option plan, over a three-year vesting period. The New CTO has also been appointed as a Director of BrightStreet.

During 1996, the Company entered into an agreement with DMR Consulting Group, Inc. ("DMR") ("the DMR Agreement") pursuant to which DMR agreed to develop the material portion of the core software for the Company (the "Software") and perform the Company's initial systems integration for its products. Pursuant to the DMR Agreement, DMR was granted title to the portion of the Software that it had been retained to develop, and such title is being maintained by DMR until such time that all amounts due pursuant to the DMR Agreement are paid in full. DMR's title to the Software will revert to the Company upon the Company satisfying all of its obligations to DMR under the DMR Agreement. The Company is required to obtain a license from DMR for all intended usage of the Software for commercial purposes until such time that all of the Company's obligations under the DMR Agreement are satisfied.

During 1997, the Company became delinquent in its obligations to DMR. On September 26, 1997, the Company and DMR entered into a letter agreement, to address repayment of the Company's delinquent balance, which was subsequently amended March 9, 1998. The amended letter agreement ("Amendment") renegotiated the payment terms of the previously outstanding balance. Under the terms of the Amendment, DMR agreed to grant a license to the Company in order to allow the Company to grant a sublicense for the Company's software to IQ Value, LLC (formerly I.Q. Card, Inc.) ("IQ") (see below). DMR received a security interest in the Company's future proceeds to be derived under the sublicense agreement granted to IQ in exchange for granting the license to the Company. The Amendment provided that simple interest at the prime rate accrues on the unpaid balance due to DMR from October 1, 1997 until the obligation is paid. Interest expense for 1997 and 1998 on the DMR obligation amounted to $36,028 and $39,592, respectively, and has been included in the accompanying statements of operations.

On October 6, 1998, the Company and DMR entered into a settlement agreement ("Settlement Agreement") relating to the balance due DMR. The terms of the Settlement Agreement provided that DMR accept payment from the Company in the amount of $270,000 ("Settlement Payment") as the final settlement of all outstanding amounts then due DMR, which totaled $744,355. The Settlement Agreement also provided that upon receipt of the Settlement Payment, DMR would deliver the Software to the Company and release all ownership interest in the Software as well as its security interest in the Company's future proceeds to be derived under the sublicense agreement granted to IQ. The Settlement Agreement also provided that the Company provide DMR a license to use derivatives of the Software for its own purposes, including the right to grant sublicenses to third parties with the prior consent of the Company. Under the terms of the Settlement Agreement, DMR is required to pay the Company a $50,000 fee for each sublicense granted to third parties; however, DMR was provided with a $100,000 credit from the Company relating to such fees. The Company was unable to timely make the required Settlement Payment and on December 3, 1998 the Company and DMR amended the Settlement Agreement ("Amended Settlement Agreement"). The Amended Settlement Agreement requires that all other terms of the DMR Agreement remain in full force and effect until the Settlement Payment is paid in full to DMR. The Amended Settlement Agreement provides that the Company pay $50,000 upon the execution of the Agreement and pay the remaining balance in four quarterly payments during 1999. The Company paid $50,000 in both December 1998 and March 1999 (see Note 12). Under the terms of the Amended Settlement Agreement, in the event the Company is in default, the previously outstanding balance due to DMR prior to the execution of the Settlement Agreement will become fully due and payable and all other security and ownership interests held by DMR will remain in effect. At December 31, 1997 and 1998 and June 30, 1999, the Company owed DMR $818,368, $220,000 and $170,000, respectively, net of the agreed upon prepayments and accrued interest. These amounts have been included in accounts payable in the accompanying financial statements at December 31, 1997 and 1998 and at June 30, 1999. The reduction in the Company's obligation to DMR pursuant to the terms of the Settlement Agreement in the amount of $474,355 has been reflected as a reduction in research and development expense in the accompanying 1998 statement of operations.


                                     -F18-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 7 - COMMITMENTS AND CONTINGENCIES (Continued)

On April 7, 1998, the Company entered into a distribution and license agreement whereby IQ was granted the exclusive right to the use of COL, one of the Company's products, in providing services to local merchants and the nonexclusive right to use COL and i-Value, another Company product, elsewhere to provide fee-based marketing services to its customers (the " IQ Agreement").
The IQ Agreement required the Company to provide and manage a data center facility to be used to service IQ's customers. The Company also agreed to provide IQ with one seat on its Board of Directors during the term of the IQ Agreement or until such time that IQ no longer retained any exclusivity under the IQ Agreement. The Company was to receive a minimum licensing fee in the amount of $3,000,000, of which $1,250,000 was received in April 1998. In addition to the minimum licensing fee, the Company was to receive a fee for each transaction processed under the IQ Agreement. In order to maintain the exclusivity of the license for COL, IQ was required to meet minimum annual levels of transaction fees. The Company granted DMR a security interest in the
proceeds from the IQ Agreement.   Due to contentious service issues between the
Company and IQ, IQ made no additional payments under the terms of the IQ Agreement in 1998. On December 1, 1998 the Company and IQ amended the IQ Agreement ("Amended IQ Agreement") whereby IQ agreed to immediately terminate its exclusivity rights under the IQ Agreement, except for certain exclusive rights, that expire November 30, 1999, to solicit specified merchant agreements. The Amended IQ Agreement provides that the Company continue to support IQ promotions through June 30, 1999, and that the Company will earn a minimum of $62,500 for its services in 1999. In addition, the Amended IQ Agreement provides IQ with the right to use any intellectual property rights contained within the Company's patent rights on its Software in order for IQ to develop its own coupon delivery system. Upon the issuance of a patent to the Company, IQ has agreed to pay the Company a royalty for each coupon or offer delivered by the Company's proprietary system, subject to the mutual agreement of the Company and IQ that the Company's proprietary technology was utilized in the process. The Amended IQ Agreement also provides that the Company issue to IQ the equivalent of 90,000 shares of common stock ("IQ Shares") and warrants to purchase 360,000 shares of BrightStreet common stock (the "IQ Warrants") for consulting services to be performed by IQ. The IQ Warrants have exercise prices of $1.50, $1.80 and $2.16 for a total of 120,000 shares, and carry a two-year exercise period. The IQ Shares and the IQ Warrants are not entitled to receive any shares of preferred stock upon any share exchange or in connection with the Merger. Consulting expense in 1998 relating to the IQ Shares and the IQ Warrants amounted to $252,000 and $49,200, respectively, based upon a valuation of these securities performed by an independent valuation company. In May 1999, the Company entered into a termination agreement with IQ that provided, among other things, the terms under which the IQ Agreement was to be terminated (see
Note 12).

In October 1997, the Company began contracting with Task Management, Inc. ("Task") for Task to provide consultants to perform programming services for the development of the Company's products. The Company incurred $262,782 and $835,956 of software development expenses with Task in 1997 and 1998, respectively. At December 31, 1997 and 1998 and June 30, 1999, the Company owed Task $66,108, $96,947 and $96,947, respectively.

During 1996, the Company reached an agreement with Guild Concepts, Ltd. ("Guild") pursuant to which Guild agreed to provide the Company with certain marketing and creative services in connection with the promotion of the Company's products. In November 1997, Guild filed a lawsuit against the Company alleging nonpayment of $243,538 in fees. In June 1998, Guild received a court judgment against BrightStreet for $233,538. At December 31, 1998, BrightStreet paid Guild $50,000 of the judgment resulting in an obligation to Guild of $180,000. The remaining balance due Guild was paid prior to June 30, 1999. At December 31, 1997 and 1998, the balance due Guild had been included in accounts payable.

On May 1, 1997, the Company entered into a professional services agreement with Promunicom, Inc. ("PI"). PI was to perform marketing services for the Company in exchange for a monthly fee of $10,000 and an unspecified equity interest in the Company. In March 1998, the Company and PI agreed to terminate the agreement effective January 15, 1998 (the "Termination Agreement"). Under the terms of the Termination Agreement, the Company became obligated in the amount of $115,000 and for conveying 7,500 shares of the Company's common and preferred stock having an ascribed value of the equivalent of $20.00 per share to PI for payment of 1997 consulting services. At December 31, 1997 and 1998, $250,000 and $37,500, respectively, of the outstanding balance due PI had been included in accounts payable. There was no balance due at June 30, 1999.

In December 1997, BrightStreet signed a letter of intent with J.B. Sutton Group, LLC ("Underwriter") to underwrite the contemplated public offering. In August 1998, BrightStreet elected to withdraw its registration statement for the public offering, and discontinued the services of the Underwriter in March 1999.


                                     -F19-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)



NOTE 7 - COMMITMENTS AND CONTINGENCIES (Continued)

On March 18, 1999 a lawsuit was filed against the Company claiming that the process used by the Company's products to distribute coupons infringes upon three existing patents. Management, along with the Company's patent attorneys, believes that the Company's process does not infringe on the existing patents, and that the claim is without merit. A second lawsuit of this nature was filed in September 1999 (see Note 12).


NOTE 8 - NOTES AND LOANS PAYABLE

Notes and loans payable consisted of the following:

                                                         December 31,             June 30,
                                                  -------------------------
                                                      1997          1998           1999
                                                  -----------   -----------     -----------
                                                                                (Unaudited)
      Convertible Debt Offering (a)               $         -   $ 1,402,500     $ 5,157,500
      AML (b)                                               -       783,000         533,000
      Rozel (c)                                             -       200,000               -
      FAC Enterprises (d)                                   -        40,000               -
      FEG (e)                                               -       900,000         900,000
      Golden Eagle Partners (f)                       250,000       250,000               -
      Transamerica (g)                                      -       141,327         110,782
      Bridge Offerings and Exchange Notes (h)       4,025,000     4,025,000       2,664,240
                                                  -----------   -----------     -----------

                                                    4,275,000     7,741,827       9,365,522
      Less discount on notes payable               (2,463,090)     (505,915)     (1,634,793)
                                                  -----------   -----------     -----------

                                                    1,811,910     7,235,912       7,730,729

      Less amount due within one year              (1,811,910)   (6,260,293)     (1,656,711)
                                                  -----------   -----------     -----------

      Noncurrent portion                          $         -   $   975,619     $ 6,074,018
                                                  ===========   ===========     ===========

(a) In October 1998, Holdings commenced a private offering of convertible debentures ("Debentures"). The Debentures are convertible promissory notes that accrue simple interest at 8% per annum and are convertible at any time by the holders at a conversion price of $2.00 per share. Holdings may force the mandatory conversion of the Debentures into shares of its common stock at a conversion price upon the occurrence of (i) the consummation of the Merger (see Note 1); (ii) the acquisition of 80% of the issued and outstanding capital stock of BrightStreet by Holdings; or (iii) the effective date of a registration statement registering all shares of common stock issuable upon conversion of the Debentures. The maturity date of the convertible promissory notes is the earlier of (i) the date on which the holder elects to convert all of the outstanding unpaid principal and accrued interest on the note into shares of common stock; (ii) the date upon which Holdings elects to cause a mandatory conversion of all of the outstanding principal and accrued interest on the note into shares of common stock; or (iii) two years from the date of the issuance of the Debentures. Holdings completed the private offering of the Debentures in January 1999. The aggregate principal amount of the Debentures was $1,642,500, of which approximately $1,402,500 was raised as of December 31, 1998. In March and June 1999, holders of these Debentures converted the aggregate principal amount of $200,000 and the accrued interest thereon of $4,888 into 102,444 shares of Holdings' common stock.


                                     -F20-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 8 - NOTES AND LOANS PAYABLE (Continued)

     In the first quarter of 1999, Holdings commenced a second private offering of Debentures. Other than having a conversion price of $2.50 per share, these Debentures contain the same terms as the above Debentures containing a $2.00 conversion price. Through this second offering, Holdings sold additional Debentures in the aggregate principal amount of $6,215,000 as of June 30, 1999. In March and April 1999, holders of these Debentures converted the aggregate principal amount of $2,500,000 and the accrued interest thereon of $25,743 into 1,010,177 shares of Holdings' common stock.

     In connection with these two offerings of Debentures, Holdings is required to pay commissions ranging from 6% to 10% of the aggregate principal amount of the Debentures sold by placement agents. These commissions and certain professional fees related to the sale of the Debentures amounted to $147,485 in 1998 and $495,877 for the six-month period ended June 30, 1999, and are being amortized as financing fee expense over the term of the Debentures. The unexpired portion of these financing fees amounting to $135,195 and $322,786 at December 31, 1998 and June 30, 1999, respectively, have been reflected on these financial statements as prepaid financing fees. Financing fee expense relating to the Debentures in 1998 and for the six months ended June 30, 1999 amounted to $12,290 and $308,286, respectively.

     The conversion rights provide the holders of the Debentures with a beneficial conversion feature upon issuance in accordance with Emerging Issues Task Force D-60 "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature" ("EITF D-60"). A discount related to the beneficial conversion feature was ascribed to the Debentures upon issuance, and is being amortized as interest expense through November 30, 1999, the date the Merger is expected to become effective. The discount related to the beneficial conversion feature for the Debentures issued in 1998 and during the six months ended June 30, 1999 amounted to an aggregate of $575,025 and $893,920, respectively, based upon a fair market value for Holdings' common stock of $2.82 per share, as determined by an independent valuation company. Amortization of the discount amounted to $69,110 and $713,161 in 1998 and for the six-month period ended June 30, 1999, respectively, and has been reflected as interest expense in the accompanying statements of operations. At December 31, 1998 and June 30, 1999, the unexpired portion of the discount amounted to $505,915 and $686,672, respectively, and has been reflected on the balance sheet as a reduction in notes payable. The effective interest rate on the Debentures approximated 111% in 1998 and ranged from between 25% to 60% for the six months ended June 30, 1999.

(b) In 1998, American Maple Leaf Financial Corporation, a related party ("AML"), advanced $783,000 to BrightStreet in unsecured advances. In 1999, BrightStreet repaid AML $250,000, resulting in a balance due AML of $533,000 at June 30, 1999. These advances accrue interest at a rate of 8% per annum. Interest expense of $34,470 and $26,288 was incurred in 1998 and for the six-month period ended June 30, 1999, respectively, and has been reflected in accrued expenses - related party at December 31, 1998 and at June 30, 1999.

(c) In December 1998, Holdings borrowed $200,000 from Rozel International Holdings Limited ("Rozel"), a related party. The loan was non-interest bearing and was repaid in February 1999.

(d) In 1998, Holdings borrowed $40,000 from FAC Enterprises, Inc. The loan accrues simple interest at a rate of 10% per annum, and was repaid in February 1999.

(e) In September 1998, Holdings borrowed $900,000 from Founders Equity Group, Inc. ("FEG"). The note accrued simple interest at 10% per annum and had a maturity date of March 1, 1999 ("Founders' Note") (see Note 11). Interest expense on the Founders' Note amounted to $27,616 in 1998 and $22,500 during the six months ended June 30, 1999. The entire interest expense was paid in March 1999. Holdings incurred a $45,000 financing fee on the procurement of this note, and this amount has been amortized over a six-month period. The unexpired portion of this financing fee, amounting to $15,000 at December 31, 1998, has been reflected on these financial statements as prepaid financing fees at December 31, 1998. The financing fee expense on the Founders' Note in 1998 and for the six months ended June 30, 1999 amounted to $30,000 and $15,000, respectively. An affiliate of a shareholder of Holdings guaranteed the Founders' Note and the accrued interest thereon.


                                     -F21-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 8 - NOTES AND LOANS PAYABLE (Continued)

(f) On June 17, 1997, BrightStreet obtained $250,000 in financing from Golden Eagle Partners ("Golden Eagle") and executed a Loan and Security Agreement ("Golden Eagle Agreement") which was subsequently modified in December 1997. In consideration for the financing, BrightStreet issued a convertible promissory note which accrued interest at the rate of 10% per annum. Pursuant to the terms of the Golden Eagle Agreement, BrightStreet executed an assignment of certain patents and trademarks for the benefit of
     Golden Eagle (the "Golden Eagle Lien").   The modification of the Golden
     Eagle Agreement required BrightStreet to issue 10,000 shares of BrightStreet's common stock as additional consideration at the time of the repayment. $50,000 of financing fee expense related to BrightStreet's future stock issuance under this modification was incurred in 1997, is a noncash transaction, and is reflected in accrued expenses at December 31, 1997 and 1998 and June 30, 1999. In September 1999, the Golden Eagle obligation was paid in full (see note 12).

     On March 11, 1998, BrightStreet, IQ, Golden Eagle and the CEO entered into an intercreditor agreement (the "Intercreditor Agreement") (see Note 7). The Intercreditor Agreement provided IQ with a priority interest over the Golden Eagle Lien. As a result of the Intercreditor Agreement, IQ was granted a priority security interest in all of BrightStreet's assets, subordinate only to the DMR Lien. Subsequent to the execution of the Intercreditor Agreement, AML (see Note 8) transferred 3,750 shares of the Company's common stock that it held to Golden Eagle in consideration for Golden Eagle's participation in the Intercreditor Agreement. This consideration, amounting to $75,000 (based upon an ascribed value of the equivalent of $20.00 per share), has been reflected as financing fee expense in 1998. Accrued interest on the note payable to Golden Eagle in the amount of $38,709 and $51,727 was included in accrued expenses at December 31, 1998 and June 30, 1999, respectively.

(g) In May 1998, BrightStreet financed $175,500 of a three-year insurance premium, amounting to $197,500, for the liability coverage of its directors and officers. The financing accrues interest at 7.76%, and requires 33 monthly installment payments of $5,923. Interest expense on the loan amounted to $7,879 for 1998 and $4,993 for the first six months of 1999.

(h) In October 1997, BrightStreet completed a $3,000,000 private placement offering aggregating 120 units ("Units") at $25,000 per Unit. In December 1997, BrightStreet completed a $1,025,000 private placement offering aggregating 41 Units at $25,000 per Unit (collectively the "Bridge Offerings"). Each Unit in the Bridge Offerings consisted of a promissory note in the principal amount of $25,000 ("Note"), 625 shares of the Company's common stock, and a warrant to purchase 2,500 shares of BrightStreet's common stock (collectively "Equity Instruments") (see Note
     9). The Notes are unsecured subordinated obligations of BrightStreet, which accrue interest at the rate of 10% per annum or at a default rate of 15% per annum. All principal and accrued interest became payable in full on the one-year anniversary of their date of issuance.

     Proceeds of $2,696,750 were allocated to the Equity Instruments based upon the relative fair market values of the Notes and Equity Instruments. Of these proceeds, $2,012,500 has been allocated to common stock, based upon an ascribed value of the equivalent of $20.00 per share, and $684,250 has been allocated to the warrants based upon a value of the equivalent of $6.80 per warrant (see Note 9). The remaining proceeds from the Bridge Offerings amounting to $1,328,250 from the sale of the Units were recorded as notes payable, reflecting an aggregate discount of $2,696,750 at the date of issuance. The discount on the Notes has been amortized as interest expense over the term of the Notes. Amortization of the discount for 1997 and 1998 amounted to $233,660 and $2,463,090, respectively, and is reflected as interest expense in the accompanying statements of operations. At December 31, 1997, the unexpired portion of the discount amounting to $2,463,090 had been reflected as a reduction in notes payable. There was no unexpired portion at December 31, 1998.


                                     -F22-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)



NOTE 8 - NOTES AND LOANS PAYABLE (Continued)

     Financing fees, consisting of commissions and legal fees, amounting to $427,028 were incurred in connection with the Bridge Offerings. $286,109 of the financing fees have been prorated to BrightStreet's issuance of Equity Instruments. The proration has been determined by an allocation based on the fair market values of the Notes and Equity Instruments. These financing fees have been recorded as an increase to the stockholder's deficit in 1997. The remaining portion of the financing fees incurred in the Bridge Offerings amounted to $140,919. The unexpired portion of these financing fees amounting to $120,423 at December 31, 1997 has been reflected as prepaid financing fees. There was no unexpired portion at December 31, 1998. Financing fee expense in 1997 and 1998 amounted to $20,496 and $120,423, respectively.

     In 1998, BrightStreet defaulted on the payment terms of the Notes (see Note
     11). The Notes were not paid within the one-year anniversary of the date of their issuance. Pursuant to the terms of the Notes, BrightStreet began accruing interest as of the date of default at the default rate of 15%. Interest expense incurred on the Notes, exclusive of the aforementioned amortization of the discount on the Notes, amounted to $56,969, $438,707 and $16,875 in 1997, 1998 and for the six months ended June 30, 1999, respectively, including $93,146 and $16,875 of default interest in 1998 and in the six months ended June 30, 1999, respectively. Accrued interest on the Notes amounted to $56,967, $495,646 and $42,396 at December 31, 1997 and 1998 and June 30, 1999, respectively.

The following additional transactions occurred in 1997 and 1998:

In January 1997 and August 1997, VDC Corporation, Ltd. ("VDC") provided BrightStreet with bridge financing in the principal amount of $2,500,000 (the "Bridge Financing") and a senior secured convertible loan in the amount of $100,000 (the "VDC Loan"). The financing was made in anticipation of a statutory merger between BrightStreet and VDC. The Bridge Financing and the VDC Loan were secured by a lien on all of BrightStreet's tangible and intangible assets. In consideration for the receipt of the Bridge Financing, the Company issued 25,000 shares of common stock to VDC, a non-cash transaction, which was recorded as interest expense of $200,000 in 1997. Both the Bridge Financing and the VDC Loan accrued interest at 10% per annum.

On April 22, 1997, BrightStreet entered into an agreement with VDC pursuant to which VDC proposed to acquire the Company through a statutory merger or similar business combination. This agreement was subsequently terminated in order to allow the Company to proceed with other financing alternatives.

In December 1997, $2,400,000 of Bridge Financing principal and accrued interest of $178,301 due to VDC was canceled and converted into 805,719 shares of common stock. On December 18, 1997, all of BrightStreet's common stock and debt obligations owned by VDC were acquired by Rozel, a related party (see Note 9). Subsequently in December 1997, BrightStreet repaid the remaining $200,000 of principal outstanding on the Bridge Financing and the VDC Loan.

In 1997, BrightStreet received and repaid $1,001,000 in unsecured advances from AML, a related party. The Company also issued 47,550 shares of common stock to AML in a noncash transaction as consideration to AML for the issuance of the unsecured advances. The consideration amounting to $951,000 (based on an ascribed value of $20.00 per share) has been recorded as interest expense in 1997.

On September 5, 1997, BrightStreet obtained $300,000 in an unsecured thirty-day
loan at an interest rate of 10% from a private investor.   As additional
consideration for such financings in 1997, the Company issued 7,500 shares of common stock to the investor in a noncash transaction resulting in $150,000 of interest expense, based on an ascribed value of $20.00 per share. On October 5, 1997, the note was acquired by another private investor, who extended its maturity date to November 5, 1997. BrightStreet retired the note in October 1997 with the proceeds received from the Bridge Offerings.

In February 1998, the Company obtained $750,000 in financing from an independent party and correspondingly issued a promissory note with an interest rate of 10% per annum. The Company paid $50,000 of investment banking fees, relating to this financing, to a shareholder owning approximately 1% of the Company's outstanding common stock at December 31, 1997. Expense related to this financing fee is being recognized over the term of the note. Financing fee expense of $43,182 was recorded in the three month period ended June 30, 1998. Upon repayment of the note, the lender agreed to accept 2,750 shares of common stock as payment in full for $13,750 of interest expense. The note was repaid on April 9, 1998.


                                     -F23-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 9 - CAPITAL STOCK ACTIVITY

As more fully described in Notes 1 and 2, the combination of BrightStreet and Holdings was treated as a recapitalization of BrightStreet, whereby a limited number of BrightStreet shareholders exchanged four shares of BrightStreet common stock for one share of Holdings' common stock and one share of Holdings' convertible preferred stock. Upon the consummation of the Merger in 1999, the recapitalization of BrightStreet is expected to be completed. The following capital stock transactions for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1999, have been restated to reflect the recapitalization, whereby Holdings issued one share of common stock and one share of convertible preferred stock for every four shares of BrightStreet common stock originally issued. Transactions pertaining to warrants and options outstanding to purchase BrightStreet stock have not been restated.

On July 16, 1996, BrightStreet was formed solely for the purpose of merging with the LLC. On August 2, 1996, in exchange for $1,090, the initial stockholders ("the Founders") received an aggregate of the equivalent of 272,500 shares of common stock and preferred stock (the "Founders' Shares"). In connection with the Company's formation, APP Investments, Inc. ("APP"), an affiliate of AML, a related party and one of the Founders, was issued warrants to acquire the equivalent of 500,000 shares of BrightStreet common stock at an exercise price of $6.00 per share. The warrants are currently exercisable, expire in August 2001 and carry antidilutive rights. At December 31, 1998, the antidilutive provisions entitle APP to obtain 1,060,222 shares of BrightStreet common stock at an exercise price of $2.83.

On September 6, 1996, the Company sold an aggregate of the equivalent of 145,357 shares of common stock and preferred stock to a group of Accredited Investors [as defined under Regulation D of the Securities Act of 1933, as amended ("Accredited Investors")] for an aggregate price of $100,000. This accredited investor group consisted of certain Founders and a group of other initial investors. These funds were utilized to fund operating and formation costs.

On September 6, 1996, the Company sold an aggregate of the equivalent of 62,500 shares of common stock and preferred stock to a group of Accredited Investors for an aggregate price of $350,000.

On September 6, 1996, the Company sold the equivalent of 162,500 shares of common stock and preferred stock to VDC for an aggregate purchase price of $650,000 (see Notes 8 and 10). At the time of the sale, VDC was a strategic investor that the Company was considering for a business combination. All shares held by VDC were sold to Rozel, a related party, on December 18, 1997 (see Note 8).

On September 12, 1996, the LLC entered into an agreement with Muzak Limited Partnership ("Muzak") (the "Muzak Agreement") whereby Muzak was appointed as the exclusive sales agent for a three-year period. In connection with the Muzak Agreement and the Initial Merger (see Note 1), Muzak, in its capacity as a member of the LLC, received the equivalent of 118,500 shares of common stock and preferred stock in the Initial Merger, and options to purchase shares of BrightStreet's common stock. On April 3, 1997, the Company and Muzak mutually agreed to terminate the Muzak Agreement. Upon the termination of the Muzak Agreement, Muzak retained the equivalent of 118,500 shares of common stock and preferred stock; however, all options granted to Muzak automatically expired and were canceled.

On September 18, 1996, BrightStreet entered into an agreement with AML, a related party, pursuant to which AML agreed to provide investment banking services to the Company for the six-month period commencing September 18, 1996 in exchange for the equivalent of 87,500 shares of common stock and preferred stock valued at $1,225,000. Such shares were issuable to AML in six equal installments over the term of the agreement which commenced on October 17, 1996 and ended on March 17, 1997. During 1996, the Company recorded consulting expense of approximately $671,000 in a noncash transaction representing the cost of the equivalent of 43,750 shares issued to AML as of December 31, 1996.
During 1997, the remaining equivalent of 43,750 shares of common stock and preferred stock were issued, resulting in consulting expense of approximately $554,000 in 1997.

In connection with the Initial Merger, the members of the LLC exchanged all of their issued and outstanding membership interests, representing cumulative capital contributions of $500,000, plus the termination and waiver of all related party agreements, pre-existing rights, claims and causes of action (except for some predetermined surviving claims) for the equivalent of 768,500 shares of common stock and preferred stock of the Company. The Initial Merger was a reverse acquisition, whereby the legal acquirer,


                                     -F24-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 9 - CAPITAL STOCK ACTIVITY (Continued)

the LLC, was the accounting acquirer in the transaction. The equivalent of 150,000 of these shares were issuable pending verification of certain representations and warranties made by two former executives of the LLC, who are also significant shareholders of the Company ("Co-Founders"), which was accomplished in July 1997.

On September 19, 1996, after the Initial Merger and subsequent to the first three private offerings, the Company sold an aggregate of the equivalent of 112,500 shares of common stock and preferred stock to a group of unrelated Accredited Investors for an aggregate amount of $1,575,000 ($14.00 per common share).

During the first quarter of 1997, the Company sold an aggregate of the equivalent of 48,125 shares of common stock and preferred stock to a group of Accredited Investors for an aggregate purchase price of $385,000 (the equivalent of $8.00 per common share) less approximately $18,852 in commissions paid.

On May 31, 1997, the Company sold an aggregate of the equivalent of 25,625 shares of common stock and preferred stock to a group of Accredited Investors for an aggregate purchase price of $205,000 ($8.00 per common share). Such shares are subject to a Lockup Agreement until May 31, 1999. Commissions of $4,500 were paid on this offering.

During 1997, the Company issued the equivalent of 25,000 shares of common stock and preferred stock to VDC and the equivalent of 7,500 shares to a private investor in connection with the requirements of each of their respective loan agreements (see Note 8).

In accordance with the terms of the Bridge Offerings, the Company issued the equivalent of 100,625 shares of common stock and preferred stock and the equivalent of 402,500 warrants to purchase BrightStreet common stock to a group of Accredited Investors [see Note 8(h)]. The warrants have an exercise price equal to the lower of $4.00 per share or the IPO price per share. The warrants are exercisable for a period of five years commencing on the date the common stock issued in connection with the Bridge Offerings is first registered with the SEC.

On November 14, 1997, in a noncash transaction, BrightStreet and VDC agreed to convert the outstanding Bridge Financing principal and accrued interest due VDC amounting to $2,578,301 into the equivalent of 805,719 shares of the Company's common stock and preferred stock (see Note 8).

On December 15, 1997, in a noncash transaction, the Company issued the equivalent of 47,550 shares of common stock and preferred stock to AML as consideration to AML for the issuance of unsecured advances to the Company (see
Note 8).

On December 18, 1997, Rozel acquired the equivalent of all 993,219 shares of the Company's common stock and preferred stock which had been owned by VDC (see Note
8).

On April 13, 1998, the Company issued the equivalent of 688 shares of common stock and preferred stock as compensation for interest to the lender of a debt obligation.

In April of 1998, the Company issued the equivalent of 7,500 shares of common stock and preferred stock to PI for consulting services performed in 1997 (see
Note 7).

On June 1, 1998, Rozel converted the equivalent of 80,000 shares of BrightStreet's Series A preferred stock into the equivalent of 250,000 shares of the Company's common stock (see Preferred Stock below).
                                ---------------

On July 28, 1998, the Company issued the equivalent of 37,500 shares of its common stock and preferred stock to Rozel pursuant to the terms of its Series A preferred stock agreement (see Preferred Stock below).
                               ---------------

In September 1998, in connection with the recapitalization (see Notes 1 and 2), BrightStreet reflected an additional 1,000,000 shares of common stock which represent those Holdings shares outstanding prior to the recapitalization.


                                     -F25-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                   Ended June 30, 1998 and 1999 is Unaudited)


NOTE 9 - CAPITAL STOCK ACTIVITY (Continued)

In September 1998, Holdings sold an aggregate of 2,950,000 shares of common stock for an aggregate purchase price of $590,000 ($.20 per share) less approximately $47,200 in commissions paid to a group of Accredited Investors. Such shares are subject to a Lockup Agreement for one year from the first anniversary of the proposed Merger unless prior written consent of the Underwriter is obtained.

On November 15, 1998, in accordance with a share exchange agreement between BrightStreet and Holdings, Rozel exchanged all of its BrightStreet Series A preferred shares for 1,000,000 shares of Holdings common stock and 500,000 shares of Holdings Convertible Preferred Stock.

In accordance with the terms of the Amended IQ Agreement, in 1998 the Company issued the equivalent of 90,000 shares of common stock and warrants to purchase 360,000 shares of BrightStreet common stock to IQ (see Note 7).

Costs of issuance relating to the above transactions amounted to $189,090 in 1996, $38,167 in 1997 and $60,570 in 1998. AML, a related party, received $31,150 and $23,352 of these costs in 1996 and 1997, respectively.

Options and Warrants
--------------------

As more fully described in Notes 1 and 2, the combination of BrightStreet and Holdings was treated as a recapitalization of BrightStreet. A summary of stock warrants as of December 31, 1996, 1997 and 1998 and June 30, 1999 (unaudited) is as follows:

                                                  Grant          Date      Exercise Price  Expiration
Warrants Granted and Outstanding     Shares        Date       Exercisable    per  Share       Date
----------------------------------  ---------  -----------  -------------- --------------  -----------

BrightStreet:
Balance at December 31, 1996          500,000

   Granted                            402,500  10/97-12/97      IPO Date     $    4.00    Five Years
                                    ---------                                              from IPO
Balance at December 31, 1997          902,500
                                    ---------

   Granted                            120,000    12/1/98        12/1/98      $    1.50    11/30/2000
   Granted                            120,000    12/1/98        12/1/98      $    1.80    11/30/2000
   Granted                            120,000    12/1/98        12/1/98      $    2.16    11/30/2000
                                    ---------

Balances at December 31, 1998
 and June 30, 1999 (Unaudited)      1,262,500
                                   ----------

Cumulative Antidilutive effect
 [see Note 9]                         560,222
                                    ---------

 Balance at June 30, 1999
 (Unaudited)                        1,822,722
                                    =========

Holdings:
   Granted [see Note 11]               90,000     3/1/99         3/1/99      $    2.50     2/28/2002
   Granted [see Note 11]               90,000     3/1/99         3/1/99      $    5.00     2/28/2002
   Granted [see Note 12]              480,066    5/99-6/99      5/99-6/99    $    6.00   5/2002-6/2002
                                    ---------

Balance at June 30, 1999
  (Unaudited)                         660,066
                                    =========

                                     -F26-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 9 - CAPITAL STOCK ACTIVITY (Continued)

A summary of BrightStreet's Stock Option Plan as of December 31 is as follows:

                                                                      1997                     1998
                                                       --------------------------- -----------------------
                                                                       Weighted                 Weighted
                                                                        Average                 Average
                                                                        Exercise                Exercise
                                                         Shares          Price       Shares      Price
                                                       -----------  -------------- -----------  --------

 Outstanding at beginning of year                          515,968  $      3.25     1,674,000   $   4.02
 Granted                                                 1,614,000         4.15     2,354,000       2.22
 Canceled                                                 (455,968)        3.59      (901,750)      4.53
                                                        ----------                 ----------

 Outstanding at end of year                              1,674,000  $      4.02     3,126,250   $   2.51
                                                        ==========                 ==========

 Options exercisable at end of year                        407,500                  1,314,917
                                                        ==========                  =========

 Shares available for grant                                826,000                    873,750
                                                        ==========                 ==========

 Weighted average fair value of options
  granted during the year as determined
  by an independent valuation company                   $     2.10                 $     1.61
                                                        ==========                 ==========

The following table summarizes information about fixed stock options outstanding at December 31, 1998:

                                Options Outstanding          Options Exercisable
                      ------------------------------------  ---------------------
                                   Weighted
                                    Average     Weighted                 Weighted
                      Number of    Remaining     Average    Number of     Average
                      Outstanding  Contractual  Exercise   Outstanding    Exercise
                       Options        Life       Price      Options        Price
                      -----------  ----------- ----------- ------------ ------------

 From $0.20 to $0.80      598,500         4.44 $      0.51      428,500 $       0.64
 From $1.20 to $2.50    1,655,000         9.72        1.74      551,667         1.74
 From $4.00 to $5.00      528,750         4.13        4.64      334,750         4.45
 From $6.00 to $7.00      344,000         7.21        6.46            -            -
                      -----------  ----------- ----------- ------------ ------------

 From $0.20 to $7.00    3,126,250         7.49 $      2.51    1,314,917 $       2.07
                      ===========  =========== =========== ============ ============

A summary of stock options as of June 30, 1999 (unaudited) is as follows:

                             Outstanding            Exercisable
                             -----------            -----------
 BrightStreet:

 From $ .20 to $ .80             598,500                428,500
 From $1.20 to $2.50           2,138,000                573,302
 From $4.00 to $5.00             528,750                334,750
 From $6.00 to $7.00             344,000                      -
                              ----------             ----------

                               3,609,250              1,336,552
                              ==========            ===========
 Holdings:

 $1.00                         1,200,000                120,000
                              ==========            ===========


                                     -F27-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 9 - CAPITAL STOCK ACTIVITY (Continued)

Under BrightStreet's 1996 Stock Option Plan (the "Plan"), stock options to purchase shares of BrightStreet's common stock may be granted to officers, directors, employees, consultants and independent contractors. Accordingly, BrightStreet, as of December 31, 1998, had reserved a total of 4,000,000 shares of BrightStreet's common stock for issuance upon the exercise of options granted pursuant to the Plan. Options granted under the Plan generally expire five years following the date of vesting and are subject to limitations on transfer. Option grants under the Plan are subject to various vesting provisions. The exercise price of options granted under the Plan are determined by the Board of Directors. The Board may amend, suspend or terminate the Plan at any time, subject to restrictions imposed by applicable law.

On September 19, 1996, options to acquire 350,000 shares of BrightStreet common stock were granted to the former CEO in connection with his employment agreement in effect at that time. In December 1997, 290,000 of these options were canceled and reissued with new exercise prices. On September 19, 1997, options to acquire an additional 550,000 shares of BrightStreet common stock were granted to the former CEO and 152,000 options were granted to the former CTO in connection with their revised employment agreements. In addition to the options granted to the former CEO and former CTO in 1997, the Company granted compensatory options to acquire 622,000 shares of BrightStreet common stock to employees and other directors of BrightStreet, including the Co-Founders (see
Note 10).

In January 1998, BrightStreet granted additional options to acquire 294,000 shares of BrightStreet common stock to certain directors, officers, employees and consultants. In February 1998, BrightStreet entered into an agreement to cancel options to acquire 90,000 shares of BrightStreet common stock originally granted to the Co-Founders and granted additional options to acquire 150,000 shares of BrightStreet common stock with an exercise price equivalent to the price per share ultimately realized in BrightStreet's contemplated IPO (see Note
10).

Of the outstanding options as of December 31, 1997, 1998 and June 30, 1999 that had been granted by BrightStreet to acquire 1,674,000, 3,126,250 and 3,609,250 shares of common stock, respectively, options to acquire 407,500, 1,314,917 and 1,336,552 shares of common stock, respectively, were exercisable. Certain options that carry exercise prices that were less than the fair value of the common stock at the date of grant resulted in compensation and consulting expense of $1,434,400 and $1,582,457 in the years ended December 31, 1997 and 1998, and $257,037 and $823,484 for the six months ended June 30, 1998 and 1999, respectively.

Preferred Stock
---------------

BrightStreet authorized 1,000,000 shares of preferred stock with a par value of $.001 per share. On December 15, 1997, the Company entered into a preferred stock purchase agreement with Rozel (the "Preferred Stock Agreement"). Pursuant to the terms of the Preferred Stock Agreement, the Company's Board of Directors designated 300,000 shares of Preferred Stock as Series A Convertible Preferred Stock at a $10.00 stated value with no voting or registration rights ("Series A Shares"). The Series A Shares bear no dividends, and the preferred shareholders receive the stated value of their shares as a priority over common stock shareholders in the event of a liquidation of the Company. Each Series A Share was convertible into the equivalent of 3.125 shares of the Company's common
stock at the option of the Company or Rozel.   These  conversion  rights
provided the Series A shareholders with a beneficial conversion feature upon issuance, valued at $52.50 per Series A Share, or the equivalent of $16.80 per each converted common share, based upon the ascribed value of the equivalent of $20.00 per share of common stock. This beneficial conversion feature resulted in a preferred dividend upon the issuance of Series A Shares in accordance with EITF D-60.

The Preferred Stock Agreement permitted the Company to request that Rozel periodically purchase up to an aggregate of the equivalent of 300,000 of Series A shares at an aggregate purchase price of $3,000,000. In accordance with the Preferred Stock Agreement, Rozel purchased 22,500 shares of Series A Shares for $225,000 and 276,200 shares for $2,762,000 in 1997 and 1998, respectively, exclusive of amounts repurchased. In September 1998, BrightStreet repurchased 40,000 shares of Series A Shares from Rozel for $400,000. Pursuant to the terms of the Preferred Stock Agreement, the Company issued the equivalent of 37,500 shares of common stock to Rozel in exchange for the satisfaction of Rozel's funding obligations. Pursuant to the requirements of EITF D-60, the issuance of the Series A Shares and the addition of the equivalent of 37,500 shares of common stock by the Company has been recorded as preferred stock dividends of $1,181,250 and $15,250,500 in 1997 and 1998, respectively. On June 1, 1998,
Rozel converted 80,000 Series A Shares into the equivalent of 250,000 shares of the Company's common stock. On November 15, 1998, in accordance with a Share Exchange agreement between BrightStreet and Holdings, Rozel exchanged the remaining balance of 178,700 BrightStreet Series A Shares for an additional 1,000,000 shares of Holdings common stock and 500,000 shares of Holdings Convertible Preferred Stock (see Note 12).


                                     -F28-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  (Ended June 30, 1998 and 1999 is Unaudited)


NOTE 9 - CAPITAL STOCK ACTIVITY (Continued)

As of December 31, 1998, Holdings had 5,000,000 shares of preferred stock authorized, having a par value of $.001 per share. Dividends, voting rights and other terms, rights and preferences of the preferred stock may be designated by Holdings' Board of Directors from time to time. As of December 31, 1998, Holdings had 2,519,852 issued and outstanding shares of Convertible Preferred Stock (see Note 12).

Stock-Based Compensation
------------------------

During 1997, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (" SFAS 123".) As permitted under SFAS 123, the Company has continued to follow Accounting Principles Board No. 25 "Accounting for Stock-Based Compensation" ("APB 25") in accounting for its stock-based compensation. SFAS 123 recognizes compensation expense using the fair market value of stock options, warrants and common stock issuances as of the grant date. APB 25 recognizes the intrinsic value of the instruments issued by the Company as of the measurement date, which is generally the date at which both the number of shares that an individual is entitled to receive and the purchase price are known. Had compensation expense for 1996, 1997 and 1998 been determined under the fair value provisions of SFAS 123, the Company's net loss and net loss per share would have differed as follows:


                           December 31, 1996           December 31, 1997              December 31, 1998
                       ------------------------     ------------------------      ------------------------

                                     Pro Forma
                    Net Loss         Per Share       Net Loss       Per Share        Net Loss       Per Share
                  -----------   ----------------- --------------- ------------   ---------------- ------------
                                    (Unaudited)
As Reported
  Under APB 25    $(3,314,094)  $     (3.55)      $  (11,235,237) $   (6.88)     $   (11,400,109) $  (5.66)
                  ============  ================= =============== ============   ================ ============

Pro Forma Under
  SFAS 123        $(3,149,487)  $     (3.37)      $  (12,854,814) $   (7.78)     $   (12,026,038) $  (5.79)
                  ============  ================= =============== ============   ================ ============

The fair market value of the options and warrants used in the above computation were determined by an independent valuation company, using a simulation model which simulates many potential outcomes for the value of BrightStreet's stock over the period during which the options or warrants may be exercised. Because of the expected high volatility of the value of BrightStreet's common stock and the long-term nature of some of the options and warrants, standard models were not deemed appropriate by the independent valuation company. The independent valuation company determined the potential stock price outcomes using a log-normal distribution with expected returns of between 23% (after the Company's stock price had reached an equivalent of $20.00 per share) and 50% (prior to that), a standard deviation of 26% to 100%. The independent valuation company determined that there was also a 50% likelihood that the value of the common stock would drop to zero in any one year before reaching an equivalent of $20.00 per share level.

Loss Per Share
--------------

The Company adopted SFAS 128 in 1997, and has followed the guidelines of SFAS 128 in the presentation of loss per share for all periods presented in the financial statements. Options and warrants to purchase common stock and convertible preferred stock are not included in the computation of diluted loss per share because the effect of these instruments would be antidilutive for all periods presented. The common shares potentially issuable arising from these instruments which were outstanding during the periods presented in the financial statements are as follows:


                                     -F29-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 10 - RELATED PARTIES


                                     Exercise/            December 31,
                                    Conversion     ------------------------
                                       Price         1996     1997    1998
                                    -----------    -------- ------- -------

     Options                        $0.63-$5.00      18,753  32,205   8,569
     Convertible preferred stock       $.080              -  17,578       -
     Warrants                          $4.00              -   2,927       -
     Convertible debt                  $2.00              -       -  87,656
                                                   -------- ------- -------

     Total common shares
        potentially issuable                         18,753  52,710  96,225
                                                   ======== ======= =======

Related party transactions not disclosed elsewhere in the financial statements and notes are as follows:

AML was an employer of a former Director of BrightStreet until September 1997. In 1998, the President of AML and APP Investments, Inc. became a Director of BrightStreet and in January 1999 became a Director and President of Holdings.

On September 18, 1996, BrightStreet entered into three-year consulting agreements with the Co-Founders providing for compensation in the aggregate of $168,000 annually. The aggregate amount paid on these agreements was $183,225 in 1997. In December 1997, the consulting agreements were canceled and replaced with employment agreements providing each of the Co-Founders with an annual salary of $85,000 plus commissions for the first year of the contract, and with compensation solely on a commission basis thereafter. The employment agreements also granted the Co-Founders options to acquire 120,000 shares of common stock. In February 1998, BrightStreet and the Co-Founders agreed to terminate the Co-Founders' employment agreements. These terminations, which became effective upon the execution of the IQ Agreement, provide that the Co-Founders receive compensation of $40,000 which was paid in 1998. The Co-Founders continued to receive their annual salaries through September 30, 1998 and their options to acquire shares of BrightStreet common stock have been renegotiated (see Note 9).

During 1998, BrightStreet borrowed $1,528,000 from AML, of which $745,000 was repaid as of December 31, 1998 (see Note 8).

On December 2, 1998, Holdings borrowed $200,000 from Rozel, in the form of a non-interest bearing loan (see Note 8).


NOTE 11 - SUBSEQUENT EVENTS

In 1999, the Board of Directors of Holdings agreed to pay AML $8,333 per month as compensation for the services being provided by the president of Holdings (see Note 12).

On January 7, 1999, Holdings offered the holders of the Notes in the Bridge Offerings an exchange of their existing Notes for convertible promissory notes ("Exchange Notes") through a private offering. The principal balance for each of the Exchange Notes was equivalent to the principal balances on the Notes from the Bridge Offerings, plus the accrued interest on the Notes through December 31, 1998. The holders of the Exchange Notes may convert all or any part of the outstanding principal plus the accrued interest thereon into shares of Holdings common stock at a conversion rate of $2.00 per share at any time. Holdings may convert the principal and accrued interest on the Exchange Notes into shares of Holdings common stock at a rate of $2.00 per share, upon Holdings common stock achieving certain market price targets. The Exchange Notes accrue simple interest at 12% per annum, and have a maturity date of the earlier of (i) the date on which either the holder or Holdings exercise their respective conversion rights under the Exchange Notes; or (ii) the one-year anniversary of the closing of the Merger. The terms of the Exchange Notes also provide that Holdings issue to the holders of the Exchange Notes warrants to purchase one-half of one share of Holdings' common stock for each share purchased through conversion ("Exchange Warrants"). The Exchange Warrants will be exercisable over a period of three years from the date of issuance, and will carry an exercise price of $6.00 per share. The shares of stock purchased through the conversion of the Exchange Notes or through the Exchange Warrants are subject to a Lockup Agreement for a one-year

                                     -F30-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 11 - SUBSEQUENT EVENTS (Continued)

period subsequent to the effective date of the Merger, unless prior written agreement from AML is obtained. As of April 30, 1999, $4,270,125 of Exchange Notes had been issued by Holdings, which replaced $3,800,000 of principal and $470,125 of accrued interest on the Notes from the Bridge Offering. The remaining holders of the Notes will not be participating in the offering of the Exchange Notes. Therefore, BrightStreet anticipates making payment on the remaining outstanding principal balances and accrued interest thereon. BrightStreet continues to be required to pay default interest on the outstanding balance of the Notes (see Note 12).

The conversion rights under the Exchange Notes provide the holders a beneficial conversion feature upon issuance in accordance with EITF D-60. A discount related to the beneficial conversion feature was ascribed to the Exchange Notes upon issuance, and is being amortized as interest expense through November 30, 1999, the date the Merger is expected to become effective. The discount related to the beneficial conversion feature for the Exchange Notes issued during the the six months ended June 30, 1999 amounted to $2,284,517, based upon a fair market value for Holdings' common stock of $2.82 per share, as determined by an independent valuation company. Amortization of the discount amounted to $1,402,434 for the six months ended June 30, 1999 and is reflected as interest expense in the accompanying statements of operations. At June 30, 1999 the unexpired portion of the discount amounted to $882,083 and has been reflected as a reduction in notes payable in the accompanying balance sheet. The effective interest rate on the Exchange Notes approximated 204% during the six-month period ended June 30, 1999. Interest incurred on the Exchange Notes, exclusive of amortization on the debt discount, amounted to $235,630 for the six months ended June 30, 1999.

On March 1, 1999, Holdings issued a convertible promissory note in the principal amount of $900,000, and paid $50,334 in accrued interest in full payment of the Founders' Note (see Note 8). The convertible promissory note accrues interest at the simple rate of 10% per annum and matures on the earlier of (i) the date on which the lender elects to exercise its conversion rights; (ii) the date on which Holdings elects to exercise its conversion rights; (iii) the one-year anniversary of the consummation of the Merger; or (iv) if the Merger has not been consummated, March 1, 2000. An affiliate of a shareholder of Holdings guaranteed the convertible promissory note, including accrued interest.
Holdings is required to pay all unpaid interest accrued on the convertible promissory note on a quarterly basis commencing on July 1, 1999. At the noteholder's option, such payments may be in cash or in shares of Holdings' common stock at a price equal to 80% of the bid price of Holdings' common stock on the interest payment due date. The noteholder may convert all or any part of the outstanding principal amount of the convertible promissory note, plus all accrued interest thereon through the date of conversion, into shares of Holdings' common stock at a conversion rate of $2.50 per share. Holdings may require the holder to convert the entire principal amount of the convertible promissory note, plus all accrued interest thereon, upon Holdings' common stock attaining certain price and volume requirements and upon the registration for resale of all shares of Holdings' common stock issuable to the holder upon such mandatory conversion of the convertible promissory note. The holder is also entitled to piggyback registration rights on any registration statement filed by Holdings subsequent to the Merger, with respect to all shares issuable upon its conversion of the convertible promissory note. As additional consideration for the agreement to cancel the Founders' Note and accept a convertible promissory note in full satisfaction of Holdings' obligations pursuant to the Founders' Note, Holdings issued a warrant to purchase 90,000 shares of Holdings' common stock at an exercise price of $2.50 per share and a warrant to purchase 90,000 shares of Holdings' common stock at an exercise price of $5.00 per share ("Founders' Warrant"). Each of these warrants may be exercised at any time prior to February 28, 2002. There are no registration rights granted with respect to any shares of Holdings' common stock issued upon the exercise of either of these warrants. An affiliate of the holder of the convertible promissory note currently owns 100,000 shares of Holdings' common stock and 100,000 shares of Holdings' preferred stock. The value ascribed to the Founders' Warrants, as determined by an independent valuation company, aggregated $175,500 and is being expensed as financing fee expense through November 30, 1999, the date the Merger is expected to become effective and conversion of the promissory note is expected to take place. Financing fee expense related to the Founders' Warrants for the six months ended June 30, 1999 amounted to $87,750 and the unexpired portion of the financing fee at June 30, 1999 was $87,750.

The conversion rights under the convertible promissory note provides the holder with a beneficial conversion feature in accordance with EITF D-60. A discount related to the beneficial conversion feature was ascribed to the convertible promissory note upon issuance, and is being amortized as interest expense through November 30, 1999, the date the Merger is expected to become effective and conversion of the promissory note is expected to take place. The discount related to the beneficial conversion feature for the convertible promissory note amounted to $115,200, based upon a fair market value for Holdings' common stock of $2.82 per share as determined by an independent valuation company. Amortization of the discount amounted to $49,162 for the six months ended June 30, 1999 and has been reflected as interest expense in the accompanying statements of operations. At June 30, 1999, the unexpired portion of the discount amounted to $66,038 and has been reflected on the balance sheet as a reduction in notes payable. The effective interest rate on the convertible promissory note approximated 30% during the six month period ended June 30, 1999.

                                     -F31-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 11 - SUBSEQUENT EVENTS (Continued)

In the first quarter of 1999, Holdings commenced a second private offering of Debentures (see Note 8). These Debentures contain the same terms as the above Debentures with the exception of having a $2.50 conversion price rather than a $2.00 conversion price. Holdings sold $6,215,000 of these Debentures through June 30, 1999.

In March and April 1999, certain holders of the Debentures from both offerings converted the principal amount of $2,600,000 and accrued interest thereon of $27,165 into 1,060,888 shares of Holdings' common stock (see Note 8).

In March and April 1999, BrightStreet granted options to acquire an aggregate of 385,000 shares of common stock to certain BrightStreet employees. Of the total options to acquire common stock granted, 245,000 vest evenly over a four-year period beginning on each employee's date of hire. The remaining 140,000 options are to vest upon BrightStreet attaining certain performance objectives.

In the first quarter of 1999, Holdings engaged Sands Brothers & Co., Ltd. ("Sands Brothers") for a one-year period as a financial advisor to Holdings, with respect to financial advisory, corporate finance and merger and acquisition matters. In consideration of such financial advisory services, Holdings paid Sands Brothers a non-refundable fee of $10,000. Holdings also granted Sands Brothers the right to act as exclusive selling agent for Holdings in a private placement of equity securities of Holdings. In connection with the private placement, Holdings paid Sands Brothers a non-refundable retainer of $20,000. Holdings subsequently terminated the agreement and discontinued using the services of Sands Brothers.


NOTE 12 - EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR'S REPORT

In June and September 1999, holders of Debentures converted the aggregate principal amount of $240,000 and accrued interest thereon of $10,443 into 114,779 shares of Holdings' common stock (see Note 8).

In the period May through September 1999, holders of Exchange Notes (see Note
11) converted principal of $2,231,156 and accrued interest of $113,756 into 1,172,456 shares of Holdings common stock and 586,232 Exchange Warrants.

In June 1999, subsequent to BrightStreet vacating its leased facility in Fairfield, Connecticut (see Note 6), BrightStreet became delinquent on its monthly rental obligations under its operating lease. Management has not paid the monthly rent required by this lease since May 1999 and is currently negotiating with the property's landlord for settlement of BrightStreet's remaining obligation under the lease agreement.

In July 1999, Holdings issued 6,138 shares of Holdings common stock at the request of the Founders' Note noteholders as payment for $30,082 of accrued interest which was due on July 1, 1999 (see Note 8).

On July 20, 1999, BrightStreet executed a new lease agreement for a facility in Mountain View, California. The lease agreement commenced on August 27, 1999 and ends August 26, 2000. Monthly rent under this lease agreement amounts to $6,472, and the agreement requires a security deposit of one month rent prior to occupancy.

In May 1999, BrightStreet entered into a termination agreement with IQ ("IQ Termination Agreement") that provided the terms in which the IQ Agreement (see
Note 7) was to terminate and detailed the conditions related to BrightStreet's intended purchase of certain assets and related contracts from IQ. The Termination Agreement provided that the IQ Agreement terminate on June 1, 1999, IQ is to release its security interests in BrightStreet's Software, and BrightStreet is to release IQ's obligation to make payments under the IQ Agreement. The Termination Agreement also provided that BrightStreet is to purchase IQ's rights under certain contracts for consideration to be paid to IQ of $100,000, and commissions of 10% of future earnings, as defined under the contracts. One-half of the consideration is to be paid to IQ by BrightStreet upon execution of the Termination Agreement with the remaining balance to be paid upon IQ's assignment of their rights under the contracts to BrightStreet. The Termination Agreement provides that BrightStreet retain the right to receive a fee of $62,500 from IQ under the terms of the Amended IQ Agreement; however, the payment of this fee is to be applied against future commissions to be earned by IQ from the contracts purchased by BrightStreet. The termination agreement also eliminated IQ's right to retain one seat on BrightStreet's Board of Directors and the director selected by IQ consequently resigned from the Board of Directors.


                                     -F32-

                           Net Value Holdings, Inc.
                         (A Development Stage Entity)
                         Notes to Financial Statements
        (Information as of June 30, 1999 and for the Six-Month Periods
                  Ended June 30, 1998 and 1999 is Unaudited)


NOTE 12 - EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR'S REPORT (Cont.)

In May, June and July 1999, BrightStreet granted options to acquire an aggregate of 108,000 shares of common stock to certain BrightStreet employees. The options to acquire common stock vest ratably over a four-year period beginning on each employee's date of hire.

In June 1999, BrightStreet failed to make the $50,000 quarterly settlement payment as required by the Amended Settlement Agreement with DMR (see Note 7). Under the terms of the Amended Settlement Agreement, in the event the Company is in default, the previously outstanding balance due to DMR prior to the execution of the Settlement Agreement will become fully due and payable and all other security and ownership interests held by DMR will remain in effect. To date, DMR has not notified management that a breach of the Amended Settlement Agreement has taken place.

Effective June 1, 1999, the President of Holdings entered into an employment agreement with Holdings. The employment agreement provides that the President will receive a specified annual salary, along with options to acquire 1,200,000 shares of the common stock of Holdings at an exercise price of $1.00 per share, of which 120,000 options vest immediately and the remaining options vest equally over a three-year period. The options may be exercised over a five year period commencing on the date the options vest. These options have an exercise price that was less than the fair market value of the common stock at the date of grant, which resulted in compensation expense of $31,000 for the six months ended June 30, 1999. As of the effective date of the President's employment agreement, Holdings discontinued payment of the monthly AML consulting fee (see
Note 11).

Pursuant to an offering by Holdings, in August and September 1999, all of the outstanding Series A Preferred Stock were exchanged at a rate of one share of Series A Preferred Stock for the equivalent of .6 of a share of Holdings common stock (the "Preferred Exchange").

As part of a step transaction to obtain an ownership interest in three unrelated Internet companies, Holdings entered into a letter of intent on May 28, 1999 with Strategicus Partners Inc. ("Strategicus") and a principal of Strategicus ("Principal"), whereby Holdings intended to acquire all of the common stock of Strategicus in exchange for shares of common and Convertible Preferred Stock ("Strategicus Merger"). Strategicus was an Oregon corporation that was formed in August 1998, was in the process of developing Internet operations of its own, and which had the opportunity to consummate transactions in two other Internet companies which Holdings desired to obtain. Under the terms of the agreement and as part of a step transaction, Holdings entered into a loan agreement with Strategicus. The loan permitted Strategicus to borrow a maximum amount of $2,000,000 on a revolving credit basis, had a maturity date of July 30, 1999, and earned simple interest at the rate of 10% per annum. The funds loaned to Strategicus under the loan agreement amounted to $1,555,000, of which $310,000 was then loaned by Strategicus to its Principal. The loan to the Principal bears simple interest at 9%, and is to be forgiven subject to the Principal remaining an employee of Holdings through May 2000. Of the remaining amounts loaned to Strategicus, $1,000,000 was used to acquire a 12% interest in AsiaCD, Inc., $100,000 was used to acquire an initial 14% interest in College411.com, Inc., and the balance utilized to pay professional fees related to the Strategicus Merger and fund certain operating expenses. In connection with the acquisitions, Strategicus also received warrants to acquire additional shares of AsiaCD, Inc. and College411.com, Inc. common stock for aggregate purchase prices of $300,000 and $150,000, respectively. In September 1999 the Company exercised the College411.com, Inc. warrant, and as a result, Strategicus ownership interest in College411.com then increased to approximately 29%. Holding's also loaned $267,000 to a Strategicus shareholder. This loan bears simple interest at a rate of 9% and is to be forgiven ratably over a three-year period which is equivalent to the period of the shareholder's consulting agreement with Holdings. At June 30, 1999, $630,000 of proceeds had been loaned to Strategicus, and the related interest receivable was $4,162.

The Strategicus Merger agreement was signed on June 21, 1999, and the merger was consummated on July 30, 1999. In connection with the Strategicus Merger, the Principal and three other Strategicus shareholders signed employment or consulting agreements with Holdings. The employment and consulting agreements provide for specified compensation. In accordance with the merger agreement, as amended, the Principal and the remaining three shareholders of Strategicus collectively received 601,029 shares of Holdings common stock and 184,627 shares of Convertible Preferred stock as initial consideration. In August 1999, the shares of Convertible Preferred Stock were converted into 110,776 shares of Holdings common stock in accordance with the Preferred Exchange. Additionally, the Principal received 1,641,310 shares of Holdings' common stock and 504,187 shares of Convertible Preferred Stock, and the three remaining shareholders each received 1,760,763 shares of Holdings common stock and 540,882 shares of Convertible Preferred Stock as additional consideration. The additional consideration was to vest over the periods of their

                                     -F33-

NOTE 12 - EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR'S REPORT (Cont.)

respective consulting and employment contracts. The shares of Convertible Preferred Stock received as additional consideration were exchanged in August 1999 for shares of common stock in accordance with the Preferred Exchange. The Principal retained the shares of common stock received in the Preferred Exchange, however, the three remaining Strategicus shareholders subsequently agreed to exchange all of their unvested shares of common stock received as additional consideration for options to acquire an identical number of shares of common stock in Holdings at an exercise price of $1.00 per share. These agreements are subject to the approval of the shareholders of Holdings. The additional consideration vests over a 48-month period.

In September 1999, Holdings entered into a three-year employment agreement with its chief operating officer ("COO"). In accordance with the employment agreement, the COO is to receive a salary at a specified amount and options to purchase 900,000 shares of Holdings common stock at an exercise price of $1.00 per share. The options may be exercised over a five year period. In order to facilitate Holdings granting the COO these options, the President and three former shareholders of Strategicus each agreed to the cancellation of their options to purchase 180,000 shares of Holdings common. In addition, the Principal agreed to the cancellation of 180,000 shares of his Holdings common stock..

In September 1999, Holdings entered into a convertible preferred stock purchase agreement with certain investors ("Preferred Agreement") to raise a maximum of $5,000,000. Under the Preferred Agreement, investors purchased an aggregate of 4,824 shares of Holdings Series B convertible preferred stock ("Series B Shares"), with a liquidation preference of $1,000 per share, and related warrants (the "Series B Warrants"). The Series B Shares are convertible into Holdings common stock at a conversion price equal to the lower of the average closing bid price of the Holdings common stock for a five-day period prior to the closing date, provided that the Conversion Price shall not be below $2.50 ("Conversion Price"). The holders of the Series B Shares have the right, on a one-time basis, to elect to reset the Conversion Price within one year after the date of the registration statement that registers the shares of Holdings common stock, underlying the Series B Shares and the Series B Warrants, is declared effective by the U.S. Securities and Exchange Commission (the "Effective Date"). The reset Conversion Price is to be based on the average closing bid price of the Holdings common stock for a two-day period immediately preceding the receipt by Holdings of the holders' notice of exercise of their reset option. The Series B Shares may not be converted by the holder until the earlier of 180 days from the closing date and 20 days after the Effective Date and shall automatically convert on the third anniversary of the Effective Date. However, the automatic conversion date may be extended in certain circumstances. The Series B Shares bear a dividend rate of 5% per annum, which may increase to 10% per annum in the event the closing bid price of Holdings common stock falls below $2.50 for a period of ten consecutive trading days. The dividend rate may then be reinstated at 5% if the closing bid price of the common stock exceeds $2.50 for a period of five consecutive trading days. The Series B warrants are exercisable at prices equivalent to a range between 110% to 140% of the Conversion Price for a period of five years from the closing date, however, Holdings may terminate the Series B Warrants upon 20 days notice if the closing bid price of the common stock exceeds 150% of the purchase price for the preceding 20 days. The Series B Warrants are exercisable into 295,040 shares of common stock pursuant to the terms of the Preferred Agreement. The shares of common stock to be issued upon the conversion of the Series B Shares or upon the exercise of the Series B Warrants have registration rights. Holdings has the right to redeem the Series B Shares at any time for an amount equivalent to 120% of the liquidation preference plus accrued and unpaid dividends.

In September 1999, a second lawsuit was filed (see Note 7) against the Company claiming that the process used by the Company's products to distribute online promotions infringes upon an existing patent. Management and the Company's patent attorneys are reviewing the filing, but are currently unable to assess the merits of this lawsuit, or determine the amount, if any, of damages that may result.

In September 1999, Holdings issued 4,000 shares of Holdings common stock as consideration for Golden Eagle releasing the Golden Eagle Lien (see Note 8).

In September 1999, the Company issued 3,750 shares of Holdings common stock to a former employee as consideration for entering into a settlement agreement regarding his employment with the Company.

In September 1999, the Company issued 6,250 shares of Holdings common stock to two consultants in exchange for consulting services rendered.


                                     -F34-

NOTE 12 - EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR'S REPORT (Cont.)

The Company intends to file a registration statement with the SEC to register shares of Holdings' common stock previously issued to certain shareholders. The Company is obligated to issue an aggregate of 20,000 shares of its common stock to two such shareholders for failing to meet an agreed-upon deadline for the filing.

In October 1999, Holdings agreed to issue a total of 676,374 shares of common stock at a price of $1.00 per share in exchange for future consulting services to two entities that are affiliated with a consultant that is to provide future investment banking services to the Company. The services are to be provided over a three year period, and the Company will recognize consulting fee expense, amounting to the difference between the fair market value and the purchase price, ratably over the three year period. These entities also invested $1,324,000 in the private placement offering of Series B shares.

In September 1999, the Company agreed to acquire convertible preferred stock in Asset Exchange, Inc., a development stage company intending to provide banks and other financial institutions with an Internet-based service, which allows them to more efficiently trade loan portfolio assets. The purchase price of the convertible preferred stock of Asset Exchange, Inc. was $420,000. If this preferred stock is converted, the Company would own approximately 20% of Asset Exchange, Inc.. The Company has the right to convert the preferred stock at any time. The conversion price is subject to adjustment in the event the capital structure of Asset Exchange, Inc. is modified.

                                     -F35-